Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AND SECURITY AGREEMENT

among

GBDC 4 FUNDING III LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BNP PARIBAS,
as Administrative Agent,

GOLUB CAPITAL BDC 4, INC.,
as Equityholder and as Servicer,

EACH OF THE SECURITIZATION SUBSIDIARIES FROM TIME TO TIME PARTIES HERETO,

and

COMPUTERSHARE TRUST COMPANY, N.A.
as Collateral Agent

Dated as of August 15, 2024

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY. ALL ADVANCES ARE DISCRETIONARY ON THE PART OF THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION EXCEPT AS SET FORTH IN THE PROVISO TO THE DEFINITION OF “MAXIMUM FACILITY AMOUNT.”

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Loan Parties	91
Section 4.02	Representations and Warranties of the Servicer	95
Section 4.03	Representations and Warranties of the Equityholder	97

ARTICLE V

COVENANTS

Section 5.01	Affirmative Covenants of the Loan Parties	99
Section 5.02	Covenants of the Servicer	102
Section 5.03	Negative Covenants of each Loan Party	105
Section 5.04	Covenants of the Equityholder	108
Section 5.05	Certain Undertakings Relating to Separateness	109

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	111
ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01	Grant of Security	114
Section 7.02	Release of Security Interest	115
Section 7.03	Rights and Remedies	116
Section 7.04	Option to Purchase Collateral	119
Section 7.05	Remedies Cumulative	120
Section 7.06	Related Documents	120
Section 7.07	Loan Parties Remains Liable	121
Section 7.08	Protection of Collateral	121

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01	Collection of Money	122
Section 8.02	Collateral Account and Collection Account	122
Section 8.03	Payment Account	124
Section 8.04	The Revolving Reserve Account and Eligible Currency Reserve Accounts; Fundings	124

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SCHEDULES

Schedule 1	Individual Lender Maximum Funding Amounts and Percentages
Schedule 2	S&P Industry Classifications
Schedule 3	Initial Collateral Loans
Schedule 4	Moody’s Industry Classifications
Schedule 5	Notice Information
Schedule 6	Authorized Signatories
Schedule 7	Diversity Score
Schedule 8	[Reserved.]
Schedule 9	Initial Asset List
Schedule 10	Cumulative Compounded SONIA Rate
Schedule 11	Daily Non-Cumulative Compounded SARON Rate
Schedule 12	Cumulative Compounded SARON Rate
Schedule 13	Transaction Summary

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Securitization Subsidiary Joinder
Exhibit F	Agreed-Upon Procedures
Exhibit G	[Reserved.]
Exhibit H	Form of Data Report
Exhibit I	Form of Approval Request
Exhibit J	Form of Website Certification

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REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of August 15, 2024, among GBDC 4 FUNDING III LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, BNP PARIBAS (“BNP”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), GOLUB CAPITAL BDC 4, INC., a Maryland corporation, as equityholder (in such capacity, together with its successors and permitted assigns in such capacity, the “Equityholder”) and as servicer (in such capacity, the “Servicer”), the SECURITIZATION SUBSIDIARIES from time to time party hereto, and COMPUTERSHARE TRUST COMPANY, N.A. (“Computershare”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01  Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means (i) that certain Account Control Agreement, dated as of the Closing Date, among the Borrower, the Collateral Agent and Computershare, as Securities Intermediary, which agreement relates to the Covered Accounts and (ii) each Account Control Agreement among the applicable Securitization Subsidiary, the Collateral Agent and the Securities Intermediary.

“Adjusted Cumulative Compounded SARON” means for any Interest Accrual Period, with respect to any CHF Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the sum of (x) the Cumulative Compounded SARON Rate as of the SARON Reporting Day and (y) the Baseline CAS. If the calculation of Adjusted Cumulative Compounded SARON results in a rate of less than zero (0), Adjusted Cumulative Compounded SARON shall be deemed to be zero (0) for all purposes hereunder.

“Adjusted Cumulative Compounded SONIA” means for any Interest Accrual Period, with respect to any GBP Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the sum of (x) the Cumulative Compounded SONIA Rate as of the SONIA Reporting Day and (y) the Baseline CAS. If the calculation of Adjusted Cumulative Compounded SONIA results in a rate of less than zero (0), Adjusted Cumulative Compounded SONIA shall be deemed to be zero (0) for all purposes hereunder.

“Adjusted Non-Cumulative Compounded SARON” means for any Interest Accrual Period, with respect to any CHF Advance (or portion thereof), the rate per annum (carried out to the fourth decimal place) equal to the rate determined by the Administrative Agent to be the sum of (x) the Daily Non-Cumulative Compounded SARON Rate as of the SARON Reporting Day and (y) the Baseline CAS. If the calculation of Adjusted Non-Cumulative Compounded SARON results in a rate of less than zero (0), Adjusted Non-Cumulative Compounded SARON shall be deemed to be zero (0) for all purposes hereunder.

“Adjusted Principal Balance” means, for any Eligible Collateral Loan, as of any date of determination, an amount equal to the Loan Value of such Eligible Collateral Loan as of such date multiplied by the Principal Balance of such Eligible Collateral Loan as of such date; provided that, the parties hereby agree that the Adjusted Principal Balance of any Ineligible Collateral Loan as of such date of determination shall be zero.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Administrative Agent, the Structuring Agent, the Borrower and the Servicer, as amended or supplemented from time to time.

“Administrative Expense Cap” means, for any Payment Date, an amount not to exceed $300,000 for any twelve (12) month period.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a)                    first, on a pro rata basis, to the Collateral Agent, the Custodian and the Securities Intermediary, any amounts and indemnities payable to such entities pursuant to the Facility Documents;

(b)                   second, to the Reporting Agent and any other service provider engaged to assist with the Transparency Reports;

(c)                   third, to the Administrative Agent to pay all fees, expenses and indemnities of the Administrative Agent under the Facility Documents;

(d)                   fourth, to any Lender to pay any expenses and indemnities of such Lender under the Facility Documents;

(e)                    fifth, on a pro rata basis, to:

(i)            the independent accountants, agents (other than the Servicer) and outside counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents and to the Independent Manager of the Borrower for its fees and expenses incurred in acting in such capacity;

(ii)            to any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan; and

(f)                     sixth, to the Servicer to pay any expenses (excluding the Servicing Fee) of the Servicer under the Facility Documents.

“Advance” means each loan advanced by the Lenders to the Borrower on a Borrowing Date pursuant to Article II.

“Advance Rate” means, with respect to any Collateral Loan, the percentage set forth in the below table corresponding to the Loan Type and Loan Class of such Collateral Loan, subject to the exceptions and adjustments set forth immediately following such table, in each case as determined on the Cut-Off Date for such Collateral Loan:

Loan Type	Loan Class	Advance Rate
First Lien Loans that are not Recurring Revenue Loans	Class 1 Loans	75.0%
	Class 1A Loans	70.0%
	Class 2 Loans	70.0%
	Class 2A Loans	65.0%
	Class 3 Loans	68.0%
	Class 3A Loans	60.0%
	Class 4 Loans	63.0%
	Class 4A Loans	55.0%
	Class 5 Loans	60.0%
First Lien Last Out Loans	Class 1 Loans	55.0%
	Class 1A Loans	60.0%
	Class 2 Loans	55.0%
	Class 2A Loans	55.0%
	Class 3 Loans	55.0%
	Class 3A Loans	50.0%
	Class 4 Loans	55.0%
	Class 4A Loans	45.0%
	Class 5 Loans	55.0%
Second Lien Loans	Class 1 Loans	45.0%
	Class 1A Loans	40.0%
	Class 2 Loans	45.0%
	Class 2A Loans	40.0%
	Class 3 Loans	45.0%
	Class 3A Loans	40.0%
	Class 4 Loans	35.0%
	Class 4A Loans	35.0%
	Class 5 Loans	30.0%

Notwithstanding the percentages set forth in the preceding table:

(a)                   if, as of the related Cut-Off Date, such Collateral Loan is a First Lien Loan that is a Recurring Revenue Loan, the Administrative Agent will assign an Advance Rate in its sole discretion as of such Cut-Off Date;

(b)                   any First Lien Last Out Loans with a First Out Leverage greater than 2.00:1.00 as of the related Cut-Off Date will be assigned the percentages set forth in the preceding table corresponding to Second Lien Loans of the Loan Class applicable to such Collateral Loan;

(c)                   the Advance Rate of any First Lien Last Out Loans, or First Lien Loans that are not Recurring Revenue Loans, with a Senior Net Leverage Ratio exceeding the First Lien Senior Leverage Cut-Off as of the related Cut-Off Date will be a blended rate, calculated as follows:

(i)            the portion of such First Lien Loan or First Lien Last Out Loan up to the First Lien Senior Leverage Cut-Off will be assigned the percentage set forth in the preceding table corresponding to First Lien Loans of the Loan Class applicable to such Collateral Loan;

(ii)            the portion of such First Lien Loan or First Lien Last Out Loan above the First Lien Senior Leverage Cut-Off up to the First Lien Senior Leverage Cap will be assigned the percentage set forth in the preceding table corresponding to Second Lien Loans of the Loan Class applicable to such Collateral Loan; and

(iii)            the portion of such First Lien Loan or First Lien Last Out Loan above the First Lien Senior Leverage Cap will be assigned an Advance Rate of zero;

(d)                   portions of First Lien Loans or First Lien Last Out Loans assigned a percentage set forth in the preceding table corresponding to Second Lien Loans will be treated as First Lien Loans or First Lien Last Out Loans, respectively, and not be treated as Second Lien Loans for all other purposes hereunder, including for purposes of calculating Concentration Limitations; and

(e)                   if, as of the related Cut-Off Date, such Collateral Loan is a Cap Adjusted Loan, the Administrative Agent may further increase its Advance Rate in its sole discretion

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person at any time, another Person Controlling, Controlled by or under common Control with such referenced Person but which shall not, with respect to a Loan Party, include the obligors under any Collateral Loan; provided that (a) an obligor will not be considered an “Affiliate” of any other obligor solely due to the fact that each such obligor is under the control of the same financial sponsor and (b) obligors in respect of Collateral Loans shall be deemed not to be “Affiliates” if they have distinct corporate family ratings and/or distinct issuer credit ratings.

“Agent” or “Agents” means the Administrative Agent and the Collateral Agent, collectively or individually, as the context requires.

“Aggregate Adjusted Collateral Balance” means, as of any date of determination, an amount equal to the sum of the Dollar Equivalent of the Adjusted Principal Balances of all Collateral Loans in the Collateral (including each potential Collateral Loan that a Loan Party has entered into a binding commitment to purchase that has not yet settled) on such date, after giving effect to all Collateral Loans added to and removed from the Collateral on such date.

“Aggregate Funded Spread” means, as of any date of determination:

(a) in the case of each Floating Rate Loan (excluding any Floor Loan) that bears interest at a spread over an index, (i) the stated interest rate spread (including any applicable spread adjustments thereto and not including any portion of the spread not being paid in cash as of such date of determination) on such Floating Rate Loan above such index (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Loan; and

(b) in the case of each Floor Loan, (i) the specified “floor” rate above the applicable index of such Floor Loan multiplied by (ii) the Principal Balance of each such Collateral Loan.

“Aggregate Net Collateral Balance” means, as of any date of determination, the Aggregate Adjusted Collateral Balance minus the Excess Concentration Amount, in each case, as of such date of determination.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Unfunded Spread” means, as of any date of determination, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan (other than Defaulted Collateral Loans), the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Revolving Credit and Security Agreement, as amended restated, supplemented or otherwise modified from time to time.

“Anti-Money Laundering Laws” means any applicable anti-money laundering laws, rules or regulations (including the United States Foreign Corrupt Practices Act of 1977 and the Patriot Act, each as amended), including those applicable to (i) payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws; (ii) the funding or facilitation of any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable anti-money laundering laws, rules or regulations.

“Applicable Index” means, with respect to (a) Dollar Advances, Term SOFR, (b) with respect to GBP Advances, Adjusted Cumulative Compounded SONIA, (c) with respect to Euro Advances, EURIBOR, (d) with respect to AUD Advances, BBSW, (e) with respect to CAD Advances, Term CORRA, (f) with respect to CHF Advances, Adjusted Non-Cumulative Compounded SARON, (g) with respect to SEK Advances, STIBOR, and (h) with respect to NOK Advances, NIBOR or, in each case, any other successor index pursuant to the terms of this Agreement.

“Applicable Law” means, for any Person, any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.

“Appraisal” means an appraisal or valuation of a Collateral Loan that is conducted by an Approved Valuation Firm, which may be in the form of an update or reaffirmation by an Approved Valuation Firm of an appraisal or valuation previously performed by such Approved Valuation Firm or another Approved Valuation Firm.

“Approval Request” has the meaning specified in Section 2.02 hereof.

“Approved List” has the meaning specified in Section 2.02 hereof.

“Approved Valuation Firm” means Lincoln International LLC (f/k/a Lincoln Partners LLC), Valuation Research Corporation, Alvarez & Marsal, Duff & Phelps, Houlihan Lokey, Murray, Devine & Co., FTI Consulting and any appraisal or valuation firm providing such service to the Servicer; provided that any independent appraisal or valuation firm or independent financial advisor recognized as being experienced in conducting valuations of secured loans may be added as an “Approved Valuation Firm” with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Asset Information” means, with respect to any Obligor, in each case to the extent available to a Loan Party and subject to any confidentiality obligations or any redactions required by the Servicer’s internal policies and procedures (it being understood that to the extent any of the information described in any of the following is contained in the Servicer’s internal credit memo described in clause (d) below, such information need not be separately represented by any document or file and shall for all purposes of this Agreement be deemed delivered upon delivery of such internal credit memo): (a) the legal name of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, (c) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available), (d) the Servicer’s internal credit memo with respect to such Obligor and the related Collateral Loan, (e) the informational memorandum, offering memorandum or similar document, if any, issued by the bookrunner or the administrative agent for such Obligor and relating to such Collateral Loan, (f) details of any banking facilities and the debt maturity schedule of such Obligor, and (g) a copy of the related credit agreement (which may be a draft) specifying the terms and governing the repayment of such Collateral Loan.

“Asset List” has the meaning specified in Section 2.02(a).

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“AUD Advances” means Advances made in Australian Dollars.

“AUP Report Date” has the meaning assigned to such term in Section 8.09.

“Australian Dollars” means the lawful currency of Australia.

“Available Currency” means, at any time, any of Dollars, Pounds Sterling, Euros, Australian Dollars, Canadian Dollars, Norwegian Krone, Swiss Francs or Swedish Krona and, with the prior written consent of the Administrative Agent and prior notice to the Collateral Agent and the Securities Intermediary, any other currency, so long as, in respect of any such specified currency, it is available to the Collateral Agent and the Securities Intermediary and at such time no central bank or other governmental authorization in the country of issue of such currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such currency by any Lender for making any Advance hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Available Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to Section 2.18(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union (as amended or re-enacted) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). For the purposes of this definition, a reference to “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq., or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Baseline CAS” means, with respect to any CHF Advance, a credit spread agreed to in writing between the Borrower and Administrative Agent on or prior to the date of the first CHF Advance under this Agreement.

“BBSW” means, for any date of determination, with respect to any AUD Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the average offered rate that appears on the Reuters Screen BBSW Page (or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service) at approximately 10:00 a.m. (Sydney time) two (2) Business Days prior to the beginning of such Collection Period for Australian Dollar bills of exchange with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, “BBSW” with respect to any AUD Advance shall be the mid of the bid and ask rates at which Australian Dollar bills of exchange of AUD5,000,000 and for a three-month maturity are quoted or would have been quoted by the principal Sydney office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent at approximately 10:00 a.m. (Sydney time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. BBSW shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Benchmark” means, initially, each of the Applicable Indices; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to an Applicable Index or a then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Available Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Available Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Available Currency:

(a)                   in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)                   in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c)                   in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. New York City time on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Available Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)                   a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)                   a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Available Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)                   a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Available Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.18.

“BNP” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the amounts in the Principal Collection Subaccount, (ii) the Dollar Equivalent of the amounts in the Eligible Currency Accounts representing Principal Proceeds, (iii) the amounts in the Payment Account, and (iv) an amount equal to the product of (x) the Weighted Average Advance Rate as of such date, (y) the Aggregate Net Collateral Balance as of such date and (z) the Portfolio Advance Rate Adjustment as of such date. For the avoidance of doubt, any asset owned by a Securitization Subsidiary which has closed a Securitization and has been released from all Facility Documents will not be included in the calculation of the Borrowing Base.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.

“Borrowing Date” means the date of an Advance.

“Broadly Syndicated Loan” means a Collateral Loan that, as of the related Cut-Off Date, (a) is a syndicated commercial loan, (b) has a tranche size (including both funded and unfunded portions of such obligation and pari passu obligations) of the Dollar Equivalent of $250,000,000 or greater (without consideration of reductions thereon from scheduled amortization payments), and (c) is rated (or will be rated) by S&P, Moody’s or Fitch (or the related Obligor for such Collateral Loan is rated by S&P, Moody’s or Fitch).

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the offices of the Collateral Agent are located are authorized or required by law to close; (b) if such day relates to any interest rate setting as to an Advance of Available Currencies (other than a GBP Advance or a CHF Advance), any day on which banks are not open for dealings, as applicable, (i) in Euro deposits in the Euro-zone interbank market, (ii) in Canadian Dollar deposits in the Toronto interbank market, (iii) in Australian Dollar deposits in the Sydney interbank market, (iv) in New Zealand Dollar deposits in the Wellington and Auckland interbank markets, (v) in Swedish Krone deposits in the Stockholm interbank market; (vi) in Norwegian Krone deposits in the Oslo interbank market, (c) if such day relates to a GBP Advance or CHF Advance, a day that is not an RFR Banking Day and (d) if such day relates to a Dollar Advance, a day that is not a U.S. Government Securities Business Day.

“CAD Advance” means an Advance denominated in Canadian Dollars.

“Canadian Dollars” means the lawful currency of Canada.

“Cap Adjusted Loan” means a Class 1 Loan, a Class 1A Loan, a Class 2 Loan or a Class 2A Loan that the Administrative Agent, in consultation with the Borrower, has determined shall be subject to an increased First Lien Senior Leverage Cap when calculating its Advance Rate as of the Cut-Off Date, including a Collateral Loan meeting all of the following criteria:

(a)                   with respect to any Collateral Loan to an Obligor Domiciled in the United States or Canada:

(i)            the relevant Obligor of such Collateral Loan has trailing twelve month EBITDA of greater than the Dollar Equivalent of $50,000,000 as of the Cut-Off Date of such Collateral Loan;

(ii)           the relevant Obligor of such Collateral Loan had trailing 12-month revenue of greater than the Dollar Equivalent of $100,000,000;

(iii)          such Collateral Loan has a loan-to-value ratio (as determined by the Servicer) of less than 50%; and

(iv)          the Debt Service Coverage Ratio of the Obligor of such Collateral Loan is greater than 2.00:1.00; and

(b)                   with respect to any Collateral Loan to an Obligor Domiciled in a country other than the United States or Canada:

(i)            the relevant Obligor of such Collateral Loan had cash equity (as a percentage of enterprise value) (as determined by the Servicer) greater than 50%;

(ii)           the relevant Obligor of such Collateral Loan is (x) owned by one or more private equity sponsored entities and (y) in the healthcare or software industries;

(iii)          the relevant Obligor of such Collateral Loan has trailing twelve month EBITDA of greater than €50,000,000 as of the Cut-Off Date of such Collateral Loan; and

(iv)          if such Collateral Loan is not a public bond or Broadly Syndicated Loan, has a deleveraging maintenance covenant in the Related Documents.

“Cash” means Dollars and each other Available Currency immediately available on the day in question.

“Cash Sweep Event” means, on any Business Day, an event that shall occur if a Cash Trap Event has occurred and is continuing for more than 10 consecutive Business Days.

“Cash Trap Event” means, on any Business Day, an event that shall occur if the OC Ratio is less than 1.00:1.00.

“Central Bank Rate” means (i) with respect to a GBP Advance, the SONIA Administrator’s “Bank Rate” as published by SONIA Administrator from time to time and (ii) with respect to a CHF Advance, the policy rate of the Swiss National Bank as published by the Swiss National Bank from time to time.

“Central Bank Rate Adjustment” means, (i) with respect to a GBP Advance and the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 percent trimmed arithmetic mean (calculated by the Administrative Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SONIA is available and (ii) with respect to a CHF Advance, and the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 percent trimmed arithmetic mean (calculated by the Administrative Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SARON is available.

“Central Bank Rate Spread” means, with respect to any RFR Banking Day, the difference (expressed as a percentage rate per annum) (calculated by the Administrative Agent) between: (i) SONIA for that RFR Banking Day; and (ii) the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, (y) the Securitisation Regulation and all rules promulgated thereunder and (z) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Change of Control” means an event or series of events by which (A) the Equityholder ceases, directly or indirectly, to own and control legally and beneficially all of the limited liability company membership interests of the Borrower, (B) the management agreement between GC Advisors LLC and Golub Capital BDC 4, Inc. (or any successor or surviving entity thereof) shall fail to be in full force and effect, or (C) the failure of the Borrower to own 100% of the equity interests of any Securitization Subsidiary.

“CHF Advances” means Advances made in Swiss Francs.

“Class” means the Class 1 Advances, the Class 1A Advances, the Class 2 Advances, the Class 2A Advances, the Class 3 Advances, the Class 3A Advances, the Class 4 Advances, the Class 4A Advances or the Class 5 Advances, as the context requires.

“Class 1” means, at any time, all Class 1 Loans at such time.

“Class 1 Advance” means each Advance allocated to Class 1 pursuant to, and in accordance with, this Agreement.

“Class 1 Loan” means any Collateral Loan that (a) the related Obligor is Domiciled in the United States or Canada, (b) has a tranche size of at least the Dollar Equivalent of $250,000,000 (without consideration of reductions thereon from scheduled amortization payments), and (c) is rated by S&P, Moody’s or Fitch (or the related Obligor for such Collateral Loan is rated by S&P, Moody’s or Fitch) provided that if a Collateral Loan does not have a rating from S&P, Moody’s, or Fitch as of the applicable Cut-Off Date, and upon receipt of such rating, such Collateral Loan would be a Class 1A Loan or Class 1 Loan, such Collateral Loan shall be reclassified for all purposes hereunder as such (including for purposes of the Advance Rate) upon such receipt.

“Class 1A” means, at any time, all Class 1A Loans at such time.

“Class 1A Advance” means each Advance allocated to Class 1A pursuant to, and in accordance with, this Agreement.

“Class 1A Loan” means any Collateral Loan that (a) the related Obligor is not Domiciled in the United States or Canada, (b) has a tranche size of at least the Euro Equivalent of €250,000,000 (without consideration of reductions thereon from scheduled amortization payments), and (c) is rated by S&P, Moody’s or Fitch (or the related Obligor for such Collateral Loan is rated by S&P, Moody’s or Fitch) provided that if a Collateral Loan does not have a rating from S&P, Moody’s, or Fitch as of the applicable Cut-Off Date, and upon receipt of such rating, such Collateral Loan would be a Class 1A Loan or Class 1 Loan, such Collateral Loan shall be reclassified for all purposes hereunder as such (including for purposes of the Advance Rate) upon such receipt.

“Class 2” means, at any time, all Class 2 Loans at such time.

“Class 2 Advance” means each Advance allocated to Class 2 pursuant to, and in accordance with, this Agreement.

“Class 2 Loan” means any Collateral Loan (a) with respect to which the related Obligor is Domiciled in the United States or Canada, (b) that is not a Class 1 Loan and (c) the relevant Obligor of which has trailing twelve month EBITDA of at least the Dollar Equivalent of $35,000,000 as of the Cut-Off Date of such Collateral Loan.

“Class 2A” means, at any time, all Class 2A Loans at such time.

“Class 2A Advance” means each Advance allocated to Class 2A pursuant to, and in accordance with, this Agreement.

“Class 2A Loan” means any Collateral Loan (a) with respect to which the related Obligor is not Domiciled in the United States or Canada, (b) that is not a Class 1A Loan and (c) the relevant Obligor of which has trailing twelve month EBITDA of at least the Euro Equivalent of €50,000,000 as of the Cut-Off Date of such Collateral Loan.

“Class 3” means, at any time, all Class 3 Loans at such time.

“Class 3 Advance” means each Advance allocated to Class 3 pursuant to, and in accordance with, this Agreement.

“Class 3 Loan” means any Collateral Loan (a) with respect to which the related Obligor is Domiciled in the United States or Canada, (b) that is not a Class 1 Loan or Class 2 Loan and (c) the relevant Obligor of which has trailing twelve month EBITDA of at least the Dollar Equivalent of $25,000,000 as of the Cut-Off Date of such Collateral Loan.

“Class 3A” means, at any time, all Class 3A Loans at such time.

“Class 3A Advance” means each Advance allocated to Class 3A pursuant to, and in accordance with, this Agreement.

“Class 3A Loan” means any Collateral Loan (a) with respect to which the related Obligor is not Domiciled in the United States or Canada, (b) that is not a Class 1A Loan or Class 2A Loan and (c) the relevant Obligor of which has trailing twelve month EBITDA of at least the Euro Equivalent of €10,000,000 as of the Cut-Off Date of such Collateral Loan.

“Class 4” means, at any time, all Class 4 Loans at such time.

“Class 4 Advance” means each Advance allocated to Class 4 pursuant to, and in accordance with, this Agreement.

“Class 4 Loan” means any Collateral Loan (a) with respect to which the related Obligor is Domiciled in the United States or Canada, (b) that is not a Class 1 Loan, Class 2 Loan or Class 3 Loan and (c) the relevant Obligor of which has trailing twelve month EBITDA of at least the Dollar Equivalent of $10,000,000 as of the Cut-Off Date of such Collateral Loan.

“Class 4A” means, at any time, all Class 4A Loans at such time.

“Class 4A Advance” means each Advance allocated to Class 4A pursuant to, and in accordance with, this Agreement.

“Class 4A Loan” means any Collateral Loan (a) with respect to which the related Obligor is not Domiciled in the United States or Canada, (b) that is not a Class 1A Loan, Class 2A Loan or Class 3A Loan and (c) the relevant Obligor of which has trailing twelve month EBITDA of less than the Euro Equivalent of €10,000,000 as of the Cut-Off Date of such Collateral Loan.

“Class 5” means, at any time, all Class 5 Loans at such time.

“Class 5 Advance” means each Advance allocated to Class 5 pursuant to, and in accordance with, this Agreement.

“Class 5 Loan” means any Collateral Loan that is not a Class 1 Loan, Class 1A Loan, Class 2 Loan, Class 2A Loan, Class 3 Loan, Class 3A Loan, Class 4 Loan or Class 4A Loan.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means August 15, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the Collateral Portfolio and each Securitization Subsidiary Collateral Portfolio.

“Collateral Account” has the meaning assigned to such term in Section 8.02(a)(i).

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter between the Collateral Agent and the Borrower setting forth the fees and other amounts payable by the Borrower to the Collateral Agent under the Facility Documents, in connection with the transactions contemplated by this Agreement.

“Collateral Loan” means a loan, debt obligation, debt security or participation therein acquired by a Loan Party.

“Collateral Loan Buy Confirmation” means with respect to any Collateral Loan acquired from a third party, documentation evidencing, in reasonable detail, the related Loan Party’s acquisition of such Collateral Loan, and which shall identify at least the obligor, price and the Principal Balance of such Collateral Loan.

“Collateral Portfolio” has the meaning assigned to such term in Section 7.01(a).

“Collateral Quality Test” means a test that is satisfied as of any Business Day on or after the Closing Date if, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase, funding or sale of a Collateral Loan, both owned and proposed to be owned or sold) by the Loan Parties satisfy (or in relation to a proposed purchase, sale or funding after the Closing Date, if not in compliance, maintain or improve after giving effect to any purchase or funding effected on any such Business Day) (i) the Maximum Weighted Average Life Test and (ii) the Minimum Weighted Average Spread Test, each as calculated in accordance with Section 1.04.

“Collection Account” has the meaning assigned to such term in Section 8.02(a)(ii) and includes the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date; provided that the final Collection Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Loan Parties from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Loan Parties under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Computershare” has the meaning assigned to such term in the introduction to this Agreement.

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Eligible Collateral Loans owned by the Loan Parties, unless a waiver is provided in writing by the Administrative Agent specifying the agreed treatment of such Collateral Loan or Concentration Limitation:

(a)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are First Lien Last Out Loans or Second Lien Loans may not exceed 20% of the Maximum Portfolio Amount;

(b)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are Second Lien Loans may not exceed 5% of the Maximum Portfolio Amount;

(c)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans (other than Recurring Revenue Loans) that are incurred by Obligors with trailing twelve month EBITDA of less than $15,000,000 as of the related Cut-Off Date may not exceed 20% of the Maximum Portfolio Amount;

(d)                  the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are both Middle Market Loans and Cov-Lite Loans may not exceed 15% of the Maximum Portfolio Amount;

(e)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are denominated in a currency other than Dollars may not exceed 30% of the Maximum Portfolio Amount;

(f)                    the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans incurred by an Obligor Domiciled in a country other than the United States may not exceed 30% of the Maximum Portfolio Amount;

(g)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are Fixed Rate Loans may not exceed 5% of the Maximum Portfolio Amount;

(h)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are Revolving Collateral Loans or Delayed Drawdown Collateral Loans may not exceed 5% of the Maximum Portfolio Amount;

(i)                    the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are issued by any Obligor and its Affiliates may not exceed 5% of the Maximum Portfolio Amount, except that the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans issued by the three (3) largest Obligors may be up to 7.5%, 5% and 5% of the Maximum Portfolio Amount, respectively;

(j)                    the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are issued by Obligors and their Affiliates that belong to any single S&P Industry Classification may not exceed 10% of the Maximum Portfolio Amount, except that (i) the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans with Obligors and their Affiliates in the largest S&P Industry Classification may be up to 30% of the Maximum Portfolio Amount and (ii) the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans with Obligors and their Affiliates in the second largest S&P Industry Classification may be up to 20% of the Maximum Portfolio Amount;

(k)                   the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are PIK Loans that do not require a current cash interest payment at a rate of at least 1.00% per annum above the applicable index (if any) at the time of its acquisition may not exceed 5% of the Maximum Portfolio Amount;

(l)                    the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are Recurring Revenue Loans may not exceed 20% of the Maximum Portfolio Amount; and

(m)                  the Aggregate Adjusted Collateral Balance of Eligible Collateral Loans that are Permitted Withholding Tax Assets may not exceed 25% of the Maximum Portfolio Amount.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Banking Day,” the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides (in its reasonable discretion and in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, declaration of trust, trust agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to vote 50% or more of the voting securities of such Person or the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Cost of Funds Rate” means the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Accrual Period by leading banks in the New York or other applicable interbank market for Dollars as of 11:00 a.m. for delivery on the first day of such Interest Accrual Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Advance; provided, if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Cov-Lite Loan” means a loan that is not subject to any maintenance covenants; provided that a loan shall not constitute a Cov-Lite Loan if the Related Documents either contain a cross-default or cross-acceleration provision to, or such loan is pari passu with or senior to , another loan of the Obligor that requires the Obligor to comply with one or more maintenance covenants.

“Covered Account” means each of the Collection Accounts (including the Interest Collection Subaccount and Principal Collection Subaccount therein), each Eligible Currency Account, the Payment Account, the Collateral Account, the Revolving Reserve Account, each Eligible Currency Reserve Account and any other account established by a Loan Party at the Securities Intermediary with the consent of the Administrative Agent and subject to the Lien of the Collateral Agent and subject to an agreement establishing “control” (as used in the UCC) over such account in favor of the Collateral Agent.

“Cumulative Compounded SARON Rate” means, with respect to an Interest Accrual Period for a CHF Advance, the percentage rate per annum determined by the Administrative Agent in accordance with the methodology set out in Schedule 12 attached hereto.

“Cumulative Compounded SONIA Rate” means, with respect to an Interest Accrual Period for a GBP Advance, the percentage rate per annum determined by the Administrative Agent in accordance with the methodology set out in Schedule 10 attached hereto.

“Custodian” means Computershare, and any successor thereto under the Custodian Agreement.

“Custodian Agreement” means (i) that certain Custodian Agreement, dated as of the Closing Date, among the Custodian, the Borrower and the Collateral Agent and (ii) each Custodian Agreement among the Custodian, the applicable Securitization Subsidiary and the Collateral Agent.

“Cut-Off Date” means, (a) with respect to each Collateral Loan, the date such Collateral Loan is acquired by the Borrower and (b) solely for purposes of determining the new Loan Value in respect of a Collateral Loan for which the Borrower (or the Servicer on its behalf) has requested that the Administrative Agent assign a new Loan Value in connection with a Redetermination Request, the Re-Approval Cut-Off Date.

“Daily Non-Cumulative Compounded SARON Rate” means, with respect to an Interest Accrual Period for a CHF Advance, the percentage rate per annum determined by the Administrative Agent in accordance with the methodology set out in Schedule 11 attached hereto.

“Daily Rate” means, with respect to any RFR Banking Day and a GBP Advance or CHF Advance, as applicable:

(a)                   the SONIA or SARON, as applicable, for that RFR Banking Day; or

(b)                   if the SONIA or SARON, as applicable, is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)            the Central Bank Rate for that RFR Banking Day; and

(ii)            the applicable Central Bank Rate Adjustment; or

(c)            if clause (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)            the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)            the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

“Data File” has the meaning assigned to such term in Section 8.07(a).

“Debt-to-Recurring-Revenue Ratio” means, with respect to any Collateral Loan that is a Recurring Revenue Loan for any period, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in the Related Documents for each Collateral Loan, and in any case that “Debt-to-Recurring Revenue Ratio” or such comparable definition is not defined in such Related Documents, the ratio of (a) indebtedness of the related Obligor less Unrestricted Cash, to (b) Recurring Revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the applicable Related Documents.

“Debt Service Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Debt Service Coverage Ratio,” “Pro Forma Debt Service Coverage Ratio” or any comparable term in the Related Documents for such Collateral Loan, and in any case that “Debt Service Coverage Ratio,” “Pro Forma Debt Service Coverage Ratio” or such comparable term is not defined in such Related Documents, the ratio, for such Collateral Loan, of (a) trailing twelve month EBITDA of the related Obligor as of the Cut-Off Date to (b) cash interest expense of such Obligor for the Relevant Test Period, in each case, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the applicable Related Documents.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulted Collateral Loan” means any Collateral Loan with respect to which any of the following events have occurred and are continuing:

(a)                   the related Obligor defaults in the payment of principal or interest (after giving effect to any applicable grace period under the Related Documents, but not to exceed five Business Days) with respect to such Collateral Loan, together with the election by any agent or lender (including a Loan Party) to accelerate such Collateral Loan or to enforce any other respective secured creditor rights or remedies but only until such default is cured or waived;

(b)                   [reserved]; or

(c)                   a Material Modification of such Collateral Loan pursuant to clause (a) of the definition of Material Modification.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the related Loan Party to make one or more future advances to the Obligor under the applicable Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the applicable Loan Party to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Delayed Reporting Date” means, with respect to an Eligible Collateral Loan, the date specified for delivery of audit results included in a financial reporting packet by the related Obligor specified in the Related Documents (following the lapse of any grace period granted by the applicable Loan Party with respect thereto, but in any event not greater than 45 calendar days).

“Delayed Reporting Event” means, with respect to an Eligible Collateral Loan, a Revaluation Event described under clause (f) of the definition thereof has occurred as a result of a failure of the related Obligor to deliver any audit results included in the applicable financial reporting package by the Delayed Reporting Date and such failure has not been cured.

“Delayed Reporting Obligation” means, as of any date of determination, any Eligible Collateral Loan for which a Delayed Reporting Event has occurred.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)                   in the case of each Instrument, causing the Securities Intermediary to maintain continuous possession of such Instrument;

(b)                   subject to clause (i) below, in the case of each Certificated Security (other than a Clearing Corporation Security):

(i)            causing the delivery of such Certificated Security to the Securities Intermediary by registering the same in the name of the Securities Intermediary or its affiliated nominee or by endorsing the same to the Securities Intermediary in blank;

(ii)           causing the Securities Intermediary to indicate continuously on its books and records that such Certificated Security is credited to the applicable Covered Account; and

(iii)          causing the Securities Intermediary to maintain continuous possession of such Certificated Security;

(c)                   subject to clause (i) below, in the case of each Uncertificated Security (other than a Clearing Corporation Security):

(i)            causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Securities Intermediary (or its nominee); and

(ii)            causing the Securities Intermediary (or its nominee) to continuously indicate on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(d)                   in the case of each Clearing Corporation Security:

(i)            causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Securities Intermediary; and

(ii)            causing the Securities Intermediary to continuously indicate on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(e)                   in the case of each security issued or guaranteed by the United States of America or an agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security a “Government Security”):

(i)            causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Securities Intermediary at such FRB; and

(ii)            causing the Securities Intermediary to continuously indicate on its books and records that such Government Security is credited to the applicable Covered Account;

(f)                    in the case of each Security Entitlement not governed by clauses (a) through (e) above:

(i)            causing (x) the underlying Financial Asset to be credited to and continuously maintained in the appropriate Covered Account, (y) the Securities Intermediary to receive a Financial Asset from a securities intermediary (as defined in Section 8-102(a)(14) of the UCC) or to acquire the underlying Financial Asset from a securities intermediary, and in either case, accepting it for credit to and continuously maintaining it in the appropriate Covered Account or (z) a securities intermediary (as defined in Section 8-102(a)(14) of the UCC) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to the Securities Intermediary’s securities account and causing the Securities Intermediary to make entries on its books and records that such Security Entitlement is credited to one of the Covered Accounts, which shall at all times be securities accounts; and

(ii)            causing the Securities Intermediary to continuously indicate on its books and records that such Security Entitlement (or all rights and property of the Securities Intermediary representing such Security Entitlement) is credited to the applicable Covered Account;

(g)                   in the case of Cash or Money:

(i)            causing the delivery of such Cash or Money to the Securities Intermediary;

(ii)            causing the Securities Intermediary to credit such Cash or Money to a “securities account” (as defined in Section 8-501(a) of the UCC), which may be a subaccount of the applicable Covered Account, in accordance with Article 9 of the UCC, pursuant to agreement by the Securities Intermediary to treat such Cash or Money as a Financial Asset; and

(iii)            causing the Securities Intermediary to continuously indicate on its books and records that such Cash or Money so held is credited to the applicable Covered Account;

(h)                   with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a) through (g), causing to be filed with the Secretary of State of the State of Delaware a completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction;

(i)                    in the case of any certificated security or uncertificated security either physically located outside of the United States or issued by a Person organized outside of the United States, that such additional actions shall have been taken as shall be necessary under applicable law or as shall be reasonably requested by the Administrative Agent under applicable law to accord the Collateral Agent rights substantially equivalent to those accorded to a secured party under the UCC that has possession or Control (as defined in the UCC) of such certificated security or uncertificated security; or

(j)                     in the case of each of clauses (a) through (i) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Servicer on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to a Payment Date, the Business Day that is 10 Business Days prior to such Payment Date.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 7 hereto, as such Diversity Scores shall be updated (with written notice by the Administrative Agent to the Borrower) if S&P’s publishes revised criteria.

“Dollar Advances” means an Advance denominated in Dollars.

“Dollar Equivalent” means (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a currency other than Dollars, the Dollar equivalent of such amount determined by the Servicer by reference to (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels, including, without limitation, any spot rate published by the Custodian or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date (other than with respect to a Notice of Borrowing), as of 11:00 a.m. of such day or (ii) otherwise, as of 11:00 a.m. the immediately preceding Business Day.

“Dollar Lender” means each Person listed on Schedule 1 as a “Dollar Lender” as of the Closing Date and any other Person that shall have become a party hereto as a “Dollar Lender” in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to, or issuer of, a Collateral Loan: (a) except as provided in clause (b), its country of organization; or (b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Servicer’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Servicer to be the source of the majority of revenues, if any, of such Obligor or issuer).

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“Early Opt-in Election” means:

(x)           in the case of Dollar Advances, the occurrence of the joint election by the Administrative Agent and the Borrower to trigger a fallback from the then-current Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(y)          in the case of Advances in an Available Currency other than Dollars, the occurrence of:

(1)           (i) a determination by the Administrative Agent or the Borrower or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Available Currency being executed at such time, or that include language similar to that contained in this Section 2.18 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the relevant Applicable Index, and

(2)                   (i) the joint election by the Administrative Agent and the Borrower or (ii) the election by the Required Lenders (with the consent of the Borrower) to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA” means, with respect to any Relevant Test Period and the Obligor of any Collateral Loan (other than a Recurring Revenue Loan), the meaning of the term “Adjusted EBITDA,” the term “EBITDA” or any comparable term in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Servicer, and, in any case that the term “Adjusted EBITDA,” the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or subsidiaries that are obligated pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate and any other item the Servicer and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral Loan” means, as of any date of determination, a Collateral Loan that meets each of the following criteria:

(a)           it is, as of the related Cut-Off Date, (i) a First Lien Loan, (ii) a Second Lien Loan or (iii) a First Lien Last Out Loan;

(b)           except for Recurring Revenue Loans, as of the related Cut-Off Date, the Obligor of such Collateral Loan has trailing twelve month EBITDA of at least the Dollar Equivalent of $7,500,000 for the most recently ended quarterly financial period for which financial statements are available; provided that with respect to any non-Dollar denominated Collateral Loan, the foregoing EBITDA calculation will be based on the underwriting analysis and not as of the date of acquisition by the applicable Loan Party;

(c)           as of the related Cut-Off Date, if the Obligor of such Collateral Loan has trailing twelve month EBITDA of less than the Dollar Equivalent of $20,000,000 for the most recently ended quarterly financial period immediately preceding the date such Collateral Loan is acquired by the applicable Loan Party, such Collateral Loan is not a Cov-Lite Loan; provided that with respect to any non-Dollar denominated Collateral Loan, the foregoing EBITDA calculation will be based on the underwriting analysis and not as of the date of acquisition by the applicable Loan Party;

(d)           it was acquired by the applicable Loan Party for a purchase price of not less than 80% of its Principal Balance;

(e)           as of the related Cut-Off Date, it is denominated in an Available Currency and does not permit the currency or country in which such Collateral Loan is payable to be changed except to another Available Currency;

(f)            as of the related Cut-Off Date, the relevant Obligor’s principal place of business and/or incorporation, formation or organization and/or headquarters are in an Eligible Country;

(g)           as of the related Cut-Off Date, the Related Documents for such Collateral Loan are governed by the laws of an Eligible Country;

(h)           it is not a Collateral Loan that is defaulting on the payment of principal or interest at the related Cut-Off Date;

(i)            it is not a credit linked note or a single purpose real estate loan;

(j)            as of the related Cut-Off Date, it does not constitute Margin Stock and is not by its terms convertible into or exchangeable for an Equity Security at the option of either the applicable Loan Party thereof or the holder;

(k)           it is not an obligation pursuant to which any future advances or payments to the Obligor may be required to be made by the applicable Loan Party, (other than customary protective advances permitted to be made pursuant to the Related Documents and any Revolving Collateral Loans and Delayed Drawdown Collateral Loans);

(l)             it has an original term to maturity of not more than eight (8.0) years;

(m)          as of the related Cut-Off Date, it has been approved by the Administrative Agent in its sole discretion;

(n)           the Related Documents for such Collateral Loan permit the pledge to the Collateral Agent by the applicable Loan Party;

(o)           together with the Related Documents, it is assignable to the Borrower without restriction (or subject only to restrictions which have been complied with or which under Section 9-406 or 9-408 of the UCC are ineffective) and may be collaterally assigned by the Borrower to the Administrative Agent without restriction (or subject only to restrictions which have been complied with);

(p)           as of the related Cut-Off Date, it is not subject to a tender offer from the related Obligor other than (A) a Permitted Offer or (B) an exchange offer in which a security is exchanged for a security that would otherwise qualify for purchase herein;

(q)           it is not a Structured Finance Obligation, a Synthetic Security or, as of the related Cut-Off Date, a Zero Coupon Obligation;

(r)            as of the related Cut-Off Date, it is not an unsecured senior loan or Mezzanine Obligation;

(s)           it is not a project, shipping/aircraft or infrastructure/construction financing;

(t)            as of the related Cut-Off Date, the Obligor of such Collateral Loan is not a Governmental Authority;

(u)           to the knowledge of the Borrower, as of the applicable Cut-Off Date the Obligor of such Collateral Loan is not operating, domiciled or conducting business in a country subject to Sanctions;

(v)           it is not a lease;

(w)          it will not cause any Loan Party or the pool of assets to be required to be registered as an investment company under the Investment Company Act; and

(x)           with respect to any Recurring Revenue Loan, the related Obligor has generated a minimum of $15,000,000 in TTM Recurring Revenue during the reporting period prior to the applicable Cut-Off Date.

provided that the Administrative Agent may agree in writing to specifically waive any criteria set forth above with respect to any single Collateral Loan (it being understood that the Administrative Agent is not required to provide any such waiver under any circumstances), and upon such waiver, such waived criteria will not constitute criteria for such Collateral Loan to qualify as an “Eligible Collateral Loan” provided further that each Permitted Collateral Loan shall be deemed an “Eligible Collateral Loan”.

“Eligible Country” means (a) the United States, Canada, the United Kingdom, Israel, Australia, (b) Denmark, Finland, France, Germany, Austria, Luxembourg, Netherlands, Norway, Sweden, Switzerland, Belgium, Ireland, provided that such country maintains a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and a foreign currency issuer credit rating of at least “AA” by S&P.

“Eligible Currency Advance” means any AUD Advance, CAD Advance, CHF Advance, Euro Advance, GBP Advance, NOK Advance or SEK Advance.

“Eligible Currency Accounts” means the segregated trust accounts designated as “[CURRENCY] Eligible Currency Account” in the name of the Borrower or another Loan Party subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, including any sub account thereof; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the related Loan Party, and such Loan Party shall be solely liable for any Taxes payable with respect to each Eligible Currency Account. For the avoidance of doubt, there shall be one Eligible Currency Account (which may include subaccounts, including a principal collection and interest collection subaccount) for each Available Currency other than Dollars.

“Eligible Currency Reserve Accounts” means the segregated trust accounts designated as “[CURRENCY] Eligible Currency Reserve Account” in the name of the Borrower or another Loan Party subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, including any sub account thereof; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to each Eligible Currency Reserve Account. For the avoidance of doubt, there shall be one Eligible Currency Reserve Account for each Available Currency other than Dollars.

“Eligible Investments” means any Available Currency investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)           direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)           demand or time deposits in, certificates of deposit of, bank deposit products, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c)           commercial paper that (i) is payable in an Available Currency and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d)           units of money market funds having a rating of the Highest Required Investment Category from each of S&P and Moody’s.

No Eligible Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Custodian or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition) or acts as offeror. The Collateral Agent, Securities Intermediary and Custodian shall have no obligation to determine or oversee compliance with the foregoing or to determine whether an investment is an “Eligible Investment”.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust (in each case, other than a Permitted Collateral Loan); any security future on any such security.

“Equityholder” has the meaning given to such term in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4042 of ERISA, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Code Section 414(b) or (c) or, for purposes of ERISA Section 302 or Code Section 412 (and the regulations promulgated and rulings issued thereunder), Code Section 414(m) or (o), with the Borrower.

“Erroneous Payment” has the meaning assigned to such term in Section 12.07(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 12.07(d).

“Erroneous Payment Impacted Advances” has the meaning assigned to such term in Section 12.07(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 12.07(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 12.07(d).

“EU Bail-In Legislation Schedule” means the document described as the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitisation Letter” means that certain letter agreement, dated as of the date hereof, by and among the Lenders, the Administrative Agent, the Borrower, the Servicer, the Equityholder and Collateral Agent, as amended or supplemented from time to time, relating to the Securitisation Regulation.

“EURIBOR” means, for any date of determination, with respect to any Euro Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average European Money Markets Institute Settlement Rate (such page currently being EURIBOR01) (or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Collection Period for deposits in Euros with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, then “EURIBOR” with respect to any Advance shall be the rate at which Euro deposits of €5,000,000 and for a three-month maturity are offered by the principal London office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds in the Euro-zone interbank market at approximately 11:00 a.m. (London time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. EURIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Euro Advance” means an Advance denominated in Euros.

“Euros” or “€” means the lawful currency of the EEA Member Countries that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Euro Equivalent” means (a) with respect to any amount denominated in Euros, such amount and (b) with respect to any amount denominated in a currency other than Euro, the Euro equivalent of such amount determined by the Servicer by reference to (x) for an actual currency exchange, the applicable currency-Euro spot rate obtained by the Servicer through customary banking channels, including, without limitation, any spot rate published by the Custodian or (y) for all other purposes, the applicable currency-Euro spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, as of 11:00 a.m. of such day or (ii) otherwise, as of 11:00 a.m. the immediately preceding Business Day.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, as of any date of determination on which any one or more of the Concentration Limitations are exceeded, an amount (calculated by the Servicer and without duplication) equal to the Dollar Equivalent of the Aggregate Adjusted Collateral Balance by which each such Concentration Limitation is exceeded; provided that with respect to determining which Collateral Loans are included in the Excess Concentration Amount, the Servicer shall first include Collateral Loans with lowest Advance Rates that are included in the exceeded Concentration Limitations.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Interest Collection Subaccount representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 9.01(a)(i)(A), (B) and (C), on the next Payment Date, any prepayment date or the Final Maturity Date, as applicable, in each case, as determined by the Borrower in good faith and in a commercially reasonable manner.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Loan included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any Governmental Authority on such Collateral Loan or on any underlying asset securing such Collateral Loan and (b) any amount received in the Collection Account (or other applicable account) representing (i) any amount representing a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the applicable secured party pursuant to escrow arrangements under a Related Document, to the extent such amount is attributable to a time after the effective date of such replacement or sale, in each case of clauses (a) and (b) to the extent paid on behalf of a Loan Party from equity contributions.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: (a) Taxes imposed on or measured by a Secured Party’s net income (however denominated), franchise Taxes imposed on a Secured Party, and branch profits Taxes imposed on a Secured Party, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto (other than an assignment made pursuant to Section 13.03(h)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 13.03(g), and (d) U.S. federal withholding Taxes imposed under FATCA.

“Expedited Notice of Borrowing” has the meaning assigned to such term in Section 2.03(d).

“Facility Amount” means (a) on or prior to the Facility Termination Date, an amount equal to the Maximum Facility Amount (as such amount may be reduced from time to time pursuant to Section 2.07) and (b) following the Facility Termination Date, the outstanding principal balance of all of the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Agent Fee Letter, the Custodian Agreement, the Lender Fee Letter, the Administrative Agent Fee Letter, the Loan Sale Agreement, the EU Securitisation Letter, the LLC Agreement of the Borrower, each Securitization Subsidiary Joinder and any other security agreements and other instruments entered into or delivered by or on behalf of any Loan Party pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“Facility Reduction Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Facility Termination Date” means the last day of the Reinvestment Period.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Final Maturity Date” means the earlier to occur of (i) the first Business Day on or after the date that is the 36 month anniversary of the Facility Termination Date and (ii) the date on which the Final Maturity Date is declared pursuant to Section 6.01.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Stability Board” means the Financial Stability Board established after the G20 London summit in April 2009 as a successor to the Financial Stability Forum.

“First Lien First Out Loan” means one or more tranches of First Lien Loans issued by an Obligor under the same Related Documents as a First Lien Last Out Loan that at any time prior to and/or after an event of default under the Related Documents, will be paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement before such First Lien Last Out Loan is paid.

“First Lien Last Out Loan” means a Collateral Loan that would be a First Lien Loan but for the fact that at any time prior to and/or after an event of default under the Related Documents, such Collateral Loan will be paid after one or more tranches of First Lien First Out Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement.

“First Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:

(i)            has been designated by the Administrative Agent as a “First Lien Loan”; or

(ii)            (a)            is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation of the relevant obligor of such loan for borrowed money in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Lien or with respect to trade claims, capitalized leases or similar obligations);

(b)            is secured by a pledge of collateral, which security interest is (i) validly perfected and first priority under Applicable Law (subject to Liens permitted under the applicable Related Documents, and Liens accorded priority by law in favor of the United States or any Governmental Authority) securing the obligor’s obligations under such Collateral Loan; and;

(c)            the Servicer determines in good faith that the value of the collateral securing such Collateral Loan at the time of purchase together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) on or about the time of acquisition is adequate to repay the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by a first priority Lien over the same collateral;

provided that, subject to the foregoing criteria, (x) if the First Out Leverage of a Collateral Loan to an Obligor Domiciled in the United States or Canada is less than (1) with respect to a Class 1 Loan or Class 2 Loan, 1.0:1.0 or (2) with respect to a Class 3 Loan, Class 4 Loan of Class 5 Loan, 0.5:1.0 or (y) if the First Out Leverage of a Collateral Loan to an Obligor not Domiciled in the United States or Canada is less than 1.5:1.0, in each case as determined by the Servicer in accordance with the Servicing Standard for the most recently ended Relevant Test Period prior to the related Cut-Off Date, such Collateral Loan will constitute a First Lien Loan.

“First Lien Senior Leverage Cap” means, with respect to any Collateral Loan, if such Collateral Loan is (a) a Class 1 Loan, a Senior Net Leverage Ratio of 7.00:1.00, (b) a Class 1A Loan, a Senior Net Leverage Ratio of 6.00:1.00; (c) a Class 2 Loan, a Senior Net Leverage Ratio of 7.0:1.00, (d) a Class 2A Loan, a Senior Net Leverage Ratio of 6.50:1.00, (e) a Class 3 Loan, a Senior Net Leverage Ratio of 6.25:1.00, (f) a Class 3A Senior Net Leverage Ratio of 6.00:1.00, (g) a Class 4 Loan, a Senior Net Leverage Ratio of 5.50:1.00, (h) a Class 4A Senior Net Leverage Ratio of 5.50:1.00, or (i) a Class 5 Loan, a Senior Net Leverage Ratio of 5.50:1.00; provided, that the First Lien Senior Leverage Cap for any Cap Adjusted Loan shall be, if such Cap Adjusted Loan is (a) a Class 1 Loan, a Senior Net Leverage Ratio of 8.00:1.00, (b) a Class 1A Loan, a Senior Net Leverage Ratio of 7.00:1.00, (c) a Class 2 Loan, Senior Net Leverage Ratio of 8.00:1.00 or (d) a Class 2A Loan, a Senior Net Leverage Ratio of 7.50:1.00.

“First Lien Senior Leverage Cut-Off” means, with respect to any Collateral Loan, if such Collateral Loan is (a) a Class 1 Loan, a Senior Net Leverage Ratio of 5.50:1.00, (b) a Class 1A Loan, a Senior Net Leverage Ratio of 5.00:1.00, (c) a Class 2 Loan, a Senior Net Leverage Ratio of 5.50:1.00, (d) a Class 2A Loan, a Senior Net Leverage Ratio of 5.50:1.00, (e) a Class 3 Loan, a Senior Net Leverage Ratio of 5.25:1.00, (f) a Class 3A Loan, a Senior Net Leverage Ratio of 5.00:1.00, (g) a Class 4 Loan, a Senior Net Leverage Ratio of 4.50:1.00, (h) a Class 4A Loan, a Senior Net Leverage Ratio of 4.50:1.00 or (i) a Class 5 Loan, a Senior Net Leverage Ratio of 4.50:1.00.

“First Out Leverage” means the ratio of (x) the sum of first out indebtedness and Working Capital Revolver capacity that is secured by a Permitted Working Capital Lien to (y) EBITDA.

“Fitch” means Fitch Ratings, Inc., together with its successors.

“Fixed Rate Loan” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Loan” means any Collateral Loan that bears a floating rate of interest.

“Floor” means a rate of interest equal to 0%.

“Floor Loan” means a Floating Rate Loan (i) for which the Related Documents provide for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“Foreign Currency Advance Amount” means, as of any date of determination, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all AUD Advances outstanding on such date, plus (b) the Dollar Equivalent of the aggregate principal amount of all CAD Advances outstanding on such date, plus (c) the Dollar Equivalent of the aggregate principal amount of all Euro Advances outstanding on such date, plus (d) the Dollar Equivalent of the aggregate principal amount of all GBP Advances outstanding on such date plus (e) the Dollar Equivalent of the aggregate principal amount of all NOK Advances outstanding on such date, plus (f) the Dollar Equivalent of the aggregate principal amount of all SEK Advances outstanding on such date plus (g) the Dollar Equivalent of the aggregate principal amount of all CHF Advances outstanding on such date, in each case after giving effect to all repayments of Advances and the making of new Advances on such date.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” has the meaning specified in the definition of Deliver.

“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Majority Lenders,” “Required Lenders,” “Maximum Available Amount,” “Advance Rate,” “Borrowing Base,” “Minimum OC Coverage Test,” “Collateral Loan,” “Eligible Collateral Loan,” “Eligible Country,” “Minimum Equity Amount,” “Class 1 Loan,” “Class 1A Loan,” “Class 2 Loan”, “Class 2A Loan,” “Class 3 Loan,” “Class 3A Loan,” “Class 4 Loan”, “Class 4A Loan,” “Class 5 Loan” or any component thereof defined therein; (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (i) extend the Reinvestment Period, in each case to the extent such amendment, modification, waiver or supplement relates to such Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GBP Advance” means an Advance denominated in Pounds Sterling.

“Government Security” has the meaning specified in the definition of Deliver.

“Governmental Authority” means, with respect to any Person, any nation or government, any supranational, state or other political or subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, in each case, having jurisdiction or authority over such Person.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Highest Required Investment Category” means (a) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments.

“Indemnified Party” has the meaning assigned to such term in Section 13.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” has the meaning assigned to such term in Section 8.09(a).

“Independent Manager” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or any such Affiliate); (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower or (iv) any member of the immediate family of a person described in clauses (i), (ii) or (iii); provided that an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Borrower and (B) has (i) prior experience as an Independent Manager for a corporation, limited liability company or statutory trust whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation, limited liability company or statutory trust could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Index” means the S&P/LSTA U.S. Leveraged Loan 100 Index, any successor index thereto or any comparable nationally recognized U.S. leveraged loan index.

“Individual Lender Maximum Funding Amount” means, as to each Lender on any date of determination, the maximum amount of, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount applicable to such Lender on such date of determination as specified on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Individual Lender Maximum Funding Amount, as applicable, as such amount may be reduced from time to time pursuant to Section 2.07 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 13.06(a).

“Ineligible Collateral Loan” means, at any time, (x) a Collateral Loan or any portion thereof, that fails to satisfy any criteria of the definition of Eligible Collateral Loan as of the date when such criteria are applicable (other than any criteria that has been waived pursuant to the definition thereof) or (y) a Defaulted Collateral Loan; it being understood that such criteria in the definition of Eligible Collateral Loan that is specified to be applicable only as of the date of acquisition of such Collateral Loan shall not be applicable after the date of acquisition of such Collateral Loan.

“Initial AUP Report Date” has the meaning assigned to such term in Section 8.09(a).

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, with respect to each Advance in each Available Currency for each day during an Interest Accrual Period (or any other period), the sum of the products (for each day elapsed during such Interest Accrual Period or other period) of:

where:

IR          =            the Interest Rate applicable to such Advance for such day;

P            =            the principal amount of the Advances outstanding on such day; and

D           =            (x) with respect to Advances other than CAD Advances and GBP Advances, 360 days and (y) with respect to CAD Advances and GBP Advances, 365 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date occurs; provided that the final Interest Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Interest Collection Subaccount” has the meaning assigned to such term in Section 8.02(a).

“Interest Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Interest Coverage Ratio,” “Pro Forma Interest Coverage Ratio” or any comparable term in the Related Documents for such Collateral Loan, and in any case that “Interest Coverage Ratio,” “Pro Forma Interest Coverage Ratio” or such comparable term is not defined in such Related Documents, the ratio, for such Collateral Loan, of (a) trailing twelve months EBITDA of the related Obligor for the Relevant Test Period to (b) scheduled interest expense of such Obligor for the Relevant Test Period, in each case, as calculated as of the related Cut-Off Date by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the applicable Related Documents.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)            all payments of interest and other income received in cash by any Loan Party during such Collection Period on the Collateral Loans (including interest purchased with Principal Proceeds, interest and other income received in cash on Ineligible Collateral Loans and the accrued interest received in cash in connection with a sale of any such Collateral Loan during such Collection Period);

(b)            all principal and interest payments received by any Loan Party during such Collection Period on Eligible Investments purchased with Interest Proceeds and all interest payments received by a Loan Party during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account;

(c)            all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by a Loan Party during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

(d)            commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by a Loan Party during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(e)            cash contributed to the Borrower that is deposited into the Collection Account in accordance with Section 8.02 or Section 10.04 as designated by the Borrower.

“Interest Rate” means, for any Advances outstanding as of any date of determination, an interest rate per annum equal to the related Benchmark plus the Applicable Margin as of such date.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Dollar Lender and each Multicurrency Lender, as applicable.

“Lender Fee Letter” means that certain fee letter, dated as of the date hereof, by and among the Lenders, the Borrower and the Servicer, as amended or supplemented from time to time, and any other fee letter between a Lender, the Borrower and the Servicer that identifies itself as a Lender Fee Letter hereunder.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket outside attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Listed Collateral Loan” means, at any time, a Collateral Loan for which three or more bids are quoted and available from a Pricing Source, subject in each case to the proviso in the definition of “Listed Value”.

“Listed Value” means, for any Listed Collateral Loan at any time, the bid price for such Collateral Loan most recently quoted by a Pricing Source.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower.

“Loan Class” means a Class 1 Loan, Class 1A Loan, Class 2 Loan, Class 2A Loan, Class 3 Loan, Class 3A Loan, Class 4 Loan, Class 4A Loan or Class 5 Loan, as applicable.

“Loan Party” means, collectively and individually as the context requires, the Borrower and each Securitization Subsidiary party hereto.

“Loan Sale Agreement” means each of (i) that certain Purchase and Sale Agreement, dated as of the Closing Date, by and between Golub Capital BDC 4, Inc. and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) each Loan Sale Agreement, in form and substance acceptable to the Administrative Agent in its sole discretion, between Golub Capital BDC 4, Inc., as the seller, and the applicable Securitization Subsidiary, as the purchaser.

“Loan Type” means a First Lien Loan, a First Lien Last Out Loan or a Second Lien Loan, as applicable.

“Loan Value” means, with respect to each Collateral Loan, as of any date of determination and expressed as a percentage of the Principal Balance of such Collateral Loan, a percentage equal to:

(a)            if a Revaluation Event has not occurred with respect to such Collateral Loan,

(i)            if the purchase price of such Collateral Loan is less than 95%, the purchase price of such Collateral Loan; or

(ii)            if the purchase price of such Collateral Loan is greater than equal to 95%, the Principal Balance of such Collateral Loan.

(b)            if a Revaluation Event has occurred with respect to such Collateral Loan, the value of such Collateral Loan as determined by the Administrative Agent in its sole discretion (which valuation by the Administrative Agent must occur within 90 days of the date of the Revaluation Event); provided that if such Collateral Loan is a Listed Collateral Loan, the value determined by the Administrative Agent shall not be less than the Listed Value of such Collateral Loan; provided further that the value determined by the Administrative Agent following a Revaluation Event shall be based on credit-based methodologies and may only decrease the Loan Value of a Collateral Loan to the extent that such Collateral Loan continues to decline in observable credit performance and/or quality (and not, for the avoidance of doubt, due solely to a decline in the Index) and may subsequently be increased to the extent such Collateral Loan demonstrates improved credit performance and/or quality; provided, further, that if a Revaluation Event has occurred with respect to a Collateral Loan, until the Administrative Agent has determined a new Loan Value pursuant to this clause (b), the Loan Value of such Collateral Loan shall be the Loan Value determined pursuant to clause (a) above; or

(c)            if such Collateral Loan is an Equity Security , zero.

If the Borrower disagrees with the Loan Value assigned by the Administrative Agent to a Collateral Loan pursuant to clause  (b) above (an “Agent Valuation”), then the Borrower may at its own expense and within sixty (60) days from the date on which the Administrative Agent assigned the Agent Valuation (the “Dispute Period”) obtain an Appraisal (the “New Valuation”) from an Approved Valuation Firm or a valuation firm selected by the Borrower with the consent of the Administrative Agent (such process, a “Valuation Agent Dispute”). If a New Valuation is obtained during the Dispute Period, then the New Valuation shall be treated as the amended Loan Value, otherwise the Agent Valuation shall be treated as the amended Loan Value. During the Dispute Period, the Loan Value shall be the Agent Valuation. The Administrative Agent may, in its sole discretion, pursuant to clause (b) above further amend the Loan Value in respect of a Collateral Loan that has been subject to a Revaluation Event on any subsequent date subject to the valuation procedures and dispute mechanics set forth above, and such further determination shall constitute the Loan Value. The Borrower (or the Servicer on behalf of the Borrower) may at any time request that the Loan Value be increased for any Collateral Loan, including with respect to any Collateral Loan with respect to which the Loan Value was decreased by the Administrative Agent following the occurrence of a Revaluation Event. With respect to clause (a), the purchase price is the actual price paid by the Borrower in the applicable Available Currency for such Collateral Loan.

Notwithstanding the foregoing, the Loan Value of a Delayed Reporting Obligation shall not be amended by the Administrative Agent (other than at the request of the Borrower) so long as (x) no other Revaluation Event with respect to such Delayed Reporting Obligation has occurred and (y) the Servicer provides and continues to provide a certification in each financial reporting package with respect to such Delayed Reporting Obligation that the failure to deliver the applicable audit results is due to technical or administrative delay related to the audit or delay on the part of the related auditor and not due to any deterioration in the credit quality or extended review of the credit quality of such Delayed Reporting Obligation or the related Obligor.

“Lookback Period” means five RFR Banking Days.

“Majority Lenders” means, as of any date of determination, the Administrative Agent and Lenders having an aggregate Percentage greater than 50%; provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amount shall be excluded from the determination of Majority Lenders.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of any Loan Party or the Servicer either individually or taken as a whole, (b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Loan Parties or the Servicer to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of, or supplement to or inaction with, a Related Document with respect thereto (it being understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Related Documents shall not constitute an amendment or modification to such Related Document) executed or effected after the applicable Cut-Off Date, that:

(a)            reduces or forgives any principal amount due under such Collateral Loan;

(b)            reduces or forgives one or more interest payments which reduces the spread or coupon by more than 50 basis points or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of its Related Documents or pursuant to the application of a pricing grid, in each case, as of the applicable Cut-Off Date);

(c)            extends, delays or waives the stated maturity of such Collateral Loan under such extension by more than 90 days or subject to any longer grace period agreed to by the Administrative Agent at the time of such Material Modification;

(d)            in the case of a First Lien Last Out Loan or a First Lien Loan, contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor (other than as permitted by the terms of the Related Documents on the applicable Cut-Off Date);

(e)            substitutes, alters, releases or terminates any material portion of the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the Cut-Off Date) or releases any co-Obligor from its obligations with respect thereto, and each such substitution, alteration, release or termination materially and adversely affects the value of such Collateral Loan (as determined in the commercially reasonable discretion of the Administrative Agent) and except to the extent such release is in connection with a prepayment of such Collateral Loan and relatively contemporaneous re-investment by such Obligor;

(f)            modifies any term or provision of the Related Documents of such Collateral Loan that impacts the definitions of “Senior Net Leverage Ratio”, “Debt-to-Recurring Revenue Ratio” or “EBITDA” (or any analogous definitions), in a manner that is materially adverse to any Lender;

(g)            results in change of currency of the Collateral Loan (other than any change to an Available Currency); or

(h)            extends or waives the amortization schedule with respect thereto and the effect of such extension or waiver is to extend the average life of such Collateral Loan by more than 10% (from the amortization schedule as of the time such Collateral Loan is approved by the Administrative Agent).

provided that the Servicer shall be permitted, in accordance with the Servicing Standard, to reduce one or more interest payments, extend, waive or postpone any date fixed for any scheduled payment of principal (including at maturity) or waive, extend or reduce any mandatory prepayment of principal on a Collateral Loan, in each case, in connection with a re-pricing, refinancing or request reflecting market terms then existing at such time (as determined by the Servicer) or otherwise at the request of the Obligor and not in connection with financial or operational difficulties affecting, or the credit deterioration of, the related Obligor, in each case, without such modification constituting a Material Modification hereunder so long as after giving effect to such modification, each Collateral Quality Test is satisfied (or, if not satisfied, the level of compliance with such Collateral Quality Test is maintained or improved).

“Maximum Available Amount” means, on any date of determination, an amount equal to the lesser of:

(a)            the Maximum Facility Amount at such time; and

(b)            the Borrowing Base (calculated after giving effect to the deposit or investment of such borrowed funds on the borrowing date).

“Maximum Facility Amount” means $750,000,000 (as such amount may be reduced pursuant to Section 2.07); provided that it is understood that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall be committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List) and the Lenders shall be committed at all times to fund Advances for the purposes set forth in Section 5.01(f) in an amount equal to the excess of the Borrowing Base minus the Advances Outstanding immediately prior to the funding of any Advances pursuant to a Notice of Borrowing, in each case, provided that the related conditions precedent set forth in Article III are satisfied.

“Maximum Portfolio Amount” means, as of any date of determination, (i) the Maximum Facility Amount as of such date divided by (ii) 0.60.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to (x) from the Closing Date to and the date until the Mid-Point Date, seven (7.0) years and (y) on and after the Mid-Point Date, the greater of (a) five and a half (5.5) years and (b) (i) seven (7.0) years minus (ii) the product of (x) the number of full quarters elapsed since the date that is eighteen (18) months after the Closing Date (for the avoidance of doubt, “quarter” shall mean 0.25 of a year) and (y) 0.25.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Monthly Report Determination Date, (d) each Payment Date Report Determination Date and (e) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.

“Middle Market Loan” means a Collateral Loan that, as of the related Cut-Off Date, is not a Broadly Syndicated Loan.

“Mid-Point Date” means the date measured by (x) the number of months specified in clause (a) of the definition of “Reinvestment Period” from Closing Date, or (y) following an extension of the Reinvestment Period pursuant to the terms of this Agreement on any date after the Closing Date, the number of months specified in clause (a) of the definition of “Reinvestment Period” from the date of such applicable extension, in each case, divided by two.

“Minimum Equity Amount” means, at any time, the Aggregate Principal Balance of the Eligible Collateral Loans for the three largest Obligors.

“Minimum Floating Spread” means 3.50%.

“Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the OC Ratio as of such date is equal to or greater than 0.92:1.00.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the Minimum Floating Spread.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning assigned to such term in Section 8.07(a).

“Monthly Report Determination Date” has the meaning assigned to such term in Section 8.07(a).

“Monthly Reporting Date” has the meaning assigned to such term in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 4 hereto, as such industry classifications shall be updated at the option of the Servicer if Moody’s publishes revised industry classifications. The determination of which Moody’s Industry Classification to which an Obligor belongs shall be made in good faith by the Servicer.

“Multicurrency Lender” means each Person listed on Schedule 1 as a “Multicurrency Lender” as of the Closing Date and any other Person that shall have become a party hereto as a “Multicurrency Lender” in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“NIBOR” means, for any date of determination, with respect to any NOK Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg Screen BTMM NO Page under the heading “NIBOR FIX” (or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service) at approximately 12:00 noon. (Oslo time) two (2) Business Days prior to the beginning of such Collection Period for deposits in Norwegian Krone with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, then “NIBOR” with respect to any NOK Advance shall be the rate at which Norwegian Krone deposits of NOK50,000,000 and for a three-month maturity are offered by the principal Oslo office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds in the Oslo interbank market at approximately 12:00 noon (Oslo time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. NIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“NOK Advance” means an Advance denominated in Norwegian Krone.

“Non-Dollar Sublimit” means 30% of the Maximum Facility Amount.

“Norwegian Krone” means the lawful currency of the Kingdom of Norway.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.04(b), substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.06(a).

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower or any Securitization Subsidiary to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any loan, the Person primarily obligated to pay Collections in respect of such loan, including any applicable guarantors.

“OC Ratio” means, as of any Business Day, the ratio of (a)  the Borrowing Base to (b) the sum of (x) the Dollar Equivalent of the aggregate outstanding principal balance of the Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Collateral Loans for which a Loan Party has entered into a binding commitment to purchase that have not yet settled.

“OC Ratio Breach” means, on any Business Day, a failure of the Minimum OC Coverage Test.

“OECD” means the Organisation for Economic Co-Operation and Development.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, the Notes or any other Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.03(h)).

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 13.06(c).

“Participant Register” has the meaning assigned to such term in Section 13.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 13.15.

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 12th day of each of February, May, August and November, commencing February, 2025; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Date Report” has the meaning assigned to such term in Section 8.07(b).

“Payment Date Report Determination Date” has the meaning assigned to such term in Section 8.07(b).

“Payment Recipient” has the meaning assigned to such term in Section 12.07(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” means with respect to any Lender as of any date of determination, (a) with respect to each Lender party listed on Schedule 1, the percentage applicable to such Lender on such date of determination as specified on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, and (b) with respect to each Lender not listed on Schedule  1 that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Assignee” means (a) a Lender or any of its Affiliates or (b) any Person managed by a Lender or any of its Affiliates; provided that no Disqualified Institution may be Permitted Assignee.

“Permitted Collateral Loan”: A debt obligation received by the Borrower in exchange for a Collateral Loan or received in connection with the insolvency, bankruptcy, reorganization, restructuring or workout of a Collateral Loan or the related Obligor that does not satisfy one or more of the criteria in the definition of “Collateral Loan”.

“Permitted Distribution” means, on any Business Day, distributions of Interest Proceeds or Principal Proceeds (including any Advance or portion thereof). A Permitted Distribution may be made in any Available Currency.

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (c) Liens granted pursuant to or by the Facility Documents, (d) judgement Liens not constituting an Event of Default hereunder, (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements, (f) with respect to collateral underlying any Collateral Loan, the Lien in favor of the applicable Loan Party herein and Liens permitted under the underlying instruments related to such Collateral Loan, (g) as to any agented Collateral Loan, Liens in favor of the agent on behalf of all the lenders to the related obligor and (h) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold, (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing, (i) purchase money security interests in certain items of equipment, (j) other customary Liens permitted with respect to the Collateral consistent with the Servicing Standard and (k) liens accorded priority by law in favor of any Governmental Authority.

“Permitted Offer” means a tender offer pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Loan) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest or (y) other debt obligations that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Loans plus any accrued and unpaid interest in Cash.

“Permitted RIC Distribution” means distributions to the Equityholder (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a “regulated investment company” within the meaning of Section 851 of the Code and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion), and (C) amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and/or Principal Proceeds and only so long as (x) the Minimum OC Coverage Test is satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion) as certified in writing (which may be via email) by the Borrower to the Administrative Agent at least two (2) Business Days prior to the applicable distribution and (y) the Borrower provides at least two (2) Business Days’ prior written notice thereof to the Administrative Agent and the Collateral Agent; provided that such certification and notice requirements set forth in the preceding clauses (C)(x) and (C)(y) shall be deemed satisfied to the extent the related Payment Date Report indicates such amounts to be distributed.

“Permitted Withholding Tax Asset” means a Collateral Loan that as of the related acquisition date is subject to withholding tax imposed by a jurisdiction in which an obligor thereof is located and does not require the related Obligor to make “gross-up” payments that ensure that the net amount actually received by the applicable Loan Party (after payment of all taxes, whether imposed on such Obligor or Loan Party) will equal the full amount that the applicable Loan Party would have received had no such taxes been imposed; provided that the Borrower’s entire liability for any taxes in respect of such Collateral Loan is expected to be fully satisfied by amounts to be withheld or deducted by such obligor (or its agents) from payments under such Collateral Loan.

“Permitted Working Capital Lien” means the validly perfected and first priority lien on the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, in any case, which is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Asset Rule” has the meaning assigned to such term in Section 4.01(m).

“Portfolio Advance Rate Adjustment” means, as of any date of determination, the percentage set forth on the table below corresponding to the highest Diversity Score then-applicable to the Collateral Loans:

Diversity Score	Advance Rate Adjustment
Less than 4	0%
Greater than or equal to 4, but less than 6	60%
Greater than or equal to 6, but less than 8	70%
Greater than or equal to 8, but less than 10	85%
Greater than or equal to 10, but less than 12	92.5%
Greater than or equal to 12	100%

“Post-Default Rate” means a rate per annum equal to the Interest Rate otherwise in effect pursuant to this Agreement plus 2.00% per annum.

“Potential Servicer Removal Event” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute a Servicer Removal Event.

“Pounds Sterling” and “₤” means the lawful currency of the United Kingdom.

“Pricing Source” means any of Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation or another nationally recognized broker-dealer or nationally recognized quotation service mutually agreed from time to time by (a) the Administrative Agent and (b) the Equityholder or Servicer.

“Prime Rate” means the rate published in the Wall Street Journal from time to time as the prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by BNP or any other institution in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

“Principal Collection Subaccount” has the meaning assigned to such term in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (howsoever designated).

“Priority of Payments” has the meaning assigned to such term in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Purchase Option Exercise Notice” has the meaning assigned to such term in Section 11.01(b)(ii).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 13.06(e).

“Re-Approval Cut-Off Date” means, with respect to any Collateral Loan that has had a Revaluation Event occur, the date following the submission of a Redetermination Request on which the Administrative Agent assigns a new Loan Value in connection with such Collateral Loan.

“Recipient” means the Administrative Agent, each Lender and each Secured Party.

“Recurring Revenue” means, with respect to any Obligor, (a) the “Recurring Revenue” of such Obligor or any comparable term defined in the Related Documents, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Recurring Revenue” or “Adjusted Revenue” or any comparable term, the amount of revenues of such Obligor in respect of perpetual or recurring licenses, subscriptions, maintenance service, support, hosting, and other revenues identified by the Servicer(including software as a service subscription revenue), of the related Obligor or any of its parents or subsidiaries that are obligated with respect to such Collateral Loan pursuant to the Related Documents (determined on a consolidated basis without duplication in accordance with GAAP), as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Recurring Revenue Loan” means a Collateral Loan that meets each of the following criteria as of the related Cut-Off Date that is underwritten based on the Recurring Revenue of the related Obligor, as designated as such in the related Approval Request, subject to waiver by the Administrative Agent in accordance with the definition of Eligible Collateral Loan hereto (for the avoidance of doubt, if any Collateral Loan does not meet the below listed conditions, but such failure is waived by the Administrative Agent, such Collateral Loan shall still be subject to the Advance Rates, Concentration Limitations and Revaluation Events applicable to Recurring Revenue Loans set forth herein)

(a)            the Obligor with respect to such Collateral Loan has generated a minimum of $15,000,000 in TTM Recurring Revenue during the most recent reporting period; and

(b)            the Related Documents for such Collateral Loan require the Obligor with respect to such Collateral Loan to meet financial covenants as determined by the Administrative Agent in its sole discretion, which may include a covenant for minimum liquidity and maximum loan to value ratio.

“Redetermination Request” means a request of the Borrower (or the Servicer on its behalf) to the Administrative Agent for the Administrative Agent to determinate a new Loan Value for a Collateral Loan following a Redetermination Event.

“Redetermination Event” means an event identified as such by the Borrower (or the Servicer on its behalf) on a Redetermination Request.

“Register” has the meaning assigned to such term in Section 13.06(d).

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) the date that is the 3rd anniversary of the Closing Date (or such later date as may be agreed by the Borrower, the Administrative Agent and each Lender) and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, (i) the loan or credit agreement evidencing such Collateral Loan, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Available Currency other than Dollars, (1) the central bank for the Available Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Available Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Market” means the Swiss francs overnight repo market.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Debt Service Coverage Ratio, Debt-to-Recurring-Revenue Ratio, EBITDA or Interest Coverage Ratio, as applicable, for such Collateral Loan in the applicable Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Servicer” has the meaning assigned to such term in Section 11.01(c).

“Reporting Agent” has the meaning assigned to such term in the EU Securitisation Letter.

“Requested Amount” has the meaning assigned to such term in Section 2.03.

“Required Lenders” means, as of any date of determination, the Administrative Agent and Lenders having aggregate Percentages greater than or equal to 50%; provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director or manager of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer: the initial “authorized signatories” of the parties hereto are set forth on Schedule 6 (as such Schedule 6 may be modified from time to time by written notice), (f) in the case of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, an officer of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, as applicable, having direct responsibility for the administration of this Agreement and (g) in the case of the Borrower, the Servicer or any Affiliate thereof, any duly authorized senior officer with direct responsibility for the administration of this Agreement.

“Revaluation Event” means, with respect to any Collateral Loan as of any date of determination, the occurrence of any one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a)            other with respect to a Recurring Revenue Loan, the Interest Coverage Ratio of the Obligor of such Collateral Loan as of any Relevant Test Period (x) decreases by 20.0% or more from the level for the Relevant Test Period most recently ended prior to the applicable Cut-Off Date) (or on such baseline Interest Coverage Ratio as may be reasonably agreed to by the Administrative Agent and the Borrower (or the Servicer on its behalf)) or (y) is less than 1.50:1.00;

(b)            the Senior Net Leverage Ratio of the related Obligor with respect to such Collateral Loan (other than any Recurring Revenue Loan) as of any Relevant Test Period increases by  20.0% or more from the ratio calculated for the Relevant Test Period most recently ended prior to the applicable Cut-Off Date) (or on such reasonable baseline Senior Net Leverage Ratio as may be agreed to by the Administrative Agent and the Borrower (or the Servicer on its behalf));

(c)            in the case of a Recurring Revenue Loan, the Debt-to-Recurring-Revenue Ratio of the Obligor of such Collateral Loan as of any Relevant Test Period  increases by 20.0% or more from the level for the Relevant Test Period most recently ended prior to the applicable Cut-Off Date (or on such reasonable baseline Debt-to-Recurring-Revenue Ratio as may be agreed to by the Administrative Agent and the Borrower (or the Servicer on its behalf));

(d)            an Insolvency Event occurs with respect to the Obligor;

(e)            an Obligor defaults in the payment of principal or interest (after giving effect to any applicable grace period under the Related Documents, but not to exceed five Business Days) with respect to such Collateral Loan, together with the election by any agent or lender (including the Borrower) to accelerate such Collateral Loan or to enforce any other respective secured creditor rights or remedies but only until such default is cured or waived;

(f)            the occurrence of a Material Modification with respect to such Collateral Loan that was not approved by the Administrative Agent (in its sole discretion); or

(g)            the related Obligor fails to deliver to the applicable Loan Party or the Servicer any financial reporting package (i) as required by the Related Documents of such Collateral Loan (following the lapse of any grace period granted by the applicable Loan Party with respect thereto, but in any event not greater than 45 calendar days) and (ii) no less frequently than quarterly (other than with respect to Recurring Revenue Loans that are included in the Collateral), but which shall in no case exceed sixty (60) days after the end of each quarter and one-hundred and eighty-five (185) days after the end of each fiscal year; provided that if the Obligor delivers to the applicable Loan Party or the Servicer an unqualified audit no later than ninety (90) days after the date on which the applicable financial reporting package was due under the Related Documents, then no Revaluation Event shall be deemed to have occurred so long as no other Revaluation Event is indicated in such audit;

provided that, for any Collateral Loan that is determined to be a Recurring Revenue Loan, the Revaluation Events in respect of such Recurring Revenue Loan will be determined by the Administrative Agent (with the agreement of the Borrower) and provided by the Administrative Agent to the Servicer in writing prior to the initial inclusion of such Recurring Revenue Loan in the Borrowing Base or, if agreed to by the Administrative Agent, the Revaluation Events provided by the Servicer to the Administrative Agent.

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“Revolving Exposure” means, at any time, the sum of the Dollar Equivalent of the aggregate Unfunded Amount of each Collateral Loan (including each Ineligible Collateral Loan) at such time.

“Revolving Reserve Account” has the meaning assigned to such term in Section 8.04.

“RFR Banking Day” means (x) with respect to GBP Advance, a day (other than a Saturday or Sunday) in which banks are open for general business in London and (y) with respect to a CHF Advance, a day (other than a Saturday or Sunday) on which banks are open for the settlement of payments and foreign exchange transactions in Zurich.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services, LLC business, together with its successors.

“S&P Industry Classification” means the industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Servicer if S&P publishes revised industry classifications. The determination of which S&P Industry Classification to which an Obligor belongs shall be made in good faith by the Servicer. Furthermore, for Collateral Loans in the Software industry, the Servicer may assign such Collateral Loan to the industry classification group based on the predominant end-user of the applicable Obligor’s product.

“Sanctioned Country” has the meaning given to such term in Section 4.01(r).

“Sanctioned Person” has the meaning given to such term in Section 4.01(r).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury and/or any other relevant sanctions authority.

“SARON” means, with respect to any Business Day, SARON (Swiss Average Rate Overnight) reference rate administered by SIX (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant day displayed on page SARON.S of the Thomson Reuters screen under the heading CLSFIX.

“SARON Reporting Day” means the day which is the Lookback Period prior to the last day of the Interest Accrual Period or, if that day is not a Business Day, the immediately following Business Day.

“SARON Reporting Time” means (a) with respect to an event described in Section 2.12(c)(i), close of business in London on the SARON Reporting Day for the relevant CHF Advance, and (b) with respect to a Lender providing its Funding Rate to the Administrative Agent, close of business on the date falling two Business Days after the SARON Reporting Day for the relevant CHF Advance (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Accrual Period for that CHF Advance).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria as of the related Cut-Off Date:

(a)            (i) that is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting collateral for such Collateral Loan, subject only to the prior Lien provided to secure the obligations under a “first lien” loan and any other expressly permitted Liens under the Related Documents for such Collateral Loan, including any “permitted liens” as defined in such Related Documents, or such comparable term if “permitted liens” is not defined therein and (ii) that, except for the express lien priority provisions under the documentation of the “first lien” lenders (including super priority facilities permitted thereunder, if any), is either senior to, or pari passu with, all other indebtedness of such Obligor; and

(b)            the Servicer determines in good faith that the value of the collateral securing such Collateral Loan at the time of purchase together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) on or about the time of acquisition is adequate to repay the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by a Lien over the same collateral.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, each Lender, the Servicer (to the extent the Servicer has not been removed), Computershare, in its capacity as Securities Intermediary under the Account Control Agreement, and, if applicable, the Replacement Servicer.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means Computershare, in its capacity as Securities Intermediary under the Account Control Agreement and any other entity as defined in Section 8-102(a)(14) of the UCC.

“Securitisation Regulation” means Regulation (EU) 2017/2402, 2402, as amended by Regulation (EU) 2021/557.

“Securitization” means any private or public term or conduit securitization transaction undertaken by any Loan Party that is secured, directly or indirectly, primarily by Collateral Loans currently or formerly owned by a Loan Party or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility, for which either (i) BNP or an Affiliate thereof acts as an underwriter or placement agent or (ii) BNP has consented.

“Securitization Subsidiary” means an entity whose limited partnership or other equity interests are 100% owned by the Borrower formed for the sole purpose of owning Collateral Loans in anticipation of a Securitization. For the avoidance of doubt, no Person shall be a Securitization Subsidiary after such Person completes a Securitization and the Lien on its Securitization Subsidiary Collateral Portfolio is released in accordance with the terms hereof.

“Securitization Subsidiary Collateral Portfolio” means, with respect to any Securitization Subsidiary party hereto, all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of such Securitization Subsidiary in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of such Securitization Subsidiary of any type or nature, including, without limitation, all right, title and interest of such Securitization Subsidiary in the following (in each case excluding the Excluded Amounts):

(i)            all Collateral Loans and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)            each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)            all interest, dividends, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of a Securitization Subsidiary, which the Securitization Subsidiary is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv)            each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to such Securitization Subsidiary at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as a Securitization Subsidiary could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)            all Cash or Money;

(vi)            all securities, loans and investments and, in each case as defined in the UCC, accounts, chattel paper, deposit accounts, instruments, financial assets, investment property, general intangibles, letter-of-credit rights, and supporting obligations of the Borrower, and all other property of any type or nature in which a Securitization Subsidiary has an interest, and all property of a Securitization Subsidiary which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(vii)            all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(viii)            all Proceeds of any and all of the foregoing.

“Securitization Subsidiary Controlled Account Agreement” means each Account Control Agreement, in form and substance acceptable to the Administrative Agent and the Collateral Agent, in their sole discretion, among the applicable Securitization Subsidiary, the Servicer, the Securities Intermediary, the Administrative Agent and the Collateral Agent.

“Securitization Subsidiary Joinder” means an agreement among a Securitization Subsidiary and the Collateral Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Securitization Subsidiary hereunder after the Closing Date, as contemplated by the terms of this Agreement, a copy of which shall be delivered to the Administrative Agent and the Servicer.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“SEK Advance” means an Advance denominated in Swedish Krona.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable term defined in the Related Documents for such Collateral Loan, and in any case that “Senior Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) total indebtedness of the Obligor (other than indebtedness of such Obligor that is junior in terms of lien subordination to indebtedness of such Obligor held by the applicable Loan Party) minus Unrestricted Cash and cash equivalents to (b)trailing twelve month  EBITDA as calculated by the Servicer in accordance with the Servicing Standard.

“Servicer” means Golub Capital BDC 4, Inc., in its capacity as servicer hereunder and any successor or assign thereto in accordance herewith.

“Servicer Removal Event” means any one of the following events:

(a)            except as set forth in another clause of this definition, the Servicer fails to observe or perform (in each case, solely in its capacity as the Servicer) in any material respect any covenant or agreement applicable to it under this Agreement or any other Facility Document to which it is a party (it being understood that failure to meet the Minimum OC Coverage Test, any Collateral Quality Test or Concentration Limitation is not a breach under this subclause (a)), and, if capable of being cured, is not cured within 30 days of the earlier of (i) a Responsible Officer of the Servicer acquiring actual knowledge of such breach or (ii) a Responsible Officer of the Servicer receiving written notice from the Administrative Agent of such breach;

(b)            the occurrence and continuation of an Event of Default (other than an Event of Default pursuant to clause (g) thereof);

(c)            (A) the occurrence of an act by the Servicer that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Servicer being indicted for a criminal offense materially related to its business of providing asset management services, or (B) any Responsible Officer of the Servicer primarily responsible for the performance by the Servicer of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Servicer providing asset management services and continues to have responsibility for the performance by the Servicer under this Agreement for a period of 30 days after such indictment; provided that any indictment arising from practices that have become the subject of contemporaneous actions against multiple investment advisers shall not constitute a “Servicer Removal Event” for purposes of this clause if the Servicer enters into an agreement of settlement with any authority that has commenced an indictment, which agreement is entered into without prejudice within the 90 days following such indictment;

(d)            the failure of any representation, warranty, or certification made by the Servicer (in each case, solely in its capacity as Servicer) in or pursuant to this Agreement or any other Facility Document, upon which the Administrative Agent or the Lenders have relied to their detriment, to be correct when made that has a Material Adverse Effect on the Borrower or any Secured Party and is not cured within 30 days of the earlier of (i) a Responsible Officer of the Servicer acquiring actual knowledge of such breach or (ii) a Responsible Officer of the Servicer receiving written notice from the Administrative Agent of such breach; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification shall be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate shall cure any breach or failure arising therefrom as of the date of such failure;

(e)            the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $50,000,000, with respect to the Servicer (in each case, net of amounts covered by insurance), and the Servicer shall not have either (i) discharged, satisfied or provided for the discharge or satisfaction of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed, vacated or bonded during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(f)            the Servicer shall have made payments to settle any litigation, claim or dispute totaling more than, in the aggregate, $100,000,000 (in each case, net of amounts covered by insurance);

(g)            an Insolvency Event relating to the Servicer occurs;

(h)            except as permitted hereunder, the Servicer or an Affiliate thereof ceases to be the Servicer without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed);

(i)            any failure by the Servicer to deliver any required reporting under the Facility Documents on or before the date occurring ten (10) Business Days after the date such report is required to be made; or

(j)            a Change of Control occurs.

“Servicer Removal Notice” shall have the meaning assigned to such term in Section 11.01(b)(i).

“Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (a) 0.50% per annum, (b) the arithmetic mean of the aggregate Principal Balance of all Eligible Collateral Loans on the first day and on the last day of the related Collection Period and (c) the actual number of days in such Collection Period, divided by 360; provided that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicing Fee payable on any Payment Date.

“Servicing Standard” means, with respect to any Collateral Loans included in the Collateral, to service and administer such Collateral Loans in accordance with Applicable Law, the terms of this Agreement, the Related Documents and, to the extent consistent with the foregoing, with the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate acknowledged by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto).

“SONIA” means, with respect to any Business Day, the sterling overnight index average published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the sterling overnight index average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source of the sterling overnight index average identified as such by the SONIA Administrator from time to time.

“SONIA Reporting Day” means the day which is the Lookback Period prior to the last day of the Interest Accrual Period or, if that day is not a Business Day, the immediately following Business Day.

“SONIA Reporting Time” means (a) with respect to an event described in Section 2.12(b)(i), close of business in London on the SONIA Reporting Day for the relevant GBP Advance, and (b) with respect to a Lender providing its Funding Rate to the Administrative Agent, close of business on the date falling two Business Days after the SONIA Reporting Day for the relevant GBP Advance (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Accrual Period for that GBP Advance).

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, specified by the Servicer to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent) the Servicer may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of an Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent and specified to the Collateral Agent.

“Standby Investment” means the Morgan Stanley Treasury Portfolio #8304 MISXX.

“STIBOR” means, for any date of determination, with respect to any SEK Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the rate for deposits in Swedish Kroner for a period of three months which appears on the Bloomberg Screen BTMM SW Page under the heading “STIBOR” as of 11:00 a.m., Stockholm time, on the day that is two (2) Business Days prior to the beginning of such Interest Accrual Period. If such rate does not appear on the Bloomberg Screen BTMM SW Page, the rate will be determined on the basis of the rates at which deposits in Swedish Kronor are offered by four major banks in the Stockholm interbank market at approximately 11:00 a.m., Stockholm time, on the day that is two (2) Business Days prior to the beginning of such Interest Accrual Period to prime banks in the Stockholm interbank market for a period of three months commencing on such day and in an amount of at least the Dollar Equivalent of $500,000 in Swedish Krona. The Administrative Agent will request the principal Stockholm office of each of four major banks in the Stockholm interbank market to provide a quotation of its rate. If at least two quotations are provided, the rate for such day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such day will be the arithmetic mean of the rates quoted by major banks in Stockholm, selected by the Administrative Agent, at approximately 11:00 a.m., Stockholm time, on the day that is two (2) Business Days prior to the beginning of such Interest Accrual Period for loans in Swedish Kronor to leading European banks for a period of three months commencing on that day and in an amount of at least the Dollar Equivalent of $500,000 in Swedish Krona. In the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. STIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Structuring Agent” means BNP Paribas Securities Corp.

“Substitute Eligible Collateral Loan” means each Eligible Collateral Loan Delivered by a Loan Party to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 10.03.

“Swedish Krona” means the lawful currency of the Kingdom of Sweden.

“Swiss Francs” means the lawful currency of Switzerland.

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tax Jurisdiction” means a sovereign jurisdiction that is commonly used as the place of organization of special purpose vehicles (including the Cayman Islands, Ireland, Bermuda, Curacao, St. Maarten and the Channel Islands).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any calculation with respect to a CAD Advance, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA, as published by the Term CORRA Administrator.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) or (i) an administrator that the then current Term SOFR Administrator acknowledges to be a successor administrator, as selected by the Administrative Agent in its reasonable discretion, in consultation with the Borrower or (ii) any other successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion, with consent of the Borrower (such consent not to be unreasonably withheld).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TTM Recurring Revenue” means, with respect to any Obligor and any date, unless otherwise agreed to by the Administrative Agent, the Recurring Revenue for such Obligor for the trailing twelve months ending on such date, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Transparency Reports” has the meaning given to such term in the EU Securitisation Letter.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unfunded Amount” means, with respect to any Collateral Loan, as of any date of determination, the unfunded commitment of the applicable Loan Party with respect to such Collateral Loan as of such date.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than statutory liens, liens of depository institutions and blanket liens permitted under or granted in accordance with such Related Documents).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii).

“Utilization Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Website Certification” means the form of certification set out in Exhibit J, or such other form of website certification or such other form as may be agreed between the Borrower, the Collateral Agent, and the Servicer.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Loans included in the Aggregate Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Collateral Loan by (ii) such Eligible Collateral Loan’s contribution to the Aggregate Net Collateral Balance and dividing (b) such sum by the Aggregate Net Collateral Balance.

“Weighted Average Floating Spread” means, as of any date, the number obtained by dividing (a) the Dollar Equivalent of (i) the Aggregate Funded Spread with respect to all Floating Rate Loans (excluding the unfunded portion of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan) plus (ii) the Aggregate Unfunded Spread with respect to all Floating Rate Loans by (b) the Dollar Equivalent of the Aggregate Principal Balance of all Floating Rate Loans as of such date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a)            summing the products of (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii)(A) the Principal Balance plus (B) the Unfunded Amount of such Collateral Loan; and

(b)            dividing such sum by the sum of the Aggregate Principal Balance plus the Unfunded Amount of all Eligible Collateral Loans as of such date.

For purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan. Notwithstanding the foregoing, the Weighted Average Life of a Revolving Collateral Loan shall be excluded from such calculation unless mutually agreed to by the Borrower and the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related obligor).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time in relation to any Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described as such in relation to that Bail-in Legislation in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Obligation” means a loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02            Rules of Construction. For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified, supplemented or replaced from time to time, (h) any Event of Default shall be continuing until expressly waived in writing by the requisite Lenders, (i) except as set forth herein, references herein to the knowledge or actual knowledge of a Person shall mean the actual knowledge following reasonable inquiry of such Person, (j) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Facility Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles, (k) unless otherwise specified herein, if any date specified for an action hereunder falls on a  date that would otherwise not be a Business Day such date shall be the first following date that is a Business Day and (l) the Obligations shall be joint and several obligations of each Loan Party in all respects and each Loan Party jointly and severally agrees to pay, shall be jointly and severally liable for, and absolutely and unconditionally guarantees to each Secured Party the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of, the Obligations arising in connection with this Agreement and each other Facility Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Obligations.

Section 1.03            Computation of Time Periods. Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04            Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)            All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)            For all purposes of this Agreement with respect to the calculation of EBITDA, Debt-to-Recurring-Revenue Ratio or Senior Net Leverage Ratio at any time, each such calculation shall be made utilizing the most recent financial information and calculations for the testing period required to be reported pursuant to the Related Documents of the Obligors received by the Loan Parties (or the Servicer on its behalf) and such calculation of EBITDA, Debt-to-Recurring-Revenue Ratio or Senior Net Leverage Ratio shall be deemed to remain the same for each day of such testing period (unless otherwise specified, in each case, by the Borrower (or the Servicer on its behalf)).

(c)            Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(d)            References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(e)            For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having a Principal Balance equal to zero. Except as otherwise provided herein, Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Test.

(f)            Determinations of the Collateral Loans, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that a Collateral Loan (or portion thereof) that falls into more than one category of Collateral Loans will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

(g)            Unless otherwise expressly provided for herein, all monetary calculations (other than for Dollars) under this Agreement shall be the Dollar Equivalent of such amount, as applicable. Notwithstanding anything to the contrary herein, no Default shall be deemed to have occurred and no monetary thresholds shall be deemed not complied with solely as a result of changes in the applicable exchange rate.

(h)            References in this Agreement to a Loan Party’s “purchase” or “acquisition” of a Collateral Loan include references to such Loan Party’s acquisition of such Collateral Loan by way of a sale and/or contribution from the Equityholder or any Affiliate thereof and the applicable Loan Party’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired by a Loan Party on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(i)            For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

ARTICLE II

ADVANCES

Section 2.01            Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make available to the Borrower an uncommitted revolving credit facility providing for Advances from time to time in Available Currencies on any Business Day during the Reinvestment Period (or immediately thereafter pursuant to Section 8.04), on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding the Dollar Equivalent of such Lender’s Individual Lender Maximum Funding Amount and, as to all Lenders, in an aggregate principal amount at any one time outstanding up to but not exceeding the Dollar Equivalent of the Maximum Available Amount as then in effect; provided that, after making any such Advance, in the case of an Advance denominated in an Available Currency other than Dollars, the Foreign Currency Advance Amount would not exceed the Non-Dollar Sublimit on such day. The Eligible Currency Advances shall be made solely by the Multicurrency Lenders and the Dollar Advances shall be made solely by the Dollar Lenders or the Multicurrency Lenders, as applicable, in each case in accordance with Section 2.03(c).

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.06. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that this is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall be committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List) and the Lenders shall be committed at all times to fund Advances for the purposes set forth in Section 5.01(f) in an amount equal to the excess of the Borrowing Base minus the Advances Outstanding immediately prior to the funding of any Advances pursuant to a Notice of Borrowing, in each case, provided that the related conditions precedent set forth in Article III are satisfied or waived.

Section 2.02            Requests for Collateral Loan Approval. (a)  Prior to the Closing Date, the Servicer, on behalf of the Borrower, shall provide to the Administrative Agent (with a copy to the Borrower and the Collateral Agent) a list of loans (the “Asset List”) that the Borrower is requesting be included in the Approved List (as defined below) and which, subject to such inclusion, may be purchased with, if applicable, funds held in the Principal Collection Subaccount or Eligible Currency Accounts, the proceeds of Advances or Principal Proceeds pursuant to Section 10.02. The Borrower (or the Servicer on its behalf) and the Administrative Agent shall adhere to the following procedures in requesting and approving Collateral Loans for purchase:

(i)            For each loan on the Asset List sent to the Administrative Agent or for any single Approval Request pursuant to clause (vii) below, the Borrower (or the Servicer on its behalf) may provide a notice by electronic mail that contains the information listed in Exhibit I with respect to each loan (which information shall include the amount of the Advance to be requested in order to settle the related purchase) (together with any attachments required in connection therewith and copies of any Related Documents related to such loan on the Approved List, an “Approval Request”).

(ii)            The initial Asset List which the Administrative Agent has approved for purchase by the Loan Parties is attached hereto as Schedule 9 (such list, the “Approved List”), which Approved List may be updated from time to time after the Closing Date by the Borrower with the consent of the Administrative Agent.

(iii)            Subject to paragraphs (iv), (v) and (ix) of this Section 2.02(a), from the time the Administrative Agent has provided the Approved List, the Borrower (or the Servicer on its behalf) shall have the ability to fund, purchase or commit to fund or purchase and fund or purchase any Collateral Loan on the Approved List without further approval by the Administrative Agent; provided that with respect to a purchase or commitment to purchase any Collateral Loan from a third party, only if the Borrower purchases or commits to purchase such Collateral Loan within ten (10) Business Days of approval by the Administrative Agent. On the date occurring ten (10) Business Days after the date of approval by the Administrative Agent, any approved Collateral Loan designated for purchase, if not purchased or committed to be purchased by the Borrower, will be deemed to be removed from the Approved List.

(iv)            The Borrower shall have the ability to request (A) an addition to the Approved List by undertaking similar procedure to clause (vi) below, or (B) a removal from the Approved List.

(v)            During the Approved Asset Validity Period with respect to any Collateral Loan that has been identified for purchase from a third party on the related Approval Request or Approved List, the Administrative Agent, in its sole discretion, may rescind its approval of such Approval Request or such Collateral Loan on the Approved List, in either case, at any time by notice to the Servicer in writing; provided, that (A) such rescission will not invalidate any written or oral commitment to purchase a Collateral Loan entered into or confirmed by the Borrower (or the Servicer on its behalf) prior to the effectiveness of such rescission, (B) any approval to purchase a Collateral Loan that the Borrower (or the Servicer on the Borrower’s behalf) so committed to purchase prior to the effectiveness of such rescission will remain valid and (C) the Borrower (or the Servicer on the Borrower’s behalf) shall not initiate any negotiations to purchase a Collateral Loan after it has received a notice of rescission of the approval with respect thereto from the Administrative Agent. As used herein, “Approved Asset Validity Period” means, with respect to any Collateral Loan that has been identified for purchase on the related Approval Request or Approved List, the period during which the approval to purchase such Collateral Loan is valid, commencing on and including the date (1) such Collateral Loan is included on the Approved List or (2) on which the Approval Request with respect to such Collateral Loan is approved by the Administrative Agent, and ending, in either case, on the earliest to occur of (x) the date such Collateral Loan is removed from the Approved List in accordance with paragraph (iii) of this Section 2.02(a), (y) the effective time of a notice of rescission in accordance with this paragraph (v), and (z) the date occurring ten (10) Business Days after the date (1) such Collateral Loan is included on the Approved List or (2) on which the Approval Request with respect to such Collateral Loan is approved by the Administrative Agent. Following the expiration of the Approved Asset Validity Period with respect to a Collateral Loan, if such Collateral Loan has not been purchased or committed to be purchased by the Borrower, the approval to purchase such Collateral Loan will cease to be valid and, if applicable, such Collateral Loan will be deemed to be removed from the Approved List.

(vi)            As early as commercially practicable, but no later than 12:00 p.m. New York City time on the Business Day following the day that the Borrower (or the Servicer on its behalf) purchases a Collateral Loan on the Approved List from a third party, the Borrower (or the Servicer on its behalf) shall provide by electronic mail to the Administrative Agent (with a copy to the Borrower and the Collateral Agent) a copy of the Collateral Loan Buy Confirmation. For the avoidance of doubt, no Collateral Loan Buy Confirmation shall be required with respect to a Collateral Loan where the Borrower is an original lender under the Related Documents.

(vii)            With respect to loans that are not on the Approved List, the Borrower (or the Servicer on behalf of the Borrower) may send an Approval Request at any time to the Administrative Agent. If the Administrative Agent receives an Approval Request by 12:00 p.m. New York City time on any Business Day, the Administrative Agent shall use commercially reasonable efforts to notify the Servicer and Borrower in writing (including via electronic mail) whether it has approved or rejected such Approval Request by 12:00 p.m. New York City time on or prior to the second Business Day thereafter (it being understood, for the avoidance of doubt, that (x) any Approval Request received by the Administrative Agent after 12:00 p.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day and (y) any Approval Request as to which the Administrative Agent has not notified the Servicer and Borrower that it has approved such Approval Request by 12:00 p.m. New York City time on or prior to the second Business Day thereafter shall be deemed to have been rejected).

(viii)            Notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall have the right, acting in its sole and absolute discretion, to (A) approve or reject any Approval Request, (B) request additional information reasonably available to the Borrower regarding any proposed Collateral Loan. and (C) rescind the approval of any Approval Request or of any Asset included in an Approved List that has been identified for purchase from a third party and not to be funded by the Borrower.

Section 2.03            Making of the Advances. (a)  If the Borrower desires that the Lenders make an Advance under this Agreement with respect to any Loan Class in connection with a Loan Party’s purchase of a Collateral Loan for which the Approval Request has been approved or which has been identified on the Approved List pursuant to Section 2.02, it shall give the Collateral Agent and the Administrative Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Advance (which notice shall be irrevocable and effective upon receipt) not later than (x), with respect to any Dollar Advance, 2:00 p.m. at least one (1) Business Day prior to the day of the requested Advance, (y) with respect to a CAD Advance, Euro Advance or a GBP Advance, 2:00 p.m. New York City time at least two (2) Business Days prior to the day of the requested Advance and (z) with respect to any Advance, other than a Dollar Advance, CAD Advance, Euro Advance or GBP Advance, 2:00 p.m. New York City time at least three (3) Business Days prior to the day of the requested Advance.

Each Notice of Borrowing shall be substantially in the form of Exhibit B, dated the date the request for the related Advance is being made, signed by a Responsible Officer of the Borrower or the Servicer, as applicable, shall attach a Borrowing Base Calculation Statement (which Borrowing Base Calculation Statement shall give pro forma effect to any Collateral Loans being acquired with the proceeds of such Advance on such date or the following Business Day), and shall otherwise be appropriately completed. In addition, the Servicer must provide to the Administrative Agent for each Collateral Loan copies of the Asset Information related to such Collateral Loan and such additional materials related to such Collateral Loan as may be reasonably requested by the Administrative Agent (provided that, for the avoidance of doubt, any investment committee memoranda and internal documents or reports (including, without limitation, internal monitoring reports with respect to an obligor of a Collateral Loan) prepared by Golub Capital BDC 4, Inc., GC Advisors LLC or their respective affiliates and provided to an investment committee of Golub Capital BDC 4, Inc., GC Advisors LLC or their respective affiliates in connection with the origination, acquisition, amendment, restatement, supplement, waiver or other modification of any Collateral Loan (each, an “IC Memo”) shall only be delivered to the Administrative Agent and shall not be shared with any other Secured Party or any other Person). Each Notice of Borrowing shall specify the Class under which the related Advance shall be allocated. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Facility Termination Date, the currency of the Advance requested shall be in an Available Currency and the amount of the Advance requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least the Dollar Equivalent of $500,000 or an integral multiple of the Dollar Equivalent of $100,000 in excess thereof (or, if less, (x) the lower of (1) the remaining unfunded Individual Lender Maximum Funding Amounts hereunder and (2) with respect to any Advances other than a Dollar Advance, the Non-Dollar Sublimit minus the Foreign Currency Advance Amount or, (y) in the case of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, such lesser amount required to be funded by the applicable Loan Party in respect thereof). Notwithstanding anything to the contrary contained herein, a Notice of Borrowing may include requests for more than one Advance so long as each request therein separately satisfies the terms and conditions set forth in this Section 2.03 and in Section 3.02.

(b)           Subject to the requirements set forth in Sections 2 and 3 hereof, each Lender shall, not later than 2:00 p.m. New York City time on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in the applicable Available Currency to the applicable Principal Collection Subaccount (or in accordance with the wire instructions delivered in connection with the Notice of Borrowing).

(c)           Multicurrency Provisions.

(i)            Each Lender hereby agrees that (A) each Eligible Currency Advance shall be funded in its entirety by the Multicurrency Lenders and (B) each Advance funded in Dollars shall be funded in its entirety by the Dollar Lenders or the Multicurrency Lenders, as applicable.

(ii)           [Reserved.].

(iii)           Notwithstanding anything to the contrary herein, at no time shall (x) any Multicurrency Lender have any obligation to fund any Advance in any currency other than Euros, Pounds Sterling, Dollars or any other Available Currency or (y) any Dollar Lender have any obligation to fund any Advance in any currency other than Dollars.

(d)            Notwithstanding anything in this Section 2.03 to the contrary, the Servicer, on behalf of the Borrower, may deliver a Notice of Borrowing to the Collateral Agent and the Administrative Agent (with a copy to each Lender) after 2 p.m. New York City time on the first Business Day prior to the proposed Advance and prior to 11 a.m. New York City time on the date of the proposed Advance (an “Expedited Notice of Borrowing”). Upon receipt of an Expedited Notice of Borrowing, each Lender shall use commercially reasonable efforts to make such Advance on the proposed funding date set forth in the Expedited Notice of Borrowing subject to the terms and conditions for borrowings otherwise set forth in this Agreement; provided, that, if a Lender is unable to make an Advance pursuant to an Expedited Notice of Borrowing due to the occurrence of a force majeure, or any other unexpected and unforeseen event, including, without limitation, market disruptions, such Lender shall make such Advance subject to the terms and conditions for Advances otherwise set forth in this Agreement as soon as such Lender is reasonably able to do so or on the timing specified in Section 2.03(a), whichever is earlier.

Section 2.04            Evidence of Indebtedness. (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts and currencies of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b)            Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 13.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.04.

Section 2.05            Payment of Principal and Interest. The Borrower shall pay principal of each Advance and Interest on each Advance as follows:

(a)            100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)            Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall, prior to each Payment Date, determine the accrued and unpaid Interest with respect to each Advance for the related Interest Accrual Period and Utilization Fees payable thereto using the applicable Interest Rate during such Interest Accrual Period to be paid by the Borrower on each Payment Date for the related Interest Accrual Period and shall advise each Lender, the Collateral Agent and the Servicer thereof and shall send a consolidated invoice of all such Interest and Utilization Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date.

(c)            Accrued and unpaid Interest shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment of the Advances pursuant to Section 2.06(a); provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment (or on such date of prepayment if requested by the Administrative Agent).

(d)            The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute and unconditional, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person except as otherwise provided under the Facility Documents.

Section 2.06            Prepayment of Advances.

(a)            Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that other than with respect to any repayment necessary to cure a Cash Trap Event, a Cash Sweep Event, a breach of the Minimum OC Coverage Test, an OC Ratio Breach or as otherwise permitted, the Borrower shall have delivered to the Collateral Agent, the Lenders and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C not later than 2:00 p.m. New York City time one (1) Business Day prior to the date of such prepayment. The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall specify the portion of the outstanding principal balance of each Advance that shall be prepaid and be irrevocable and effective upon receipt and shall be dated the date such notice is given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each Notice of Prepayment shall provide for prepayment of Advances by the Borrower pursuant to this Section 2.06(a), in each case, in an aggregate principal amount of at least the Dollar Equivalent of $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any Notice of Prepayment delivered by the Borrower shall be revocable at the Borrower’s option.

(b)            Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments.

(c)            Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.06 shall be subject to Sections 2.05(c) and 2.11 and applied to the Advances in accordance with the Lenders’ respective Percentages.

(d)            Available Currency. Any and all prepayments made by the Borrower under the Facility Documents shall be made in the applicable Available Currency.

Section 2.07            Changes of Individual Lender Maximum Funding Amounts.

(a)            Automatic Reduction and Termination. Subject to the provisions of Section 8.04, the Individual Lender Maximum Funding Amounts of each Lender shall be automatically reduced to zero at 5:00 p.m. New York City time on the Facility Termination Date.

(b)            Optional Reductions. The Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time concurrently with the payment of any applicable Facility Reduction Fee payable in connection therewith upon not less than two (2) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances outstanding at such time and (y) the Revolving Exposure at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Individual Lender Maximum Funding Amounts of each Lender. Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically.

(c)            Effect of Termination or Reduction. The Individual Lender Maximum Funding Amounts of the Lenders once terminated or reduced may not be reinstated (unless otherwise agreed to in writing). Each reduction of the Facility Amount pursuant to this Section 2.07 shall be applied ratably among the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts.

Section 2.08            Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.09            Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. Neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.10            Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person;

(ii)           subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Affected Person or any market relevant to any Applicable Index any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the Applicable Index or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to an Applicable Index (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in accordance with the Priority of Payments such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.10.

(b)            Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity coverage), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will promptly pay to such Affected Person in Dollars as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.10, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed; provided that the amounts payable under this Section 2.10(b) shall be without duplication of amounts payable under Section 13.03 and shall not include any Excluded Taxes.

(c)            Certificates from Lenders. A certificate of an Affected Person setting forth in reasonable detail the basis for such demand and the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section 2.10 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error; provided that such Affected Person charges such increased costs to borrowers that are substantially similar to the Borrower in financing transactions materially similar to the financing transaction set forth in this Agreement. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof provided that such certificate shall have been delivered no less than three (3) Business Days’ prior to the Determination Date related to such Payment Date.

(d)            Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.10 for any costs, reductions, penalties or interest incurred more than 180 days prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to any increased costs or reductions and of such Affected Person’s intention to claim compensation therefor.

(e)            Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.10, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(f)            Notwithstanding the provisions of Section 13.06 or any other provision herein to the contrary, at any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender or require any Lender (in each case other than BNP so long as it is a Majority Lender) to assign and delegate, without recourse, all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment), if any Lender (A) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 2.10, Section 2.11 or Section 13.03 or (B) has received a written notice from the Borrower of an impending Change in Law that would entitle such Lender to payment of additional amounts pursuant to Section 2.10, Section 2.11 or Section 13.03, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 2.10(e) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 2.10, Section 2.11 or Section 13.03 or (C) has not consented without undue delay to any proposed amendment, supplement, modification, consent or waiver, which, so long as BNP is a Lender hereunder, is otherwise approved by BNP in such capacity, each pursuant to Section 13.01 or (D) becomes a Defaulting Lender or (E) does not consent to a request to extend the date set forth in the definition of “Facility Termination Date”; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for increased costs or Indemnified Taxes, as the case may be, (iv) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (v) if such replacement is being effected in accordance with clauses (A), (C) or (D) of this Section 2.10(f), the Borrower shall have the right, but not the obligation, to repay on a non-pro rata basis the outstanding Advances of such Lender; provided that, any such non-pro rata repayment in connection with removing or replacing a Lender, shall not increase any other Lender’s Individual Lender Maximum Funding Amount and the Maximum Facility Amount shall be deemed reduced by the amount of such repayment until such repaid Lender has been replaced. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.07(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.11            Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Date (or on the applicable date of prepayment) following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts and shall be delivered not less than three (3) Business Days’ prior to the Determination Date related to such Payment Date) in accordance with the Priority of Payments, for all reasonable and documented actual losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the Applicable Index and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) any Advance bearing interest that was computed by reference to the Applicable Index by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, and (ii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the Applicable Index is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.12            Inability to Determine Rates; SONIA Market Disruption and Cost of Funds; SARON Market Disruption and Cost of Funds. (a)  With respect to any Advance other than a GBP Advance or CHF Advance, if, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Applicable Index (other than Adjusted Cumulative Compounded SONIA or Adjusted Non-Cumulative Compound SARON) for the applicable Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender; provided that the Administrative Agent has made a similar determination with respect to similarly situated borrowers in similar facilities. Upon receipt of such notice, (i) the Borrower may revoke any pending request for borrowing of, conversion to or continuation of Advances (to the extent of the affected Advances or affect Interest Accrual Periods) or, failing that, will be deemed to have converted such request into a request for Advances in the amount specified therein bearing interest at a rate per annum equal to the Cost of Funds Rate plus the Applicable Margin and (ii) any outstanding affected Advances will be deemed to have been converted into Advances bearing interest a rate per annum equal to the Cost of Funds Rate plus the Applicable Margin at the end of the applicable Interest Accrual Period. Thereafter, the obligation of the Lenders to make or maintain Advances based upon the Applicable Index (other than Adjusted Cumulative Compounded SONIA or Adjusted Non-Cumulative Compounded SARON) will be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(b)            With respect to a GBP Advance:

(i)            If (A) there is no applicable SONIA or Central Bank Rate for the purposes of calculating the Cumulative Compounded SONIA Rate for an RFR Banking Day during an Interest Accrual Period for a GBP Advance, or (B) the Administrative Agent receives notifications before the SONIA Reporting Time for such GBP Advance from a Lender or Lenders (in each case, whose aggregate participations in such GBP Advance exceed 50% of such GBP Advance) that its cost of funds relating to its participation in such GBP Advance would be in excess of the Adjusted Cumulative Compounded SONIA Rate, each Lender’s share of such GBP Advance shall instead accrue interest at the percentage rate per annum which is equal to the weighted average of the rates notified to the Administrative Agent by each Lender as soon as practicable and in any event by the SONIA Reporting Time for such GBP Advance, in each case, expressed as a percentage rate per annum equal to such Lender’s cost of funds relating to its participation in such GBP Advance (with respect to each Lender, each such rate, its “Funding Rate”).

(ii)            If this Section 2.12(b) applies and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(iii)            Any alternative basis agreed pursuant to clause (ii) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties hereto.

(iv)            If the circumstances set forth in clause (i)(B) above exist and (A) a Lender’s Funding Rate is less than the Adjusted Cumulative Compounded SONIA Rate; or (B) a Lender does not notify a rate to the Administrative Agent by the relevant SONIA Reporting Time, such Lender’s Funding Rate relating to its participation in such GBP Advance shall be deemed, for the purposes of calculating the weighted average pursuant to clause (i) above, to be the Adjusted Cumulative Compounded SONIA Rate for such GBP Advance.

(v)            Subject to clause (iv) above, if this Section 2.12(b) applies but any Lender does not notify a rate to the Administrative Agent by the SONIA Reporting Time for the relevant GBP Advance, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(c)            With respect to a CHF Advance:

(i)            If (A) there is no applicable SARON or Central Bank Rate for the purposes of calculating the Non-Cumulative Compounded SARON Rate for an RFR Banking Day during an Interest Accrual Period for a CHF Advance, or (B) the Administrative Agent receives notifications before the SARON Reporting Time for such CHF Advance from a Lender or Lenders (in each case, whose aggregate participations in such CHF Advance exceed 50% of such CHF Advance) that its cost of funds relating to its participation in such CHF Advance would be in excess of the Adjusted Cumulative Compounded SARON Rate, each Lender’s share of such CHF Advance shall instead accrue interest at the percentage rate per annum which is equal to the weighted average of the rates notified to the Administrative Agent by each Lender as soon as practicable and in any event by the SARON Reporting Time for such CHF Advance, in each case, expressed as a percentage rate per annum equal to such Lender’s cost of funds relating to its participation in such CHF Advance (with respect to each Lender, each such rate, its “Funding Rate”).

(ii)            If this Section 2.12(c) applies and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(iii)            Any alternative basis agreed pursuant to clause (iii) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties hereto.

(iv)            If the circumstances set forth in clause (i)(B) above exist and (A) a Lender’s Funding Rate is less than the Adjusted Cumulative Compounded SARON Rate; or (B) a Lender does not notify a rate to the Administrative Agent by the relevant SARON Reporting Time, such Lender’s Funding Rate relating to its participation in such CHF Advance shall be deemed, for the purposes of calculating the weighted average pursuant to clause (i) above, to be the Adjusted Cumulative Compounded SARON Rate for such CHF Advance.

(v)            Subject to clause (iv) above, if this Section 2.12(c) applies but any Lender does not notify a rate to the Administrative Agent by the SARON Reporting Time for the relevant CHF Advance, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(d)            If this Section 2.12 applies the Administrative Agent shall, as soon as is practicable, notify the Borrower.

Section 2.13            Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14            Post-Default Interest. The Borrower shall pay interest on all Obligations (other than any Administrative Expenses) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15            Payments Generally. (a)  All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the Payment Account for payment by the Collateral Agent to the applicable recipient in the applicable Available Currency, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. All payments made by the Collateral Agent pursuant to a Payment Date Report on any Payment Date shall be wired by the Collateral Agent by 2:00 p.m. New York City time on such Payment Date. Prepayments to be made pursuant to Section 2.06 for which the Collateral Agent has received a Notice of Prepayment two (2) Business Days prior to the scheduled date of prepayment shall be wired by the Collateral Agent by 2:00 p.m. New York City time on such date. All other payments by the Borrower must be received in the Payment Account by the Collateral Agent on or prior to 3:00 p.m. New York City time on a Business Day (the Collateral Agent shall then wire such funds to the Lenders by 5:00 p.m. New York City time on such Business Day); provided that, payments received by the Collateral Agent after 3:00 p.m. New York City time on a Business Day will be deemed to have been paid on the next following Business Day. For the avoidance of doubt, for purposes of Section 6.01, amounts to be paid by the Borrower shall be deemed to have been paid and received when such amounts have been deposited into the Payment Account in the applicable Available Currency in immediately available funds. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)            Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance; provided further, that with respect to CAD Advances and GBP Advances, such computations shall be computed on the basis of a year of three hundred and sixty-five (365) days and the actual number of days elapsed. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c)            Any and all payments made by the Borrower under the Facility Documents shall be made in the applicable Available Currency. The Servicer shall instruct the Collateral Agent, no later than two (2) Business Days immediately preceding each Payment Date, to convert amounts on deposit in the applicable Collection Account into each Available Currency (pro rata based on available amounts from each other Available Currency, unless otherwise directed in writing by the Servicer) pursuant to the definition of “Dollar Equivalent” to the extent necessary to make payments required in each Available Currency hereunder. All risks and expenses incident to such conversion is the responsibility of the Borrower and the Collateral Agent shall have (x) no responsibility for fluctuations in exchange rates affecting any Collections or conversion thereof and (y) to the extent it complies with the instructions provided by the Servicer, no liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.

Section 2.16            [Reserved]

Section 2.17            Defaulting Lenders. (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01(d).

(ii)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. At the request of the Borrower, the parties hereto agree that a Defaulting Lender shall assign its Individual Lender Maximum Funding Amount in accordance with Section 13.06 in a timely manner.

(iii)           For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Utilization Fee or Facility Reduction Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)            If the Administrative Agent and the Borrower agree that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18         Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document (other than as provided in the definition of Conforming Changes).

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Lenders, the Servicer, the Equityholder and the Collateral Agent of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, the Term CORRA Reference Rate or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any Notice of Borrowing, or request for a conversion to or continuation of Advances in the applicable Available Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any such request for a Dollar Advance into a Notice of Borrowing of or request for a conversion to Advances denominated in the applicable currency bearing interest at a rate per annum equal to, in the case of Dollar Advances, the Cost of Funds plus the Applicable Margin, or (y) any Advance denominated in an Available Currency (other than Dollars) shall be ineffective, as applicable. Furthermore, if any Advance in any Available Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to an Applicable Index applicable to such Advance, then (i) if such Advance is denominated in Dollars, then on the last day of the Interest Accrual Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, an Advance denominated in Dollars bearing interest at a rate per annum equal to the Cost of Funds Rate plus the Applicable Margin on such day or (ii) if such Advance is denominated in any Available Currency (other than Dollars), then such Advance shall, on the last day of the Interest Accrual Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day, (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an Advance denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) bearing interest at a rate per annum equal to the then-applicable Benchmark for Dollar Advances plus the Applicable Margin on such day (it being understood and agreed that if the Borrower does not so prepay such Advance on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Advance into an Advance denominated in Dollars bearing interest at a rate per annum equal to the then-applicable Benchmark for Dollar Advances plus the Applicable Margin), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Available Currency pursuant to this Section 2.18, such Advance denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, an Advance denominated in such original Available Currency (in an amount equal to the equivalent in such currency of such Available Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Available Currency. None of the Collateral Agent, the Custodian or the Securities Intermediary will have any responsibility for the selection or determination of an alternate benchmark rate or other replacement index, or any liability for any failure or delay in performing their duties hereunder solely as a result of the unavailability of a benchmark rate during a Benchmark Unavailability Period.

(f)            Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document (other than as provided in the definition of Conforming Changes), any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document. The Administrative Agent will promptly notify the Borrower, the Equityholder, the Servicer and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01         Conditions Precedent to Initial Advance. The obligation of each Lender to make its initial Advance hereunder shall be subject to the satisfaction (or written waiver) of the conditions set forth in Section 3.02 and the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)            each of the Facility Documents (other than the Collateral Agent Fee Letter, which shall be delivered directly to the Collateral Agent) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)            true and complete copies of the Constituent Documents of each Loan Party, the Equityholder and the Servicer as in effect on the Closing Date;

(c)            a certificate of a Responsible Officer of each Loan Party certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its designated manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(d)            each Lender shall have received all documentation and other information requested by such Lender and/or required by regulatory authorities with respect to each Loan Party, the Equityholder and the Servicer under applicable “know your customer” and Anti-Money Laundering Laws, all in form and substance reasonably satisfactory to each Lender;

(e)            [Reserved];

(f)             a certificate of a Responsible Officer of the Servicer certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iv) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(g)            financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable) in proper form for filing on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(h)            copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by any Loan Party, the Equityholder or any transferor;

(i)             legal opinions (addressed to each of the Secured Parties) of counsel to each Loan Party, the Equityholder, the Servicer, the Collateral Agent and the Custodian, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(j)             evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established, and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Securities Intermediary and shall be in full force and effect;

(k)            evidence that (i) all fees and expenses due and payable to each Lender on or prior to the Closing Date and the structuring fee payable under the Administrative Agent Fee Letter have been received or will be received contemporaneously with the Closing Date; (ii) the reasonable and documented fees and expenses of Cadwalader, Wickersham & Taft LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby (to the extent invoiced on or prior the Closing Date) shall have been paid by the Borrower; and (iii) all other reasonable and documented up-front expenses and fees (including legal fees of outside counsel and any fees required under the Collateral Agent Fee Letter) that are invoiced at least one Business Day prior to the Closing Date shall have been paid by the Borrower; and

(l)             such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02         Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment (or written waiver) of the following conditions; provided that the conditions described in clauses (d) and (e) (other than a Default or Event of Default described in Section 6.01(b)) below need not be satisfied if the proceeds of the Advance are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Loan Parties to fund the Revolving Reserve Account to the extent required under Section 8.04:

(a)            subject to Section 2.02, the Administrative Agent must have received and approved an Approval Request for the loan(s) the applicable Loan Party intends to purchase with the proceeds of the Advance and such approval has not expired or been rescinded or the loan(s) the applicable Loan Party intends to purchase with the proceeds of the Advance must be on the current Approved List; provided that, in each case, such approval has not expired, been withdrawn, been deemed to be rejected or been rescinded in accordance with Section 2.02.

(b)            the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.03;

(c)            immediately after the making of such Advance on the applicable Borrowing Date, the Minimum OC Coverage Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(d)            each of the representations and warranties of each Loan Party, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(e)            no Default, Event of Default, Potential Servicer Removal Event or Servicer Removal Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(f)             the Reinvestment Period shall not have terminated;

(g)            after giving effect to any Advance of an Available Currency not denominated in Dollars, the Dollar Equivalent of the Foreign Currency Advance Amount denominated in an Available Currency other than Dollars shall not exceed the Non-Dollar Sublimit; and

(h)            after giving effect to such Advance, the Dollar Equivalent of the aggregate outstanding principal balance of the Advances shall not exceed the Maximum Available Amount; and

(i)             the Minimum Equity Amount is satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01         Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)            Due Organization. It is duly organized, validly existing and is in good standing under the laws of its jurisdiction of organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)            Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)            Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under, the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)            [Reserved].

(e)            Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the Advances or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents in any material respect or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties.

(f)             Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material Governmental Authorizations and material Private Authorizations which are necessary for it to properly carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Advances under this Agreement, the pledge of the Collateral under this Agreement and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g)            Compliance with Agreements, Laws, Etc. It has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)            Location. Its office in which it maintains its books and records is located at the addresses set forth on Schedule 5. Its registered office and jurisdiction of organization is the jurisdiction referred to in Section 4.01(a).

(i)             Investment Company Act. Assuming compliance by each of the Lenders and any Participant with section 13.06, neither it nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(j)             ERISA. Neither it nor any member of the ERISA Group has, or during the past six years had, any liability or obligation with respect to any Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect.

(k)            Taxes. It is a disregarded entity for U.S. federal income tax purposes. It has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(l)             Filings and Stamp Taxes. This Agreement is in proper legal form under the applicable law of the jurisdiction of incorporation or formation of the Borrower for the enforcement hereof or thereof against the Borrower, and to ensure legality, validity, enforceability, priority or admissibility in evidence of this Agreement it is not necessary that (i) this Agreement, or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction of incorporation or formation of the Borrower or (ii) that any registration charge or stamp or similar tax be paid in any jurisdiction on or in respect of this Agreement or any other document.

(m)           Plan Assets. Its assets are not treated and during the term of this Agreement will not be treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA (the “Plan Asset Rule”) and the Collateral is not and during the term of this Agreement will not be deemed to be “plan assets” for purposes of the Plan Asset Rule.

(n)            Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, it is and will be Solvent.

(o)            Representations Relating to the Collateral. (i) It owns and has good and marketable legal and beneficial title to the applicable Collateral Loans and other applicable Collateral free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii)            except for Permitted Liens or as contemplated by the Facility Documents, it has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. It has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against it that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and it is not aware of any judgment, PBGC liens or tax lien filings against it or any of its assets;

(iii)           the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or Security Entitlements to Financial Assets resulting from the crediting of Financial Assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv)           all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC;

(v)            this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statements referred to in clause (viii) below and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens) and claims and is enforceable as such against creditors of and purchasers from it, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)           it has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)          with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account and the Securities Intermediary for each Covered Account has agreed to treat all assets credited to such Covered Account as Financial Assets;

(viii)         with respect to Collateral that constitutes accounts or general intangibles (as defined in Section 9-102(a)(42) of the UCC), it has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which it hereby agrees may be an “all assets” filing);

(ix)            it has taken all steps necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC) with respect to each Covered Account;

(x)             the Covered Accounts are in its name and not in the name of any other Person. It has not instructed the Securities Intermediary of any Covered Account to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a notice of exclusive control, it and the Servicer may cause Cash in the Covered Accounts to be invested in Eligible Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement;

(xi)            all Covered Accounts constitute “securities accounts” as defined in Section 8-501(a) of the UCC; and

(xii)          each Collateral Loan was originated without any fraud or material misrepresentation by the Equityholder or, to the best of the Borrower’s knowledge, on the part of the Obligor.

(p)            Eligibility. (i) The information contained in each Notice of Borrowing delivered pursuant to Section 2.03, is an accurate and complete listing of all Collateral Loans included in the Collateral as of the related Borrowing Date and the information contained therein with respect to the identity of such Collateral Loan and the amounts owing thereunder is true, correct and complete as of the related Borrowing Date and (ii) with respect to each Collateral Loan included in any calculation of the Borrowing Base or OC Ratio, such Collateral Loan is an Eligible Collateral Loan at such time; provided that, notwithstanding anything to contrary contained herein, to the extent any such Collateral Loan is repurchased or otherwise removed from the Borrowing Base pursuant to the Loan Sale Agreement, then no such breach of the foregoing shall constitute an Event of Default or other breach of this Agreement.

(q)            Anti-Corruption Laws and Anti-Terrorism Laws. None of the applicable Loan Party, its subsidiaries, their respective directors or officers, or, to the best knowledge of the applicable Loan Party, their respective employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction and such Loan Party and its Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

(r)             Sanctions. None of the applicable Loan Party, its subsidiaries, their respective directors or officers, or, to the best knowledge of such Loan Party, their respective employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions, including any government or governmental agency that is the subject of Sanctions broadly prohibiting dealings with such government or government agency (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

(s)            No Default. It is not in default under or with respect to any contractual obligation or restriction (other than the Facility Documents) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)             No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(u)            Information. All written or electronic information, exhibits, financial statements, documents, books, records, reports, certificates and statements furnished by the applicable Loan Party (or the Servicer on its behalf) to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby and thereby are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that, solely with respect to written or electronic factual information furnished by any Loan Party which was provided to such Loan Party from an Obligor with respect to a Collateral Loan, such information need only be accurate, true and correct to the knowledge of the applicable Loan Party. Any projections or forward-looking information (including such statements with respect to the collectability of, or risks or benefits associated with a Collateral Loan) provided by or on behalf of any Loan Party were prepared in good faith based on assumptions believed by any Loan Party to be reasonable at the time so prepared.

Section 4.02         Representations and Warranties of the Servicer. The Servicer represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows:

(a)            Due Organization. It is a limited liability company duly formed and validly existing under the laws of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)            Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)            Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)            [Reserved].

(e)            Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents in any material respect or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(f)             Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material Governmental Authorizations and material Private Authorizations which are necessary for it to properly carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g)            Compliance with Agreements, Laws, Etc. It has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)            [Reserved].

(i)             Taxes. It has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j)             [Reserved].

(k)            Anti-Corruption Laws and Anti-Terrorism Laws. None of the Servicer, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Servicer, their respective employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction and the Servicer and its Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

(l)             Sanctions. None of the Servicer, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Servicer, their respective employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, or (ii) located, organized or resident in, or whose government is, a Sanctioned Country.

(m)            [Reserved].

(n)            No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(o)            Information. All written or electronic information, exhibits, financial statements, documents, books, records, reports, certificates and statements furnished by the Servicer to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby and thereby are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that, solely with respect to written or electronic factual information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Collateral Loan, such information need only be accurate, true and correct to the knowledge of the Servicer. Any projections or forward-looking information (including such statements with respect to the collectability of, or risks or benefits associated with a Collateral Loan) provided by or on behalf of the Servicer were prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time so prepared.

Section 4.03         Representations and Warranties of the Equityholder. The Equityholder represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows:

(a)            Due Organization. It is a corporation duly incorporated and validly existing under the laws of the State of Maryland, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)            Due Qualification. It is duly qualified to do business and, to the extent applicable, is in good standing as a corporation in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)            Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)            Investment Company Act. It (i) is not required to register as an “investment company” under the Investment Company Act and (ii) has elected to be regulated as a “business development company” for purposes of the Investment Company Act.

(e)            Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect, and with respect to clause (B), result in the creation of a Lien (other than Permitted Liens) under, (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(f)             Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all material Governmental Authorizations and material Private Authorizations which are necessary for it to carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(g)            Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence as a corporation. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, if applicable, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)            Anti-Corruption Laws and Anti-Terrorism Laws. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective employees or its Affiliates, has engaged in any activity or conduct which would violate any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction and the Equityholder and its Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

(i)             Sanctions. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective employees or its Affiliates, is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in, or whose government is, a Sanctioned Country.

ARTICLE V

COVENANTS

Section 5.01         Affirmative Covenants of the Loan Parties. Each Loan Party covenants and agrees that, until the Collection Date:

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s material covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c)            Further Assurances. It shall promptly upon the reasonable request of the Administrative Agent, at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority (subject to Permitted Liens) perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Administrative Agent, it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents.

(d)            Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender):

(i)             [Reserved];

(ii)            within two Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect, (D) Revaluation Event, or (E) Collateral Loan that ceases to be an Eligible Collateral Loan, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; provided that a failure to provide the information set forth in clause (C) shall not be a Default or an Event of Default hereunder;

(iii)           from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the Minimum OC Coverage Test) as the Administrative Agent may reasonably request if reasonably available without undue burden or expense to the Borrower; provided that, for the avoidance of doubt, any IC Memos required by the Administrative Agent shall not be delivered to any other Secured Party or any other Person;

(iv)           promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(v)            promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests that are necessary to comply with its ongoing obligations under applicable “know your customer,” Anti-Money Laundering Laws and sanctions rules and regulations; and

(vi)           within two Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly affecting in any material respect the Collateral (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Collateral.

(e)            Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent as its agent or representative, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals: (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) the Related Documents with respect to the Collateral; provided that, so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Lenders and the Administrative Agent. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and whenever possible occur on one such date as a single group and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Notwithstanding the foregoing, any such visit and inspection shall be reasonable in scope, completed within a reasonable period of time, subject to standard security and confidentiality procedures and shall not otherwise interfere in any material respect with the Borrower’s business and operations. Further, notwithstanding anything to the contrary herein, any IC Memos shall only be delivered (or made available) to the Administrative Agent and shall not be shared with any other Secured Party or any other Person.

(f)             Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)             to fund or pay the purchase price of Collateral Loans or Eligible Investments acquired by the applicable Loan Party in accordance with the terms and conditions set forth herein (it being understood that the Borrower may request an Advance to fund the applicable Advance Rate of one or more Collateral Loans either on the date of acquisition or at a later time during the Reinvestment Period pursuant to Article II);

(ii)            to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms of this Agreement;

(iii)           to fund the Revolving Reserve Account on or prior to the Facility Termination Date to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Facility Termination Date with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.04); and

(iv)           to make Permitted Distributions or Permitted RIC Distributions or otherwise to pay fees and expenses in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing herein shall restrict any Securitization Subsidiary from effecting any dividend of Collateral Loans or cash from such Securitization Subsidiary to the Borrower, which such dividend shall not require the consent of the Administrative Agent or any other Person.

(g)            Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written or electronic information, exhibits, financial statements, documents, books, records, reports, certificates and statements furnished by or on behalf of it to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be accurate, true, complete and correct in all material respects as of the date such information is stated or certified and no such document or certificate shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that solely with respect to information furnished by a Loan Party which was provided to such Loan Party from an Obligor with respect to a Collateral Loan, such information shall only need to be accurate, true, complete and correct to the actual knowledge of such Loan Party; provided further that, with respect to projected financial information, each Loan Party represents only that such information represents such Loan Party’s good faith estimates as of the date of preparation thereof, based upon methods and data such Loan Party believes to be reasonable and accurate, but actual results during the periods covered by such projections may differ materially from such projections.

(h)            Opinions as to Collateral. On or before each five year anniversary of the Closing Date, at the request of the Administrative Agent, it shall furnish to the Agents an opinion of counsel addressed to the Agents and the Borrower relating to the continued perfection of the security interest granted by each Loan Party to the Collateral Agent hereunder.

(i)             No Other Business. It shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith (and any business related to the foregoing) and entering into and performing its obligations under the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(j)             Tax Matters. It shall remain a disregarded entity for U.S. federal income tax purposes. It shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. It will file (or cause to be filed) on a timely basis all U.S. federal, state and other material Tax returns required to be filed by it, if any, and will pay all U.S. federal, state and other material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower).

Section 5.02         Covenants of the Servicer. The Servicer covenants and agrees that, until the Collection Date:

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c)            Further Assurances. It shall promptly upon the reasonable request of the Administrative Agent, at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority (subject to Permitted Liens) perfected security interest in the Collateral pledged by each Loan Party for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens).

(d)            Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent:

(i)             within two (2) Business Days after a Responsible Officer of the Servicer obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) Potential Servicer Removal Event, (D) Servicer Removal Event, (E) event or occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect, (F) Revaluation Event or (G) Collateral Loan that ceases to be an Eligible Collateral Loan, a certificate of a Responsible Officer setting forth the details thereof and the action which the Servicer is taking or proposes to take with respect thereto; provided that a failure to provide the information set forth in clause (E) shall not be a Default, an Event of Default, a Potential Servicer Removal Event or a Servicer Removal Event;

(ii)            from time to time such additional information regarding the Collateral (including reasonably detailed calculations of the Minimum OC Coverage Test and the Collateral Quality Test) as the Administrative Agent may reasonably request if reasonably available without undue burden or expense;

(iii)           a Borrowing Base Calculation Statement on (A) each date on which the Servicer sells or substitutes (or commits to sell or substitute, as the case may be) any Collateral Loan, (B) the date on which the Servicer obtains knowledge of any Material Modification or Revaluation Event to a Collateral Loan and (C) each other date reasonably requested by the Administrative Agent upon at least two (2) Business Days’ notice to the Servicer;

(iv)           promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests that are necessary to comply with its ongoing obligations under applicable “know your customer,” Anti-Money Laundering Laws and sanctions rules and regulations;

(v)            within two Business Days after a Responsible Officer of the Servicer obtains actual knowledge thereof, provide notice to the Administrative Agent of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, directly affecting in any material respect the Collateral (taken as a whole), the Facility Documents, or any Secured Party’s interest in the Collateral; and

(vi)           with respect to each Obligor of a Collateral Loan that is not a Broadly Syndicated Loan (subject to any confidentiality provisions): (1) within ten (10) Business Days of the completion of the Servicer’s portfolio review of such Obligor (which, for each Obligor shall occur no less frequently than four (4) times per calendar year) (I) the most recent financial reporting packages that correspond to such portfolio review with respect to such Obligor and with respect to each related Collateral Loan (including any attached or included information, statements and calculations) received as of the date of the Servicer’s most recent portfolio review and (II) the internal monitoring report prepared by the Servicer with respect to each Obligor and (2) upon 10 Business Days’ prior notice by the Administrative Agent, such other information as the Administrative Agent may reasonably request with respect to any Collateral Loan or Obligor (to the extent reasonably available to the Servicer and without causing undue burden or expense).

(e)            Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent as its agent or representative, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals its books, records and accounts relating to the Collateral, each Loan Party, the Facility Documents and the performance of the Servicer under the Facility Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants; provided that so long as no Event of Default has occurred the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Lenders and the Administrative Agent. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and whenever possible occur on one such date as a single group and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, any such visit and inspection shall be reasonable in scope, completed within a reasonable period of time, subject to standard security and confidentiality procedures and shall not otherwise interfere in any material respect with the Servicer’s business and operations. Notwithstanding anything to the contrary herein, any IC Memos shall only be delivered to the Administrative Agent and shall not be shared with any other Secured Party or any other Person.

(f)             Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written or electronic information, exhibits, financial statements, documents, books, records, reports, certificates and statements furnished by or on behalf of it to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be accurate, true, complete and correct in all material respects as of the date such information is stated or certified and no such document or certificate shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that solely with respect to information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Collateral Loan, such information shall only need to be accurate. true, complete and correct to the actual knowledge of the Servicer; provided further that, with respect to projected financial information, the Servicer represents only that such information represents the Servicer’s good faith estimates as of the date of preparation thereof, based upon methods and data the Servicer believes to be reasonable and accurate, but actual results during the periods covered by such projections may differ materially from such projections.

(g)            Collections. It shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

(h)            Anti-Corruption Laws and Sanctions. It shall maintain and shall use commercially reasonable efforts to ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction. It shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 5.03         Negative Covenants of each Loan Party. each Loan Party covenants and agrees that, until the Collection Date:

(a)            Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b)            Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger, consolidation or division (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than in connection with Article X (including any sale of assets hereunder to a collateralized loan obligation managed by the Servicer or an Affiliate thereof), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)            Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)            ERISA. It shall not establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan and no member of the ERISA Group shall establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan that in each case would reasonably be expected to result in a Material Adverse Effect.

(e)            Liens. It shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f)             Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g)            Changes to Filing Information; Change of Location of Underlying Instruments. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives ten (10) days’ prior written notice to the Agents and takes all actions that the Administrative Agent reasonably requests and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral. It shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments, unless the Borrower has given at least ten (10) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Collateral Agent’s first priority perfected security interest (subject to Permitted Liens) continues in full effect.

(h)            Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, the Servicer, the Equityholder and/or any of their Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless (x) such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision) or (y) the Borrower has received the prior written consent of the Administrative Agent with respect to such transaction. Notwithstanding the foregoing or anything to the contrary contained herein, nothing shall prohibit Borrower from (i) transferring or distributing the Collateral Loans to the Equityholder or an Affiliate of the Equityholder, as applicable, in accordance with Article X or (ii) making Permitted Distributions or Permitted RIC Distributions (in each case, in accordance with the definition thereof) to the Equityholder.

(i)             Investment Company Restriction. It shall not and shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act.

(j)             Anti-Corruption and Sanctions. It shall maintain and shall use commercially reasonable efforts to ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction. It shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(k)            [Reserved].

(l)             Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, including expenses payable in the ordinary course of business, (ii) obligations under its Constituent Documents or (iii) pursuant to customary indemnification, expense reimbursement and similar provisions under the Related Documents. It shall not acquire any Collateral Loan or other property other than as expressly permitted under the Facility Documents, it being understood and agreed that the Loan Parties shall be permitted to acquire Collateral Loans from the Servicer, the Equityholder and/or their Affiliates and from unaffiliated third parties.

(m)           Subsidiaries. It shall not have or permit the formation of any subsidiaries (other than any Securitization Subsidiary in the case of the Borrower), except in connection with the receipt of equity securities pursuant to an exercise of remedies with respect to a Collateral Loan or any work-out or restructuring of a Collateral Loan.

(n)            Name. It shall not conduct business under any name other than its own.

(o)            Employees. It shall not have any employees.

(p)            Non-Petition. It shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Servicer) purchase or sale terms or which are documented using customary (as determined by the Servicer) loan trading documentation in connection with the Collateral Loans and any agreement that does not impose a material obligation on a Loan Party and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions (including customary service contracts and engagement letters entered into with third party service providers (including independent accountants and providers of independent managers)).

(q)            Certificated Securities. It shall not acquire or hold any Certificated Securities in bearer form in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Servicer).

Section 5.04         Covenants of the Equityholder. The Equityholder covenants and agrees that, until the Collection Date:

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence as a corporation, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, if applicable, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party and its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under this Agreement and its Constituent Documents, except, in the case of clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) promptly following any reasonable request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer,” Anti-Money Laundering Laws and sanctions rules and regulations.

(c)            Anti-Corruption Laws and Sanctions. It shall maintain and shall use commercially reasonable efforts to ensure that its Affiliates maintain policies and procedures designed to prevent violation of any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction. The Equityholder shall not, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable Anti-Money Laundering Laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 5.05         Certain Undertakings Relating to Separateness. Without limiting any, and subject to all, other covenants of each Loan Party, the Equityholder and the Servicer contained in this Agreement, each Loan Party shall conduct its business and operations separate and apart from that of any other Person (including the Equityholder and any of their Affiliates) and in furtherance of the foregoing:

(a)            shall maintain its accounts, financial statements, books, accounting and other records, and other documents separate from those of any other Person; provided that the Borrower may be consolidated into the Equityholder solely for tax and accounting purposes or to the extent any Securitization Subsidiary’s financial and operating results are consolidated with those of such Loan Party;

(b)            shall not commingle or pool any of its funds or assets with those of the Servicer, the Equityholder or any of their Affiliates or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents;

(c)            shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Equityholder);

(d)            shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due (other than in connection with administrative and other expenses owed by Securitization Subsidiaries, which may be paid by the Borrower); provided, however, the Servicer may from time to time advance expenses of the Borrower for which the Servicer is later reimbursed pursuant to the Priority of Payments;

(e)            each Loan Party has observed, and shall observe, all organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Equityholder), and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its operating agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity. Each Loan Party shall have at least one Independent Manager at all times (subject to the time periods for replacement of Independent Managers that have resigned or have been removed set forth in the Loan Party’s Constituent Documents);

(f)             shall not guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person (it being understood that the assets of the Securitization Subsidiaries shall be pledged to secure the obligations of the Borrower);

(g)            shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person (although, in connection with certain financial reporting, advertising and marketing, it may be identified as a subsidiary of the Equityholder); provided that the assets of the each Loan Party may be consolidated for accounting purposes and included in consolidated financial statements of the Equityholder as required by GAAP or applicable law;

(h)            shall not identify itself as a division of any other Person;

(i)             shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(j)             except as may be provided in the Facility Documents, any transaction between a Loan Party and its Affiliates shall be on arm’s length terms (other than in connection with the transfer or assets or funds amongst the Borrower and the Securitization Subsidiaries);

(k)            shall not acquire any securities or debt instruments issued by the Equityholder, the Servicer, any Affiliates of the foregoing or any other Person (except for the Securitization Subsidiaries and equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan, Eligible Investments or any exchange offer, work-out or restructuring of a Collateral Loan);

(l)             shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents;

(m)           shall file its own tax returns separate from those of any other Person or entity, except to the extent that such Loan Party is not required to file tax returns under Applicable Law or is not permitted to file its own tax returns separate from those of any other Person;

(n)            shall, to the extent used in its business, use separate stationery, invoices and checks;

(o)            shall correct any known misunderstanding regarding its separate identity;

(p)            shall maintain adequate capital in light of its contemplated business operations (it being understood that this covenant shall apply to the Borrower and the Securitization Subsidiaries on a combined basis);

(q)            shall at all times be organized as a single-purpose limited liability company with Constituent Documents substantially similar to those in effect on the Closing Date; and

(r)             shall at all times conduct its business so that any assumptions made with respect to the Borrower in any "substantive non-consolidation" opinion delivered in connection with the Facility Documents will continue to be true and correct in all material respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01         Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            a default in the payment, when due and payable, of (x) any principal in respect of the Advances and such default has not been cured within three (3) Business Days after written notice thereof to a Responsible Officer of the Borrower by the Administrative Agent or (y) any interest or other payment required to be made pursuant to this Agreement or any other Facility Document and if such date is not the Final Maturity Date, such default, solely in the case of this clause (y), has not been cured within five (5) Business Days after written notice thereof by the Administrative Agent; provided that, in the case of a default in payment other than on the Final Maturity Date resulting solely from an administrative error or omission by the Administrative Agent or the Collateral Agent or any paying agent, such default continues for a period of ten (10) Business Days after the Administrative Agent or the Collateral Agent receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission and delivers written notice thereof to a Responsible Officer of the Borrower;

(b)            [reserved];

(c)            any Loan Party or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(d)            except as otherwise provided in this Section 6.01, a default in the performance, or breach, of any covenant or agreement of a Loan Party or Equityholder under this Agreement or the other Facility Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test or the Minimum OC Coverage Test is not an Event of Default under this clause (d)), or the failure of any representation or warranty of a Loan Party or the Equityholder made in this Agreement or in any other Facility Document to be correct or not misleading, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after written notice to a Responsible Officer of the Borrower and the Servicer; provided that, for the avoidance of doubt, a breach of any representation, warranty, covenant or agreement of the Borrower or Equityholder set forth in the EU Securitisation Letter shall be deemed not to curable and shall occur immediately after receipt by the Borrower of such written notice from the Administrative Agent; provided further that the delivery of a certificate or other report within 30 days that corrects any inaccuracy contained in a previous certificate or report shall be deemed to cure such inaccuracy as of the date of delivery of such updated certificate or report;

(e)            the applicable Loan Party ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens);

(f)             any Loan Party assigns any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender;

(g)            any Loan Party’s assets (or the Collateral) constitute “plan assets” for purposes of the Plan Asset Rule;

(h)            (i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party, the Equityholder or the Servicer, (ii) any Loan Party, the Equityholder, the Servicer or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise permitted in accordance with the Facility Documents (subject to Permitted Liens); provided that this clause (iii) shall not apply to an immaterial portion of the Collateral which (x) does not result in an OC Ratio Breach and (z) does not have a Material Adverse Effect on the Secured Parties;

(i)             an Insolvency Event relating to any Loan Party or the Equityholder;

(j)             failure to reduce the Advances to $0 by the Final Maturity Date;

(k)            the occurrence of an OC Ratio Breach and such OC Ratio Breach remains unremedied for a period of 10 consecutive Business Days without being cured;

(l)             the rendering of one or more final non-appealable judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of the Dollar Equivalent of $250,000, with respect to any Loan Party (net of amounts covered by insurance), and such Loan Party shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(m)           any Monthly Report or Payment Date Report shall fail to be delivered when due and such failure shall continue for three (3) Business Days after receipt of written notice thereof;

(n)            a Servicer Removal Event occurs;

(o)            (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6321 of the Code with regard to any asset of a Loan Party and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of a Loan Party and such Lien shall not have been released within five (5) Business Days;

(p)            the failure of any Loan Party or any of their subsidiaries to make any payment when due (after giving effect to any related grace period set forth in the related agreements) under one or more agreements for borrowed money to which it is a party in an amount in excess of the Dollar Equivalent of $250,000, and the related lenders have declared a default and initiated acceleration of the related debt;

(q)            any Loan Party shall have made payments to settle any litigation, claim or dispute totaling more than, in the aggregate, the Dollar Equivalent of $1,000,000 (excluding any payments made under an insurance policy);

(r)             any Loan Party shall fail to satisfy the requirements of Section 5.05 such that Borrower’s special counsel or any other reputable counsel could no longer render a substantive non-consolidation opinion with respect to such Loan Party; or

(s)            A Change of Control occurs with respect to any Loan Party.

Upon the occurrence of an Event of Default actually known to a Responsible Officer of the Collateral Agent, the Collateral Agent shall promptly notify the Administrative Agent (which will notify the Lenders promptly), the Servicer and the Borrower of such Event of Default in writing.

 Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders, by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Individual Lender Maximum Funding Amounts to be terminated, whereupon the Individual Lender Maximum Funding Amounts shall be terminated, and (2) declare the principal of and the accrued Interest on the Advances and all other Obligations whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (i) of this Section 6.01, the Individual Lender Maximum Funding Amounts shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

 In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Servicer of the exercise of control rights with respect to the Collateral, the Administrative Agent may exercise such rights, including: (w) subject to delivery of a Servicer Removal Notice, remove the Servicer and transfer of the Servicer’s rights and obligations under the Facility Documents to a Replacement Servicer; (x) if the Servicer is not terminated or otherwise replaced, to require the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, or causing any Loan Party to sell or otherwise dispose of any Collateral Loan; and (y)  to require the Servicer to cause a Loan Party to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03. Notwithstanding the foregoing, each of the foregoing rights and remedies are subject to the agreements set forth in Section 7.04 and 10.01(a).

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01         Grant of Security. (a)  The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (in each case excluding the Excluded Amounts) (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral Portfolio”):

(i)             all Collateral Loans and Related Documents (including those listed, as of the Closing Date, in Schedule 3), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)            each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)           all interest, dividends, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv)           each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)            all Cash or Money;

(vi)           all securities, loans and investments and, in each case as defined in the UCC, accounts, chattel paper, deposit accounts, instruments, financial assets, investment property, general intangibles, letter-of-credit rights, and supporting obligations of the Borrower, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(vii)          all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above;

(viii)         the Borrower’s ownership interests in each Securitization Subsidiary party hereto; and

(ix)            all Proceeds of any and all of the foregoing.

For the avoidance of doubt, the term “Collateral Portfolio” shall, for all purposes of this Agreement, be deemed to include any Collateral Loan acquired directly by the Borrower from a third party in a transaction underwritten by the Equityholder or any transaction in which the Borrower is the designee of the Equityholder under the instruments of conveyance relating to the applicable Collateral Loan.

(b)            Grant of each Securitization Subsidiary. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Facility Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, each Securitization Subsidiary hereby (a) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of such Securitization Subsidiary’s right, title and interest in, to and under (but none of the obligations under) all of the Securitization Subsidiary Collateral Portfolio, whether now existing or hereafter arising or acquired by the Securitization Subsidiary, and wherever the same may be located. For the avoidance of doubt, the Securitization Subsidiary Collateral Portfolio shall not include any Excluded Amounts, and such Securitization Subsidiary does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Securitization Subsidiary shall remain liable under the Securitization Subsidiary Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Securitization Subsidiary Collateral Portfolio shall not release the Securitization Subsidiary from any of its duties or obligations under the Securitization Subsidiary Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender, nor any Secured Party shall have any obligations or liability under the Securitization Subsidiary Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender, nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)            All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02         Release of Security Interest. Upon the Collection Date or pursuant to Section 8.08, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall automatically and immediately terminate and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower. A Securitization Subsidiary may obtain the release of its entire Securitization Subsidiary Collateral Portfolio (including such Securitization Subsidiary’s Collection Accounts) and shall no longer be party to this Agreement upon (i) the closing of a Securitization by such Securitization Subsidiary and transfer by the Borrower of the equity in such Securitization Subsidiary to an Affiliate, third party or charitable trust or any combination of the foregoing and (ii) satisfaction of the following conditions precedent:

(a)            the Borrower shall have delivered a pro forma Borrowing Base Calculation Statement and Asset List to the Administrative Agent reflecting such release;

(b)            the Borrower shall deliver a list of all Collateral Loans to be released;

(c)            the Borrower shall have provided ten Business Days' prior notice of such release to the Administrative Agent and the Collateral Agent and the Administrative Agent shall have provided its prior written consent to such release in its sole discretion;

(d)            the Borrower shall have notified the Administrative Agent of any amount to be deposited into the Collection Account in connection with such release;

(e)            the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall be correct in all respects, except to the extent relating to an earlier date, after giving effect to such release;

(f)             after giving effect to such release of the applicable Securitization Subsidiary Collateral Portfolio and the deposit into the Collection Account in connection therewith and any payments of Advances outstanding expected to be made in connection with the closing of the Securitization, no Default, Event of Default, or OC Ratio Breach shall exist; and

(g)            the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the legal fees and expenses of the Administrative Agent, each Lender, the Collateral Agent and the Custodian in connection with any such release.

Section 7.03         Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Administrative Agent, (a) instruct any Loan Party to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (b) after the declaration of the acceleration of the repayment of the Advances outstanding by the Administrative Agent pursuant to Section 6.01, sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the applicable Loan Party’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the applicable Loan Party immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem any asset of any Loan Party to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the applicable Loan Party upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent, the Collateral Agent shall take no action and shall not be liable to the Administrative Agent, the Lenders or any other party for any action omitted to be taken at the direction of the Administrative Agent or any inactions in the absence thereof. To the extent permitted by applicable law, each of the Loan Parties, the Servicer and the Equityholder waive all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Agent and the Secured Parties arising out of the exercise by the Administrative Agent or the Collateral Agent of any of their rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent or the Collateral Agent arising from the willful misconduct or gross negligence of the Administrative Agent or the Collateral Agent or their affiliates, or any agents or employees of the foregoing. Notwithstanding the foregoing, each of the foregoing rights and remedies are subject to the agreements set forth in Section 7.04 and 10.01(a).

Each Loan Party hereby agrees that, upon the occurrence and during the continuance of an Event of Default, and after the declaration of the acceleration of the repayment of the Advances outstanding by the Administrative Agent pursuant to Section 6.01, at the request of the Administrative Agent, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, although such appointment shall not take effect until the occurrence and continuance of an Event of Default after the declaration of the acceleration of the repayment of the Advances outstanding by the Administrative Agent pursuant to Section 6.01), with power of substitution, in the name of the Collateral Agent or in the name of the applicable Loan Party or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower or any other Loan Party. Notwithstanding the foregoing, each of the foregoing rights and remedies are subject to the agreements set forth in Section 7.04 and 10.01(a).

The Administrative Agent may, at any time after the end of the 10 Business Day period set forth in Section 7.04 for providing an Exercise Notice, so long as no Exercise Notice was provided and an Event of Default is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Each of the Loan Parties, the Servicer and the Equityholder recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such item of Collateral for their own account for investment and not with a view to the distribution or resale thereof. Each of the Loan Parties, the Servicer and the Equityholder acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent on behalf of the Secured Parties than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

Each of the Loan Parties, the Servicer and the Equityholder further agrees that a breach of any of their covenants contained in this Section 7.03 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.03 shall be specifically enforceable against the Borrower, the Servicer and the Equityholder, and each of the Loan Parties, the Servicer and the Equityholder hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement or any defense relating to the Administrative Agent’s willful misconduct or gross negligence.

Pursuant to the UCC, each of the Loan Parties, the Servicer and the Equityholder hereby specifically agrees (x) that it shall not raise any objection to any Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC, (2) shall be considered commercially reasonable notwithstanding that the Secured Party has not registered or sought to register the Collateral under the Securities Act, even if the Borrower agrees to pay all costs of the registration process, and (3) shall be considered to be commercially reasonable notwithstanding that the Secured Party purchases the Collateral at such a sale.

Each of the Loan Parties, the Servicer and the Equityholder agrees that neither the Administrative Agent nor the Collateral Agent shall have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Administrative Agent or the Collateral Agent pursuant to this Agreement. Each of the Loan Parties, the Servicer and the Equityholder hereby agrees that the Administrative Agent or the Collateral Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. Subject to Applicable Law, the Loan Parties, the Servicer and the Equityholder hereby waive any claims against the Administrative Agent and the Collateral Agent arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under this Agreement, provided that Administrative Agent or the Collateral Agent has acted in a commercially reasonable manner in conducting such private sale. Without in any way limiting the Administrative Agent’s or the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Loan Parties, the Servicer and the Equityholder hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower, the Servicer and the Equityholder hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1)            the Administrative Agent or the Collateral Agent conducts such foreclosure sale in the State of New York;

(2)            such foreclosure sale is conducted in accordance with the laws of the State of New York;

(3)            not more than thirty days before, and not less than ten Business Days in advance of such foreclosure sale, the Administrative Agent or the Collateral Agent notifies the Borrower, the Servicer and the Equityholder at the address set forth herein of the time and place of such foreclosure sale; and

(4)            the Loan Parties, the Servicer and the Equityholder are subject to terms and conditions that in no respect are worse than the terms and conditions applicable to the other foreclosure sale participants.

Notwithstanding anything in this Section 7.03 to the contrary, the Collateral Agent shall be under no duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and to the extent expressly so directed by the Administrative Agent, the Required Lenders or the Majority Lenders, as applicable; provided that the Collateral Agent shall not be required to take any action hereunder at the direction of the Administrative Agent or any Secured Party if such action would, in the reasonable determination of the Collateral Agent (x) be in violation of or contrary to applicable law or any provisions of this Agreement or other Facility Document or (y) expose the Collateral Agent to liability unless it has received reasonably satisfactory indemnity with respect thereto.

All sums paid or advanced by the Collateral Agent in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Section 7.04         Option to Purchase Collateral. Notwithstanding anything to the contrary herein, in connection with any liquidation in full of the Collateral, including without limitation, (a) upon the termination of the Individual Lender Maximum Funding Amount following the occurrence and during the continuation of an Event of Default, (b) in connection with a Servicer Removal Event or (c) at the Final Maturity Date, the Servicer (excluding any Replacement Servicer appointed pursuant to Section 11.01(c)), the Equityholder and/or any of their Affiliates shall, subject to the additional requirements set forth in this Section 7.04, have the right to purchase all (but not less than all) of the Collateral Loans included in the Collateral at a purchase price at least equal to the sum of the then accrued and outstanding Obligations, as reasonably determined by the Administrative Agent. Any such party may exercise such right by giving written notice to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) of its election to exercise such right (the “Exercise Notice”) which shall include a proposed purchase price and be delivered not later than 5:00 p.m. New York City time on the date that is ten (10) Business Days after the date on which a Responsible Officer of the Servicer receives notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Individual Lender Maximum Funding Amounts, as applicable. Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than thirty (30) Business Days following delivery of the Exercise Notice or, if earlier, upon settlement of the loan transfers. The Administrative Agent shall not cause liquidation of the Collateral Loans to occur during the time that the Servicer and Equityholder are entitled to provide an Exercise Notice. The sale of Collateral by the Borrower as set forth in this Section 7.04 is not intended to be a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale under the UCC.

Section 7.05         Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.06         Related Documents. (a)  Each Loan Party and the Servicer hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent, promptly forward to such Person all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, (ii) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent any reasonably requested information relating to any specified Collateral Loans and (iii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)            Each Loan Party agrees that, to the extent the same shall be in the applicable Loan Party’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with the Custodian Agreement, promptly (and in any event, within five (5) Business Days) following its acquisition of any Collateral Loan, the applicable Loan Party shall deliver to the Custodian, to the extent applicable, copies of the Related Documents.

Section 7.07         Loan Parties Remains Liable. (a)  Notwithstanding anything herein to the contrary, (i) the applicable Loan Party shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the applicable Loan Party from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)            No obligation or liability of a Loan Party is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.08         Protection of Collateral. Each Loan Party shall from time to time execute, deliver, file and/or authorize the filing of all UCC-1 financing statements and continuation statements and the equivalent thereof in any applicable foreign jurisdiction, if applicable, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(a)            grant security more effectively on all or any portion of the Collateral;

(b)            maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien granted hereunder or to carry out more effectively the purposes hereof;

(c)            perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary as a result of changes in Law);

(d)            enforce any of the Collateral or other instruments or property included in the Collateral;

(e)            preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)             pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

Each Loan Party hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement and continuation statement and the equivalent thereof in any applicable foreign jurisdiction, if applicable, and all other instruments, and take all other actions, required pursuant to this Section 7.07 if the applicable Loan Party fails to take any such action within ten (10) Business Days after either Agent’s request therefor. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the applicable Loan Party’s obligations under this Section 7.07. Each Loan Party further authorizes the Collateral Agent to file UCC-1 financing statements or the equivalent thereof in any foreign jurisdiction, if applicable, that name the applicable Loan Party as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01         Collection of Money. Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent demand payment or delivery of, and shall collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement by the Securities Intermediary and all Collateral Credited to the Covered Account shall be deposited with and held by a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Servicer for convenience in administering the Covered Account or the Collateral.

Section 8.02         Collateral Account and Collection Account. (a)  In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary (i) the “Collateral Account,” which shall be maintained with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent, (ii) the “Collection Account” which shall be maintained with the Securities Intermediary in accordance with the Account Control Agreement, which shall be subject to the Lien of the Collateral Agent and which shall consist of two segregated subaccounts, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount” and (iii) the Eligible Currency Accounts, which shall be subject to the Lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into (i) the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 8.06(a), promptly upon receipt thereof, all Interest Proceeds received by the Collateral Agent in Dollars and (ii) the related Eligible Currency Account, promptly upon receipt thereof, all Principal Proceeds or Interest Proceeds received by the Collateral Agent in each Available Currency. The Collateral Agent shall deposit promptly upon receipt thereof all other amounts remitted in Dollars to the Collection Account into the Principal Collection Subaccount including, in addition to the deposits required pursuant to Section 8.06(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.04) received by the Collateral Agent. The Collateral Agent shall deposit promptly upon receipt thereof all other amounts remitted in Available Currencies other than Dollars to the applicable Eligible Currency Account including, in addition to the deposits required pursuant to Section 8.06(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account or Eligible Currency Reserve Account pursuant to Section 8.04) received by the Collateral Agent. The Servicer may, on any date, instruct the Custodian to convert funds on deposit in any or all Eligible Currency Accounts into Dollars using the applicable currency spot rate obtained by the Servicer through customary banking channels, including, without limitation, any spot rate published by the Custodian. Such converted funds shall then be transferred into the Collection Account. All Monies deposited from time to time in the Collection Account or any Eligible Currency Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.06(a). Other than as expressly set forth herein, the Loan Parties shall from time to time deposit into the Collateral Account any Collateral that is capable of being delivered to and held by the Securities Intermediary and credited to an account in accordance with the terms of this Agreement and the Account Control Agreement.

(b)            At any time when reinvestment is permitted pursuant to Article X, the Servicer on behalf of the Borrower (subject to compliance with Article X) or the Borrower may, by delivery of a certificate or an email (or a .pdf or other similar file) instruction of a Responsible Officer of the Servicer or the Borrower or a trade ticket, direct the Collateral Agent to, and upon receipt of such certificate, email or trade ticket, as applicable, the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount or an Eligible Currency Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans, including Permitted Collateral Loans, or make a Permitted Distribution in accordance with such certificate, email or trade ticket; provided that, immediately after giving effect to a Permitted Distribution or acquisition of a Permitted Collateral Loan, sufficient Interest Proceeds or Principal Proceeds, as applicable, remain to pay all amounts payable on the immediately following Payment Date pursuant to Section 9.01(a)(i) or Section 9.01(a)(ii), as applicable, as determined by the Servicer in good faith; provided that (A) a Permitted Collateral Loan may be acquired or a Permitted Distribution may be made so long as no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution or the acquisition of such Permitted Collateral Loan) and (B) a Permitted Distribution may be made so long as the OC Ratio is not less than 1.00:1.00 immediately after giving effect to such Permitted Distribution. At any time as of which sufficient funds are not on deposit in the Revolving Reserve Account, the Servicer on behalf of the Borrower may, by delivery of a certificate or an email (or a .pdf or other similar file) of a Responsible Officer of the Servicer, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount or Eligible Currency Accounts representing Principal Proceeds and remit such funds as so directed by the Servicer to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c)            The Collateral Agent shall transfer to the Payment Account, from the Collection Account (and/or any Eligible Currency Account) for application pursuant to Section 9.01(a), on the Business Day prior to each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03         Payment Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary a single, segregated trust account in the name “GBDC 4 FUNDING III LLC Payment Account, subject to the Lien of the Collateral Agent,” which shall be designated as the “Payment Account,” which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments. Amounts on deposit in the Payment Account will not be invested.

Section 8.04         The Revolving Reserve Account and Eligible Currency Reserve Accounts; Fundings. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Intermediary (x) a single, segregated trust account in the name “GBDC 4 FUNDING III LLC Revolving Reserve Account, subject to the Lien of the Collateral Agent,” which shall be designated as the “Revolving Reserve Account,” and (y) the Eligible Currency Reserve Accounts, each of which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account or the Eligible Currency Reserve Accounts shall be in accordance with the provisions of this Agreement.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account or the applicable Eligible Currency Reserve Account, then available Principal Proceeds on deposit in the Collection Account or the applicable Eligible Currency Account and finally, available Advances. On the last day of the Reinvestment Period, to the extent the amount of funds on deposit in the Revolving Reserve Account are less than the Revolving Exposure, (x) the Borrower shall request a final Advance in an amount sufficient to fund the Revolving Reserve Account and the Eligible Currency Reserve Accounts in an amount equal to the Revolving Exposure; provided that after giving effect to such Advance, the aggregate principal amount of the Advances then outstanding shall not exceed the Maximum Available Amount, and/or (y) the Borrower shall deposit other available funds into the Revolving Reserve Account and the applicable Eligible Currency Reserve Accounts in an amount sufficient to fund the Revolving Reserve Account and applicable Eligible Currency Reserve Accounts in an amount equal to the Revolving Exposure. After the Facility Termination Date, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account and the applicable Eligible Currency Reserve Accounts, then available Principal Proceeds on deposit in the Collection Account and applicable Eligible Currency Accounts. In addition, after the Facility Termination Date, all Principal Proceeds received with respect to Revolving Collateral Loans shall be deposited into the Revolving Reserve Account or the applicable Eligible Currency Reserve Account to the extent such proceeds may be re-borrowed by the related Obligors.

Amounts on deposit in the Revolving Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Servicer pursuant to Section 8.06 and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. Funds in the Revolving Reserve Account and Eligible Currency Reserve Accounts (other than earnings from Eligible Investments therein) will be available at the direction of the Servicer solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans and settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds an amount equal to the Revolving Exposure, the Collateral Agent, at the direction of the Borrower (or the Servicer on the Borrower’s behalf) shall remit such excess to the Principal Collection Subaccount or the applicable Eligible Currency Account. In addition, following the occurrence of an Event of Default, funds in the Revolving Reserve Account and the Eligible Currency Reserve Accounts may be withdrawn by the Collateral Agent and deposited into the Principal Collection Subaccount and the Eligible Currency Accounts pursuant to and at the direction of the Administrative Agent.

Section 8.05            [Reserved].

Section 8.06            Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent. (a)  By delivery of written instructions of a Responsible Officer of the Borrower (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such written instructions, the Collateral Agent shall, invest all funds on deposit in the Collection Account, the Interest Collection Subaccount, the Principal Collection Subaccount, and the Revolving Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). Absent any such written instruction, such funds shall be invested in the Standby Investment. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in Specified Eligible Investments selected by the Administrative Agent in accordance with the definition of Specified Eligible Investment (and if no Specified Eligible Investment has been specified, such funds shall be invested in the Specified Eligible Investment selected by the Servicer or held uninvested if none has been selected). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the applicable Covered Account. Absent its timely receipt of such instruction from the Servicer in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b)           The Collateral Agent agrees to give the Borrower prompt notice if it has received notice or has actual knowledge that any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Securities Intermediary.

(c)           The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Servicer any information regularly maintained by the Collateral Agent that the Borrower or the Servicer may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Agent shall promptly forward to the Servicer copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07            Accountings.

(a)            Monthly. Not later than the 12th calendar day of each calendar month, beginning with October 2024 (or if such day is not a Business Day, then succeeding Business Day) (other than February, May, August and November in each year) (such date, the “Monthly Reporting Date”), the Servicer shall compile and provide to the Agents and the Lenders, a monthly report for the prior calendar month (each, a “Monthly Report”) in accordance with this Section 8.07, which Monthly Report may be amended, modified or otherwise supplemented form time to time with the consent of the Servicer and the Administrative Agent. The Servicer shall compile and provide to the Collateral Agent and the Administrative Agent a loan data file (the “Data File”) in the form of Exhibit H for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Servicer, the Collateral Agent and the Administrative Agent). As used herein, the “Monthly Report Determination Date” with respect to any calendar month in which a Payment Date does not occur will be the Business Day that is 10 Business Days prior to the 12th day of each month (or, if such day is not a Business Day, the next Business Day). The Monthly Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral and such other information that is agreed to by the Servicer, the Administrative Agent and the Collateral Agent from time to time, and shall be determined as of the Monthly Report Determination Date for such calendar month.

In addition, the Borrower shall provide (or cause to be provided) in each Monthly Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Monthly Report (or, in respect of the first Monthly Report, from the Closing Date).

(b)            Payment Date Accounting. The Servicer shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date (such Determination Date, a “Payment Date Report Determination Date”), and shall deliver such Payment Date Report to the Agents, the Servicer and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall contain the information that is agreed to by the Servicer, the Administrative Agent and the Collateral Agent from time to time.

(c)            Daily Accounting. For each Business Day, the Collateral Agent shall render to the Borrower (with a copy to the Administrative Agent and the Servicer) a daily report of (i) all deposits to and withdrawals from the Covered Accounts for such Business Day and the outstanding balance of the Covered Accounts as of the end of such Business Day, (ii) all settled trades of securities for such Business Day, (iii) all principal and interest payments made or to be made on each Collateral Loan on such Business Day, (iv) the portion of the Principal Balance of any Delayed Drawdown Collateral Loan that is unfunded, (v) the amount of Interest Proceeds received from Collateral Loans and Eligible Investments, and (vi) such other items as may be agreed upon from time to time by the Collateral Agent and the Borrower. “Loan Value” shall be determined in accordance with the definition herein and provided to the Collateral Agent. For purposes of calculating the Adjusted Principal Balance of each Collateral Loan, the Collateral Agent shall begin including each Collateral Loan in the report as of its Cut-Off Date. For the avoidance of doubt, (1) neither the Borrower nor the Servicer shall have any responsibility or liability for any report provided pursuant to Section 8.07(c) and (2) financial information related to the Collateral Loans (other the information specifically set forth above) shall not to be updated beyond what was provided in the last Monthly Report for any report provided pursuant to this Section 8.07(c). To the extent the Collateral Agent reasonably requests information needed to prepare a Daily Report, the Borrower and the Servicer shall use reasonable efforts to cooperate with the Collateral Agent in connection with providing such information. The Servicer shall supply in a timely fashion any information maintained by it, including, without limitation, the classification or characterization of each Collateral Loan or related Obligor that the Collateral Agent may from time to time reasonably request with respect to the Collateral Loans or reasonably need to perform the confirmations described above. Nothing herein shall obligate the Collateral Agent to determine (i) the type, classification or characterization of any Collateral Loan or related Obligor, (ii) the Advance Rate and Loan Value of any Collateral Loan or EBITDA of any related Obligor or market value of any Collateral Loan or (iii) the interest rates, interest rate resets, interest accrual periods and interest rate and benchmark floors, if any, for a Collateral Loan, any such determination in each case being based exclusively upon notification it receives from the Servicer. In addition, the Collateral Agent shall be entitled to receive and rely upon information provided by the Administrative Agent in respect of any Benchmark and amounts owing in respect of the Advances. For purposes of updating its records with respect to rating changes by the rating agencies, the Collateral Agent shall be entitled to use and rely (in good faith) exclusively upon any reputable electronic financial information reporting service (including the Bloomberg wire service), and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such service.

(d)            Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Servicer who shall use reasonable efforts to obtain such accounting by the applicable Monthly Reporting Date or Payment Date, as applicable. The Collateral Agent shall in no event have any liability for the actions or omissions of the Servicer, the Borrower or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Servicer, the Borrower or another Person (other than claims relating to the Collateral Agent’s gross negligence or willful misconduct).

Section 8.08            Release of Collateral. (a)  Any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Administrative Agent has consented shall be released automatically (and require no further action from any party) and, upon such release, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Servicer in such certificate; provided that the Collateral Agent may deliver any such item in physical form for examination in accordance with street delivery custom.

(b)            Subject to the terms of this Agreement, the Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of a Responsible Officer of the Servicer, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the applicable Loan Party and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)            As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Loans or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)            The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Individual Lender Maximum Funding Amounts outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)            Any Collateral Loan or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

Section 8.09            Reports by Independent Accountants. (a)  The Servicer will cause Protiviti or any other firm of nationally recognized independent public accountants (who may also render other services to the Servicer) consented to by the Administrative Agent (the “Independent Accountants”) to furnish to the Administrative Agent, each Lender and the Collateral Agent (i) on or prior to August 15, 2025 (the “Initial AUP Report Date”), a report relating to one Monthly Report and one Payment Date Report (in each case, as selected by the Administrative Agent), each delivered prior to the Initial AUP Report Date, and (ii) on or prior to each one-year anniversary of the Initial AUP Report Date (each such anniversary, an “AUP Report Date”), a report relating to one Monthly Report and one Payment Date Report (in each case, as selected by the Administrative Agent), each delivered during the twelve (12) months immediately preceding such AUP Report Date, in each case, to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Exhibit F, it being understood that the Servicer and the Administrative Agent will provide an updated Exhibit F reflecting any further amendments to such Exhibit F prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Exhibit F) to certain documents and records relating to the Collateral under any Facility Document, compare the information contained in selected Monthly Reports and Payment Date Reports (and all calculations therein) delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

(b)            In the event the Independent Accountants appointed pursuant to clause (a) above require the Collateral Agent to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements or certificates of such Independent Accountants, or sign any agreement in connection therewith, the Borrower hereby directs the Collateral Agent to agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent shall deliver such agreement in conclusive reliance on the foregoing direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Borrower hereby authorizes and directs the Collateral Agent, without liability on its part, to execute and deliver any such agreement with such Independent Accountants in the form presented to it by the Borrower (or the Servicer on behalf of the Borrower), which agreement, to the extent so directed by the Borrower (or the Servicer on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower (or the Servicer on behalf of the Borrower) has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report, statement or certificate issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements, certificates or other information or documents provided to it by such Independent Accountants.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01            Disbursements of Monies from Payment Account. (a)  Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account and amounts held in Eligible Currency Accounts pursuant to Section 8.02 in accordance with the Payment Date Report and the following priorities (the “Priority of Payments”):

(i)             On each Payment Date prior to the occurrence and continuance of an Event of Default, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred into the Payment Account or paid out of Eligible Currency Accounts, to be applied in the following order of priority:

(A)           to pay registration, registered office and filing fees, if any, of each Loan Party;

(B)            to pay Administrative Expenses (in the order of priority set forth in the definition thereof); provided that the amounts in this clause (B) shall not exceed the Administrative Expense Cap;

(C)            to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Utilization Fees due to each such Lender and amounts payable to each such Lender under Section 2.11;

(D)            [Reserved];

(E)             to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(F)             if a Cash Trap Event has occurred and is continuing but a Cash Sweep Event has not occurred and is not continuing, to remain in the Interest Collection Subaccount or any Eligible Currency Account;

(G)            if a Cash Sweep Event has occurred and is continuing, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount sufficient to cause such Cash Sweep Event to be cured;

(H)            if the Minimum OC Coverage Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Minimum OC Coverage Test is satisfied (on a pro forma basis as at such Determination Date);

(I)             (i) during the Reinvestment Period, at the discretion of the Servicer, for deposit into the Revolving Reserve Account until the amount on deposit therein is equal to or less than the Revolving Exposure and (ii) after the Reinvestment Period, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Exposure;

(J)             to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04, all unpaid Facility Reduction Fees and all other fees, expenses or indemnities owed to the Secured Parties, the Independent Manager or Indemnified Parties (without regard to any cap or limitation);

(K)            (1) first, to the payment or application of amounts referred to in clause (B) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause and (2) second, to the payment or application of amounts referred to in clause (C) above to the extent not paid in full pursuant to such clause; and

(L)             (1) if a Default has occurred and is continuing, to remain in the Interest Collection Subaccount or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Equityholder, deposited into the Principal Collection Subaccount for investment in Collateral Loans).

(ii)             On each Payment Date prior to the occurrence and continuance of an Event of Default, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Subaccount or in an Eligible Currency Account to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)            to the payment of unpaid amounts under clauses (A) through (E) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder, but subject to any caps specified therein;

(B)            during the Reinvestment Period:

(1)             if the Minimum OC Coverage Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Minimum OC Coverage Test is satisfied (on a pro forma basis as at such Determination Date)

(2)             if a Cash Sweep Event has occurred and is continuing, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount sufficient to cause such Cash Sweep Event to be cured;

(3)             to the Principal Collection Subaccount for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans);

(C)             after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(D)            to the payment of amounts referred to in clauses (J) and (K) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E)            (1) if a Cash Trap Event has occurred and is continuing, to remain in the Principal Collection Subaccount or any Eligible Currency Account or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Equityholder, deposited into the Principal Collection Subaccount for investment in Collateral Loans).

(iii)            On each Payment Date following the occurrence and continuance of an Event of Default, all Interest Proceeds in the Interest Collection Subaccount and all Principal Proceeds in the Principal Collection Subaccount, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, in each case, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)            (1) first, to pay Administrative Expenses as provided in Section 9.01(a)(i)(B) subject to the Administrative Expense Cap and (2) second, to the Administrative Agent and each Lender, pro rata, to pay all fees and expenses of the Administrative Agent and the Lenders under the Facility Documents;

(B)            to pay registration, registered office and filing fees, if any, of the Borrower;

(C)            if the Servicer is not Golub Capital BDC 4, Inc. or an Affiliate thereof, to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(D)            to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Utilization Fees due to each such Lender and amounts payable to each such Lender under Section 2.11;

(E)            [Reserved];

(F)            if the Servicer is Golub Capital BDC 4, Inc. or an Affiliate thereof, to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(G)            to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(H)            to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04, all unpaid Facility Reduction Fees and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties (without regard to any cap or limitation);

(I)             to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and

(J)             any remaining amount shall be released to the Equityholder or its designee.

(b)            Notwithstanding Section 9.01(a), the Borrower may make Permitted RIC Distributions to the Equityholder subject to the conditions for such distributions set forth in the definition of “Permitted RIC Distributions.”

(c)            If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01          Sales of Collateral Loans.

(a)            Discretionary Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.03, the Borrower (or the Servicer on behalf of the Borrower or any Securitization Subsidiary) may, but will not be required to, sell in the manner directed by the Servicer, any Collateral Loan so long as no Default or Event of Default exists or would result upon giving effect thereto; provided that the Borrower (or the Servicer on behalf of the Borrower) may sell one or more Collateral Loans if after giving effect thereto and the application of the proceeds thereof any existing Default or Event of Default would be cured; provided that such sale or disposition must be approved by the Administrative Agent in its sole discretion if:

(i)             the aggregate amount of sales or dispositions (other than sales and dispositions to any special purpose vehicle wholly or partly owned by the Equityholder or its Affiliates or sales of Collateral Loans that have been subject to Revaluation Events) during the preceding 12 month period exceeds 30% of the highest Aggregate Principal Balance of Collateral Loans during the preceding 12 month period; or

(ii)            a Cash Trap Event has occurred and is continuing; provided that the approval of the Administrative Agent shall not be required during the occurrence and continuance of a Cash Trap Event if the sale price of a Collateral Loan, in each case, would be equal to or greater than the Loan Value of such Collateral Loan.

Any sale of a Collateral Loan to the Servicer or its Affiliates (unless Golub Capital BDC 4, Inc. or an Affiliate thereof is the Servicer), will require the prior written consent of the Equityholder. The purchase price for any Collateral Loan sold by the Borrower to any special purpose vehicle wholly or partly owned by the Equityholder or its Affiliates may be payable (at the discretion of the Servicer) as follows: (i) an amount equal to the then current Advance Rate applicable to such Collateral Loan times the Adjusted Principal Balance of such Collateral Loan will be payable in cash and (ii) and the remainder of the purchase price not paid in cash will be deemed to have been received by the Borrower and the Borrower will otherwise be deemed to dividend such portion of the Collateral Loan to the Equityholder.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower (or a Securitization Subsidiary) entered into an agreement to sell any such Collateral prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default; provided that the settlement for such sale occurs within the customary settlement period for similar trades. In addition, if a collateralized loan obligation (“CLO”) managed by the Servicer or an Affiliate thereof has priced and it is intended that the portfolio for such CLO include certain Collateral Loans (or portions thereof) in the Collateral, such Collateral Loans shall not be subject to any sale or disposition restriction pursuant to Section 7.03 even if an Event of Default has occurred prior the date such CLO priced.

Notwithstanding anything to the contrary above, the Borrower (or the Servicer on behalf of the Borrower or any Securitization Subsidiary) may sell in the manner directed by the Servicer, any Collateral Loan without regard to any other conditions hereunder if such sale is made in connection with the payment in full of all of the Obligations.

(b)            Ineligible Collateral Loans. Notwithstanding Section 10.01(a), if on any day a Collateral Loan is no longer an Eligible Collateral Loan, the Borrower (or a Securitization Subsidiary at its direction) may either make a deposit of the funds and/or deliver one or more replacement Collateral Loans for such ineligible Collateral Loan, in each case pursuant to the Loan Sale Agreement and in accordance with Section 10.03. Upon confirmation of the deposit of the amount described above into the Collection Account or the delivery to the Borrower of the replacement Collateral Loans, such ineligible Collateral Loan shall be removed from the Collateral and the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower (or a Securitization Subsidiary, if applicable), without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under such ineligible Collateral Loan.

(c)            Sales of Equity Securities and Collateral Obligations. The Borrower (or the Servicer on behalf of the Borrower or any Securitization Subsidiary) may sell any Equity Security, any Permitted Collateral Loan, any Ineligible Collateral Loan or any Collateral Loan that is included in the Excess Concentration Amount at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

Section 10.02          Purchase of Additional Collateral Loans. (a)  On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Borrower (or the Servicer on behalf of the Borrower) may, if each of the conditions specified in this Section 10.02 and Section 10.04 are met, invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans and other amounts on deposit in the Principal Collection Subaccount) in additional Collateral Loans on the current Approved List or subject to an Approval Request; provided that no Collateral Loan (excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) may be purchased unless each of the following conditions are satisfied as of the date the Servicer commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i)             the Borrower shall have delivered and the Administrative Agent shall have approved an Approval Request with respect to the Collateral Loan pursuant to the terms of Section 2.02;

(ii)            such obligation is an Eligible Collateral Loan; and

(iii)           the Minimum OC Coverage Test and the Collateral Quality Test are satisfied (or, if not satisfied immediately prior to such investment, compliance with the Minimum OC Coverage Test and the Collateral Quality Test is maintained or improved).

Section 10.03          Conditions Applicable to All Sale and Purchase and Substitution Transactions. (a)  Any transaction effected under this Article X (other than sales required by Section 10.01(c)) or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is the Equityholder or an Affiliate thereof, shall be (i) in compliance with Section 5.03(h) and (ii) effected in accordance with all Applicable Laws.

(b)            Upon each acquisition by the Borrower of a Collateral Loan, (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

(c)            Any direction, instruction or certificate required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of a Collateral Loan may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrower (or the Servicer on its behalf) on which the Collateral Agent may rely, and each such instruction provided to the Collateral Agent by the Borrower (or the Servicer on its behalf) in respect of a purchase, acquisition, sale, disposition or other transfer shall be deemed to be a certification that such purchase, acquisition, sale, disposition or other transfer satisfies the requirements set forth herein.

Section 10.04          Additional Equity Contributions. (a)  The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default, satisfying the Minimum OC Coverage Test, curing any Cash Trap Event, Cash Sweep Event or OC Ratio Breach, enabling the acquisition or sale of any Collateral Loan (including any Permitted Collateral Loan) or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash (in which event such contributions shall be made by deposit into the Collection Account), (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment of a Collateral Loan that is an Eligible Collateral Loan. All Cash contributed to the Borrower shall be treated as Principal Proceeds, except to the extent that the Servicer specifies in writing to the Borrower, the Collateral Agent and the Administrative Agent that such Cash shall constitute Interest Proceeds and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Servicer.

Section 10.05          Substitutions. The Borrower may, subject to the conditions set forth in Section 10.03, with the consent of the Administrative Agent in its sole discretion, replace (or direct any Securitization Subsidiary to replace) any Collateral Loan with an Eligible Collateral Loan whose acquisition has been approved by the Administrative Agent pursuant to Section 2.02 so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such substitution, which constitutes a Default or a Cash Sweep Event that would not be cured after giving effect to such substitution and (ii) simultaneously therewith, the Borrower (or a Securitization Subsidiary) Delivers (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Collateral Loan. Upon confirmation of the Delivery of the Substitute Eligible Collateral Loan to the Collateral Agent, the Collateral Loan being replaced shall be removed from the Collateral and the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to be released to the Borrower (or a Securitization Subsidiary, if applicable), without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being replaced.

ARTICLE XI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 11.01          Appointment and Designation of the Servicer.

(a)            Initial Servicer. Each Loan Party hereby appoints Golub Capital BDC 4, Inc., pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the applicable Loan Party, in respect of the Collateral. Golub Capital BDC 4, Inc. hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and each Loan Party hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)            Servicer Removal Notice; Option to Purchase Collateral.

(i)             Each Loan Party, the Servicer, each Lender and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Removal Event, the Administrative Agent may provide a removal notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Removal Notice”) and terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Removal Notice pursuant to this Section 11.01(b)(i), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Removal Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Removal Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive the Servicing Fee therefor accrued until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to the Replacement Servicer, and except as provided herein the Replacement Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its commercially reasonable efforts to assist the Replacement Servicer in assuming such obligations.

(ii)            Notwithstanding anything to the contrary herein and so long as the period to exercise the purchase option described in Section 7.04 has not commenced, in connection with the delivery of a Servicer Removal Notice, the Servicer, the Equityholder and/or any of their Affiliates shall have the right to purchase all (but not less than all) of the Collateral Loans included in the Collateral at a purchase price at least equal to the sum of the then accrued and outstanding Obligations, as reasonably determined by the Administrative Agent. Any such party may exercise such right by giving written notice to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) of its election to exercise such right (the “Purchase Option Exercise Notice”) which shall include a proposed purchase price and be delivered not later than 5:00 p.m. New York City time on the date that is ten (10) Business Days after the date on which a Responsible Officer of the Servicer receives a Servicer Removal Notice. Once a Purchase Option Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than thirty (30) Business Days following delivery of the Purchase Option Exercise Notice or, if earlier, upon settlement of the loan transfers. The Administrative Agent shall not appoint a Replacement Servicer or cause liquidation of the Collateral Loans to occur during the time that the Servicer and Equityholder are entitled to provide a Purchase Option Exercise Notice.

(c)            Appointment of Replacement Servicer. At any time following the delivery of a Servicer Removal Notice, the Administrative Agent may appoint a successor servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. Upon the appointment of a Replacement Servicer, the initial Servicer shall have no liability with respect to any action performed by the Replacement Servicer on or after the date that the Replacement Servicer assumes the servicing duties of the Servicer.

(d)            Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing or any repurchase obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.02. Any other provision in this Agreement notwithstanding, if a Replacement Servicer is appointed, it shall perform its obligations hereunder in accordance with the Servicing Standard. Notwithstanding anything to the contrary herein, the Replacement Servicer shall not effectuate any sale of a Collateral Loan under Article X without the prior written consent of the Equityholder.

(e)            Subcontracts. The Servicer may, with the prior written consent (such consent not to be unreasonably withheld and shall not be required for any subcontracting to the Equityholder or any of its Affiliates) of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract (other than a subcontract between the Servicer and its Affiliate) shall be terminable upon the occurrence of a Servicer Removal Event.

(f)             Waiver. Each Loan Party acknowledges that, after delivery of a Servicer Removal Notice, the Administrative Agent or any of its Affiliates may act as the Replacement Servicer, and each Loan Party waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and any of its Affiliates and the Servicer (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in any capacity hereunder in accordance with the terms and provisions (including the standard of care) set forth in the Facility Documents.

Section 11.02          Duties of the Servicer.

(a)            Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the delivery of a Servicer Removal Notice, but subject to the terms of this Agreement (including Section 11.04 and Article VI), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)             supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)            maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request and which can be obtained without any undue burden or expense;

(iii)           maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)           identifying each Collateral Loan in its internal servicing records to reflect the ownership of such Collateral Loan by the Borrower;

(v)            using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(vi)           assisting the Loan Parties with respect to the purchase and sale of and payment for the Collateral Loans and Eligible Investments;

(vii)          instructing the Obligors and the administrative agents on the Collateral Loans to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(viii)         delivering assignments and promissory notes (as applicable) to the Custodian;

(ix)           complying with such other duties and responsibilities as may be required of the Servicer by this Agreement; and

(x)            assisting in the acquisition and sale of Collateral Loans and other Collateral in accordance with Article X and the Servicing Standard.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Servicer acts as lead agent with respect to any Collateral Loan, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the applicable Related Documents has the right to do so.

(b)           Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent and the Secured Parties of their rights hereunder shall not release the Servicer (unless replaced by a Replacement Servicer) or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder, unless one of them becomes a Replacement Servicer hereunder.

(c)            Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due, provided such obligation is not on non-accrual) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 11.03          Authorization of the Servicer.   Each of the Loan Parties, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the grant by the Loan Parties to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. Each Loan Party and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents reasonably necessary or appropriate (and in a form acceptable to the Collateral Agent) to enable the Servicer to carry out its servicing and administrative duties hereunder. In case any reasonable question arises as to its duties hereunder, the Collateral Agent may request instructions from the Administrative Agent and shall be entitled at all times to refrain from taking any actions unless it has received instruction from the Administrative Agent. In no event shall the Servicer be entitled to make any Secured Party a party to any litigation without such party’s express prior written consent, or to make a Loan Party a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

Section 11.04          Collection Efforts, Modification of Collateral. (a)  The Servicer will use commercially reasonable efforts to direct the collection of all payments called for under the terms and provisions of the Collateral Loans included in the Collateral as and when the same become due, all in accordance with the Servicing Standard.

(b)           In the performance of its obligations hereunder, a Loan Party (or the Servicer on its behalf) may enter into any amendment or waiver of or supplement to any Related Document; provided that the prior written consent of the Required Lenders shall be required if an Event of Default has occurred and is continuing or an Event of Default or Default would result from such amendment, waiver or supplement. For the avoidance of doubt, any Collateral Loan that, as a result of any amendment or supplement thereto, ceases to qualify as an Eligible Collateral Loan shall not be included in the Borrowing Base.

Section 11.05          Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fee and reimbursed its expenses as provided in the Priority of Payments.

Section 11.06          The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 11.01(c).

ARTICLE XII

THE AGENTS

Section 12.01          Authorization and Action. (a)  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)           If the Collateral Agent has been requested or directed by the Majority Lenders or the Required Lenders, as applicable (or by the Administrative Agent acting at the direction of the Majority Lenders or the Required Lenders), to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Majority Lenders or the Required Lenders, as applicable (or the Administrative Agent on their behalf).

(c)           Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Majority Lenders or the Required Lenders, as applicable (or by the Administrative Agent acting at the direction of the Majority Lenders or the Required Lenders), pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Majority Lenders or the Required Lenders, as applicable, or Persons purporting to be the Majority Lenders or the Required Lenders, as applicable, are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that the Majority Lenders or the Required Lenders, as applicable, or Persons purporting to be the Majority Lenders or the Required Lenders, as applicable, are not entitled to give such notice. The Collateral Agent shall be entitled to rely upon instructions provided by the Administrative Agent as if provided by the requisite Lenders authorized to provide such instruction hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)           If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

Section 12.02          Delegation of Duties. Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through Affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care other than any Affiliates of such Agent.

Section 12.03          Agents’ Reliance, Etc. (a)  Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Document on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Servicer’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)            No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds) or other party to a Facility Document, or under any duty to monitor or investigate compliance on the part of any other Agent or party to a Facility Document with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder) in the absence of its own gross negligence or willful misconduct. No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 13.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Each Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against any Agent. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c)           No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, malware or ransomware attacks, power failures, loss or malfunction of utilities, communications or computers (software and hardware) services, earthquakes or other disasters, national emergency, malware or ransomware attack, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

(d)           The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e)           Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Servicer which may come into the possession of such Agent.

Section 12.04          Indemnification. Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent by the express terms of this Agreement or at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 12.04 or otherwise). The rights of the Agents and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

Section 12.05          Successor Agents. (a)  Subject to the terms of this Section 12.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) a Default or Event of Default shall have occurred and is continuing or (ii) if such successor agent is a Lender or an Affiliate of such Agent or any Lender. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents. If no successor Administrative Agent or Collateral Agent, as applicable, shall have been appointed and an instrument of acceptance by a successor Administrative Agent or Collateral Agent, as applicable, shall not have been delivered to the Administrative Agent or Collateral Agent within sixty days after giving of notice of resignation by the Administrative Agent or Collateral Agent, the resigning Administrative Agent or Collateral Agent, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent or Collateral Agent, as applicable.

(b)           Any Person (i) into which the Collateral Agent may be sold, merged or consolidated, (ii) that may result from any sale, merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 12.06          The Collateral Agent. (a)  The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b)            It is expressly acknowledged and agreed that the Collateral Agent is not guaranteeing the performance of or assuming any liability for the obligations of the other parties hereto or any portion of the Collateral.

(c)            The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(d)           The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower. In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith (except in its capacity as obligor thereunder, if applicable), or for any failure of the relevant party to provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein.

(e)           The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f)            The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer. It is expressly acknowledged by the Borrower, the Servicer, the Lenders and the Administrative Agent that performance by the Collateral Agent of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Servicer (and/or the Borrower) and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such item of Collateral, from time to time.

(g)           The Collateral Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature.

(h)           Should any controversy arise between the undersigned with respect to the Collateral held by the Collateral Agent, the Collateral Agent shall follow the instructions of the Administrative Agent on behalf of the Secured Parties.

(i)             The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for performing the obligations expressly imposed on the Collateral Agent hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or taking any steps to preserve rights against prior parties or other rights pertaining to any Collateral.

(j)             In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties hereto agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available to such party in order to enable the Collateral Agent to comply with such requirements.

(k)            If Computershare or the Collateral Agent is also acting in another capacity, including as Custodian or Securities Intermediary, the rights, protections, immunities and indemnities afforded to Computershare or the Collateral Agent pursuant to this Article XII shall also be afforded to Computershare or the Collateral Agent acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Custodian Agreement, Account Control Agreement or any other Facility Documents to which Computershare or the Collateral Agent in such capacity is a party.

(l)             The Collateral Agent shall not have any obligation to determine if a Collateral Loan meets the criteria specified in the definition of Eligible Collateral Loan or if the requirements set forth in the definition of “Deliver” have been satisfied.

(m)           Notwithstanding the foregoing, whenever reference is made in any Facility Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) solely as directed in writing by the Administrative Agent acting at the instruction of the Required Lenders (or such other Lenders or percentage thereof as shall be expressly required hereunder). The Collateral Agent may at any time request instructions from the Administrative Agent with respect to any actions or approvals which, by the terms of this Agreement or any of the Facility Documents, the Collateral Agent is permitted or required to take or to grant, and the Collateral Agent shall be absolutely entitled to refrain from taking any such action or to withhold any such approval and shall not be under any liability whatsoever solely as a result thereof until it shall have received such instructions from the Administrative Agent acting at the direction of such Lenders. The Collateral Agent shall not have any liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the requisite Lenders (or the Administrative Agent on their behalf) to provide such instruction.

Section 12.07          Erroneous Payments.1

(a)            If an Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that such Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from such Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of such Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the relevant Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of an Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. Any action taken by the Collateral Agent under this Section 12.07 shall only be at the direction of the Administrative Agent and nothing in this Section 12.07 shall impose any obligations on the Collateral Agent in the absence of direction from the Administrative Agent.

(b)           Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from an Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             (1) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from such Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify such Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.07(b)(ii).

(c)            Each Lender or Secured Party hereby authorizes each Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by such Agent to such Lender or Secured Party from any source, against any amount due to such Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

1 Subject to update.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the related Agent for any reason, after demand therefor by such Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon such Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Individual Lender Maximum Funding Amount) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advances”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Agent may specify) (such assignment of the Erroneous Payment Impacted Advances (but not its Individual Lender Maximum Funding Amount), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with any assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the applicable Agent, (ii) the applicable Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the applicable Agent as the assignee Lender shall become a Lender, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Individual Lender Maximum Funding Amount which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register the relevant Agent’s ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The applicable Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the applicable Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Individual Lender Maximum Funding Amount of any Lender and such Individual Lender Maximum Funding Amount shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the applicable Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether such Agent may be equitably subrogated, such Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Facility Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the related Agent or applicable Lender from the Borrower for the purpose of making payment in respect of the Obligations; provided that, the foregoing clauses in this Section 12.07 shall not be interpreted to increase (or accelerate any due date for), or otherwise have the effect of increasing (or accelerating any due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not occurred.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by an Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 12.07(g) shall survive the resignation or replacement of the Administrative Agent or Collateral Agent, as applicable, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Maximum Facility Amount and/or the repayment, satisfaction or discharge of the Obligations (or any portion thereof).

ARTICLE XIII

MISCELLANEOUS

Section 13.01          No Waiver; Modifications in Writing. (a)  No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Servicer in any case shall entitle the Borrower or the Servicer to any other or further notice or demand in similar or other circumstances.

(b)            No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Administrative Agent and the Required Lenders (other than an amendment, modification, supplement or waiver with respect to Section 2.02, which shall be effective if signed by only the Borrower, the Servicer and Administrative Agent); provided that:

(i)             any Fundamental Amendment shall require the written consent of all Lenders affected thereby; and

(ii)             no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

(c)            Notwithstanding anything to the contrary herein, in connection with the increase of the Individual Lender Maximum Funding Amounts hereunder, only the consent of the Lender increasing its Individual Lender Maximum Funding Amount (or providing a new Individual Lender Maximum Funding Amount) shall be required for any amendment that effects such increase in Individual Lender Maximum Funding Amounts.

(d)            Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Individual Lender Maximum Funding Amount of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.02          Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 5), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 13.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 5, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5. Any notices required to be provided to the Lenders may be provided to the Administrative Agent on their behalf.

Computershare shall be entitled to accept and act upon instructions or directions pursuant to this Agreement, any other Facility Document, or any Related Document or any document executed in connection herewith or therewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that any person providing such instructions or directions shall provide to Computershare an incumbency certificate listing persons designated to provide such instructions or directions as such incumbency certificate may be supplemented from time to time. If any person elects to give Computershare email or facsimile instructions (or instructions by a similar electronic method) and Computershare in its discretion elects to act upon such instructions, Computershare’s reasonable understanding of such instructions shall be deemed controlling. Computershare shall not be liable for any losses, costs or expenses arising directly or indirectly from Computershare’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 13.03          Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any and all Taxes with respect thereto, unless required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower or the Administrative Agent, then the Borrower or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as may be necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           The Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Borrower agrees to indemnify each Recipient, within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on or attributable to amounts payable under this Section 13.03) payable or paid by any Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 13.03(d).

(e)           As soon as practicable after the date of any payment of Taxes by the Borrower to Governmental Authority pursuant to this Section 13.03, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof, a copy of the return reporting such payment, or other evidence of payment as may be reasonably satisfactory to the Administrative Agent.

(f)            If any party in its sole discretion, but acting in good faith, determines that it has received a refund of any Taxes with respect to which it has been indemnified pursuant to this Section 13.03 (including by the payment of additional amounts pursuant to Section 13.03(a)), it shall reimburse the indemnifying party such amount of any refund received (net of reasonable out-of-pocket expenses incurred), but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), as such indemnified party shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Indemnified Taxes; provided that in the event that such indemnified party is required to repay such refund to the relevant Governmental Authority, the indemnifying party agrees to return the refund to the indemnified party. Notwithstanding anything to the contrary in this Section 13.03(f), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 13.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Unless required by Applicable Law, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 13.03(g)(ii), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of Section 13.03(g)(i), each Lender that is a U.S. Person shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), deliver to the Borrower and each Agent, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)           Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), two accurate, complete and signed copies of whichever of the following is applicable:

(A)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed copies of U.S. Internal Revenue Service Form W-8ECI;

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its sole owner, as applicable) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its sole owner, as applicable) as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable); or

(D)            to the extent a Foreign Lender is not the beneficial owner, executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(iv)           Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made.

(v)            If a payment made to a Recipient under any Facility Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 13.03(g)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            If any Lender requires the Borrower to pay any Indemnified Taxes or additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 13.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 13.03 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i)             Each party’s obligations under this Section 13.03 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Individual Lender Maximum Funding Amounts and the repayment, satisfaction or discharge of all obligations under any Facility Document.

Section 13.04          Costs and Expenses; Indemnification. (a)  The Borrower agrees to promptly pay on the Payment Date immediately after receiving notice (which such notice must be provided no less than ten (10) Business Days prior to such Payment Date) any reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel (plus local or specialized counsel) for the Collateral Agent, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses, search fees, UCC filing fees and the equivalent thereof in any foreign jurisdiction, if applicable, and all other reasonable and documented fees and expenses in connection therewith; and in connection with the administration and any waiver, consent, modification or amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Agents and Lenders as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on the Payment Date immediately after receiving notice any all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent and the Replacement Servicer (including in its capacity as Replacement Servicer) or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of outside attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent; provided that, in each case (other than in respect of any Agent), there shall be one primary outside attorney and one local counsel representing such Secured Parties unless any conflict of interest arises. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law. For the avoidance of doubt, this Section 13.04(a) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, which shall be covered by Section 13.03. It is understood and agreed that the fees and expenses of Cadwalader, Wickersham & Taft LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby (to the extent invoiced on or prior the Closing Date) will be subject to a cap of no greater than $150,000.

(b)           The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or awarded against any Indemnified Party, whether brought by or involving the Borrower or any third party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated); except that the Borrower shall not be liable to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or result from Collateral Loans which are uncollectible due to the Obligor’s financial inability to pay; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this Section 13.04(b).

(c)            The Servicer agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any one or more of the following: (i) any breach by the Servicer of any covenant or any of its obligations under any Facility Document, (ii) the failure of any of the representations or warranties of the Servicer set forth in any Facility Document or in any certificate, statement or report delivered in connection therewith to be true when made or when deemed made or repeated and (iii) by reason of any gross negligence, bad faith or willful misconduct (as determined by the final non-appealable judgment of a court of competent jurisdiction) on the part of the Servicer in its capacity as Servicer; except the Servicer shall not be liable to the extent any such Liability (x) results from the performance or non-performance of the Collateral Loans or (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this Section 13.04(c). The Servicer shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Servicer (which consent shall not be unreasonably withheld or delayed).

Section 13.05          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable; provided that no electronic signatures may be executed through the use of DocuSign or another similar third-party service provider. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.06          Assignability. (a)  Each Lender may, with the consent of the Administrative Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Individual Lender Maximum Funding Amount); provided that:

(i)             each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is a Permitted Assignee with respect to such assignor;

(ii)            the Borrower’s consent to any such assignment pursuant to this Section 13.06(a) shall not be required if an Event of Default shall have occurred (and not been waived by the Lenders in accordance with Section 13.01); and

(iii)           if any such assignment pursuant to this Section 13.06(a) is required by any Change in Law, the Borrower’s consent to such assignment shall not be required provided that the Lender provides notice to Borrower at least three (3) Business Days prior to such assignment and during such three (3) Business Day period the Borrower does not object to such assignment on the basis that such assignee would be a Disqualified Institution (for the avoidance of doubt, pursuant to any clause of the definition thereof); provided that if a Lender determines in its sole and absolute good faith discretion that it must make an assignment pursuant to this Section 13.06(a) due to a Change in Law in less than three (3) Business Days, such Lender may make such assignment without regard to the objection right set forth in this clause (iii);

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 13.03(g). Notwithstanding any other provision of this Section 13.06, no assignment by any Lender to the Borrower or any of its Affiliates or, so long as an Event of Default has not occurred and is continuing, a Disqualified Institution shall be permitted.

(b)           The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agents and the Lenders.

(c)            (i)             Any Lender may, without the consent of, but with notice to, the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 13.06(c), Section 13.06(d), Section 13.06(e), Section 13.09 and Section 13.17. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.10, 2.11, and 13.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 13.06 (subject to the requirements and limitations set forth in Section 13.03, including the requirements under Section 13.03(g)); provided that (A) such Participant agrees to be subject to the provisions of Section 13.03(g) as if it were an assignee under clause (a) of this Section 13.06 and (B) no Participant shall be entitled to any amount under Section 2.10, 2.11, or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred, except to the extent such entitlement to receive a greater amount results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii)            In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name and address of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 13.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 13.06. The Administrative Agent shall update and furnish to the Collateral Agent and the Borrower from time to time at the request of the Collateral Agent or the Borrower an updated version of Schedule 1 reflecting the then-current allocation of the Individual Lender Maximum Funding Amounts.

(e)            Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Individual Lender Maximum Funding Amount to any Person unless such Person is a Qualified Purchaser.

(f)             Notwithstanding any other provision of this Section 13.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.07          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 13.08          Severability of Provisions. Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.09          Confidentiality.

(a)            The parties hereto agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by any party (a) to its Affiliates, directors, managers, trustees, officers, members, principals and employees, the Reporting Agent and to its agents, counsel and other advisors that have a need for such information relative to this facility (collectively, the “Related Parties”) (it being understood that, in each case, the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by its Related Parties under this Section 13.09); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; provided that with respect to disclosures of Information pursuant to a subpoena or similar legal process, (A) prior to any disclosure under this clause (c) the disclosing party agrees to provide the Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (c) shall be limited to the portion of the Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder; (f) solely with respect to the Administrative Agent or any Lender, to (i) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder that has agreed to maintain confidentiality pursuant to this Section 13.09; or (ii) any rating agency or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement. Notwithstanding anything herein to the contrary, no IC Memos (or any portion thereof or extract therefrom) shall be shared with any other Secured Party or any other Person by the Administrative Agent. For purposes of this Section 13.09, “Information” means all information received from a party to this Agreement, the terms and substance of this Agreement and each other Facility Document and any term sheet. Notwithstanding anything herein to the contrary, all prospective parties, Lenders and participants shall be required to execute a non-disclosure agreement in a form and substance acceptable to the Borrower prior to the receipt of any Information.

(b)           None of the Administrative Agent, the Collateral Agent or any Lender shall, without first obtaining the Borrower’s express written consent: (x) use or permit the use of any Information for any purpose whatsoever except for the specific purposes of performing under this Agreement; (y) disclose or permit the disclosure of any Information to any person or entity other than as specified above; or (z) disclose any Information to any other client (except to the extent permitted above) or Affiliate of such party or any Disqualified Institution. Each of the Administrative Agent, the Collateral Agent and each Lender shall be responsible for any breach of this Section 13.09 by its Affiliates.

(c)            The Administrative Agent, the Collateral Agent and each Lender acknowledges that improper disclosure of Information may irreparably harm the Borrower. Because money damages may not be a sufficient remedy for any breach of this Agreement, the Borrower shall be entitled to seek and obtain specific performance and injunctive or other equitable relief on an emergency, temporary, preliminary and/or permanent basis, as a remedy for any such breach or threatened breach, without first being required to demonstrate actual damages or post any security or bond. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other legal, equitable or contractual remedies that the Borrower may have.

Section 13.10          Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 13.11          Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.10, 2.11, 2.13, 12.04, 13.03, 13.04, 13.09, 13.15 and 13.17 and this Section 13.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 13.12          Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)            consents that any such action or proceeding may be brought in any court described in Section 13.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            each party hereto (other than the Collateral Agent) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 13.02 or at such other address as may be permitted thereunder; and

(d)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any party hereto arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages; provided that such waiver shall not limit the right of an Indemnified Party to make any claim against the Borrower or the Servicer pursuant to Section 13.04(b) and (c).

Section 13.13          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO.

Section 13.14          Right of Setoff; Payments Pro Rata. (a)  Subject to Section 9.01(a), if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Facility Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Facility Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           Each of the Lenders agrees that, if it should receive any amount under this Agreement (whether by voluntary payments, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Facility Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Advances or fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such other Lenders in such amount as shall result in a proportional participation by all of the Lenders in such disproportionate sum received; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.15          PATRIOT Act Notice. Each Agent and Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or Agent in order to assist such Lender or Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 13.16          Legal Holidays. In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 13.17          Limited Recourse; Non-Petition. (a)  Each of the Servicer and each Secured Party acknowledges that the Borrower is a special purpose entity and that none of the directors, managers, trustees, officers, incorporators, beneficial owners, shareholders, partners, agents or employees (collectively, the “Relevant Agents”) of the Borrower (including, without limitation, any Equityholder and any Affiliate thereof) shall be personally liable for any of the obligations of the Borrower under this Agreement. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein, all obligations of and all claims against the Borrower under this Agreement, any Note or under any other Facility Document shall extinguish and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Advances or the Obligations against the Equityholder, the Servicer or any Affiliate, shareholder, beneficial owner, manager, trustee, officer, director, employee or member of the Borrower, the Equityholder or the Servicer or their respective successors or assigns.

(b)           Each party to this Agreement hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Individual Lender Maximum Funding Amounts; provided that nothing in this Section 13.17 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this Section 13.17 shall survive the termination of this Agreement. The provisions of this Section 13.17 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 13.17 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws.

Section 13.18          Waiver of Setoff. Each of the Borrower and the Servicer hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or under any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 13.19          Collateral Agent Execution and Delivery. By executing this Agreement, each Lender hereby consents to the terms of this Agreement, directs the Collateral Agent to execute and deliver this Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of gross negligence or willful misconduct of the Collateral Agent.

Section 13.20          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Affected Financial Institution arising under or in connection with any Facility Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest), or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)           the variation of the terms of any Facility Document to the extent necessary to give effect to any Bail-in Action in relation to such liability.

Section 13.21          WAIVER OF SOVEREIGN IMMUNITY. To the extent that any of the Borrower, Servicer or Equityholder may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Facility Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), each of the Borrower, the Servicer and the Equityholder irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such act.

Section 13.22          Adequacy of Monetary Damages Against the Lenders. Each of the Loan Parties, the Servicer and the Equityholder hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the Lenders arising out of, or in connection with, the exercise by the Administrative Agent or the Lenders of any Administrative Agent or any of the Lenders’ rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to a Loan Party, the Servicer or the Equityholder as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by a Loan Party, the Servicer or the Equityholder as a result of, or in connection with, any such claims, damages or demands; provided that this Section 13.22 shall not constitute a waiver of any rights of a Loan Party, the Servicer or the Equityholder to seek injunctive relief to enforce its rights under Sections 13.06 or 13.09.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GBDC 4 FUNDING III LLC, as Borrower

By:	Golub Capital BDC 4, Inc., as designated manager

By:	/s/ Christopher Ericson
Name: Christopher Ericson
Title: Chief Financial Officer

GOLUB CAPITAL BDC 4, INC., as Equityholder and as Servicer

By:	/s/ Christopher Ericson
Name: Christopher Ericson
Title: Chief Financial Officer

BNP PARIBAS, as Administrative Agent and a Lender

By:	/s/ Meredith Middleton
Name: Meredith Middleton
Title: Managing Director

By:	/s/ Sohaib Naim
Name: Sohaib Naim
Title: Director

COMPUTERSHARE TRUST COMPANY, N.A., as Collateral Agent

By:	/s/ Michael J. Baker
Name: Michael J. Baker
Title: Vice President